Exhibit 10.16

LEASE

Domain Gateway I, LP,

Landlord,

and

OneWest Bank, FSB,

Tenant

-i-

36.	SUCCESSORS AND ASSIGNS	30

37.	ENTIRE AGREEMENT	30

38.	EXAMINATION NOT OPTION	31

39.	RECORDATION	31

40.	LIMITATION OF LANDLORD’S LIABILITY	31

41.	SPECIAL PROVISIONS	31

42.	ADDITIONAL CONSTRUCTION ITEMS	42

43.	TRADE NAMES	43

44.	WAIVER OF LANDLORD’S LIEN	43

45.	LANDLORD REPRESENTATIONS AND WARRANTIES	43

46.	NO OBLIGATION OF TENANT TO CONDUCT BUSINESS	44

47.	MINIMIZATION OF INTERFERENCE	44

48.	WHEN PAYMENT IS DUE	44

49.	REASONABLE EXPENDITURES	44

50.	EVENT OF DEFAULT BY LANDLORD	44

51.	EXPENSES AND FEES DURING CONSTRUCTION OF TENANT IMPROVEMENTS	45

52.	LEED CERTIFICATION	45

53.	STAIRWAYS AND SECURITY	45

54.	FORCE MAJEURE	45

55.	CORING AND CUTTING OF FLOOR SLABS	45

56.	TENANT REPRESENTATION REGARDING FINANCIAL CONDITION	45

-ii-

NET OFFICE LEASE
REFERENCE PAGES

BUILDING:

That certain five (5) story office building, together with the structured parking garage and other appurtenances thereto and all of the land on which the same are located. The Building is known as “Domain Gateway” and is located at 2900 Esperanza Crossing on Lot 2-A2, Block A, Resubdivision of Lot 2-A, Block A, Resubdivision of Lot 2, Block A, Domain Section 2 Subdivision, a subdivision in Travis County, Texas, according to the map or plat recorded under Document No. 200700336, in the Official Public Records of Travis County, Texas

LANDLORD:	Domain Gateway I, LP, a Texas limited partnership

LANDLORD’S ADDRESS:	c\o Endeavor Real Estate Group, Ltd. Attn: Property Management Group 221 West 6th Street, Suite 1300 Austin, Texas 78701

WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	Account Name:	The Domain, A Property of RREEF Domain, L.P.

	Bank Name:	Northern Trust

	Bank ABA No.	071000152

	Bank Account #:	2735628

LEASE REFERENCE DATE:	, 2009

TENANT:	OneWest Bank, FSB, a Federally Chartered Savings Bank

TENANT’S NOTICE ADDRESS:	OneWest Bank, FSB 888 East Walnut Street Pasadena, California 91101-5646 Attn: Vice President of Lease Administration

-iii-

With a copy to:

OneWest Bank, FSB

888 East Walnut Street

Pasadena, California 91101-5646

Attn: Office of the General Counsel

PREMISES:	All of the rentable space in the Building (for outline of the Premises see Exhibit A)

PREMISES ADDRESS:	2900 Esperanza Crossing, Suite Nos. 100, 200, 300, 400 and 500, Austin, Texas 78758

PREMISES RENTABLE AREA:	Approximately 173,962 sq. ft.

PROJECT:	The Building and all of the Parking Facilities (as defined in Section 30), combined.

COMMENCEMENT DATE:	September 1, 2009.

TERM:	One hundred twenty (120) calendar months beginning on the Commencement Date and ending on the Termination Date.

TERMINATION DATE:	The date which is exactly one hundred twenty (120) calendar months after the Commencement Date.

-iv-

ANNUAL RENT and MONTHLY INSTALLMENT OF RENT(Article 3):
Time Period		Size of Premises	Annual Rate (Per Square Foot)	Annual Rent	Monthly Installments of Rent
9/1/2009	11/5/2010	173,962	*	*	*
11/6/2010	8/31/2011	173,962	$14.00	$2,435,468.00	$202,955.67
9/1/2011	8/31/2012	173,962	$16.50	$2,870,373.00	$239,197.75
9/1/2012	8/31/2013	173,962	$20.50	$3,566,221.00	$297,185.08
9/1/2013	8/31/2014	173,962	$21.00	$3,653,202.00	$304,433.50
9/1/2014	8/31/2015	173,962	$21.50	$3,740,183.00	$311,681.92
9/1/2015	8/31/2016	173,962	$22.00	$3,827,164.00	$318,930.33
9/1/2016	8/31/2017	173,962	$22.50	$3,914,145.00	$326,178.75
9/1/2017	8/31/2018	173,962	$23.00	$4,001,126.00	$333,427.17
9/1/2018	8/31/2019	173,962	$23.50	$4,088,107.00	$340,675.58

*NOTES:      The time periods have been calculated assuming a September 1, 2009 Commencement Date. If the Commencement Date is delayed under the terms and provisions of Exhibit B attached to this Lease, then the dates will be adjusted accordingly. The Monthly Installments of Rent for the time period between September 1, 2009 and November 5, 2010 (as that time period may be adjusted, if applicable) are deferred and payable under the terms of Section 19.3 of this Lease. Assuming a Commencement Date of September 1, 2009, the Monthly Installment of Rent for the month of November, 2010 will be $169,129.73.

TENANT’S PROPORTIONATE SHARE:	100%

SECURITY DEPOSIT:	$489,992.96 in cash, plus a $7,500,000.00 irrevocable letter of credit issued by Federal Home Loan Bank of San Francisco in favor of Landlord in form acceptable to Landlord.

BUILDING BUSINESS HOURS:

7:00 a.m. to 6:00 p.m. each Monday through Friday (other than bank holidays recognized by the Federal Reserve Bank of Dallas) and 8:00 a.m. to 1:00 p.m. on each Saturday (other than bank holidays recognized by the Federal Reserve Bank of Dallas).

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes the exhibits attached to this Lease, all of which are hereby incorporated into and made a part of this Lease.

-v-

LANDLORD:			TENANT:

By:	Domain Gateway I, LP, a Texas limited partnership		OneWest Bank, FSB, a Federally Chartered Savings Bank

	By:	RREEF Domain GP, LLC, a Delaware limited liability company, its General Partner

		By:	By:

		Printed Name:	Printed Name:

		Title:	Title:

		Dated:	Dated:

-vi-

LEASE

By this Lease Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord. The Premises are described in the Reference Pages and are depicted on the floor plan attached hereto as Exhibit A. The Building is depicted on the site plan attached hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.	USE AND RESTRICTIONS ON USE.

1.1        The Premises are to be used solely for general office purposes (including without limitation an employee break room, lunch room, training facilities, a physical fitness facility, an automatic teller machine located inside the Premises, and other legal uses incidental to a financial services businesses which are compatible with a Class A office environment). Landlord acknowledges that for purposes of this Lease, general office purposes includes without limitation call center and other similar configurations consistent with the space plans provided to Landlord by Tenant prior to the date of this Lease. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or unreasonably interfere with the rights of other tenants or occupants of the Project or injure or unreasonably disturb them, or allow the Premises to be used for any unlawful purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Project or appurtenant land, caused, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Project or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Project or any part thereof, unless Tenant pays the increase in cost associated therewith. Notwithstanding the foregoing, nothing in this Lease shall be construed as requiring Tenant to be responsible for any legal requirements applicable to the structural portions of the Premises, any restrooms within the Building (other than restrooms constructed by or at the special request of Tenant) or the mechanical, electrical, plumbing or HVAC systems, unless the failure to comply with any such legal requirements is caused by Tenant. Landlord has not and will not, during the Term of this Lease, impose any agreements or restrictions on the Project which prohibit or unreasonably interfere with Tenant’s use of the Premises for the uses permitted under this Lease.

1.2        Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Project any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Project and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Project and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 31) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2. Tenant shall have no responsibility for pre-existing Hazardous Materials conditions or Hazardous Materials conditions caused by any other party so long as such party is not operating by, through or under Tenant. An entity related to Landlord has caused a Phase I environmental site assessment to be performed with respect to the “Domain” real estate development project, which includes the land on which the Project is located. To the current actual knowledge of Landlord, (i) no Hazardous Materials are present on the Property or the soil, surface water or groundwater thereof, (ii) no underground storage tanks are present on the Property, and (iii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Materials or pursuant to any environmental Law. Notwithstanding the foregoing, under no circumstances shall Tenant be liable for any losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly, arising out of or in connection with any Hazardous Materials present at any time on or about the Property, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws relating to any such Hazardous Materials, except to the extent that any of the foregoing actually results from the release of Hazardous Materials by Tenant or by any agent, employee or other party acting by, through or under Tenant in violation of applicable environmental laws. Landlord agrees that Landlord will correct or remedy any pre-existing Hazardous Materials condition which was in place and affecting the Premises on the Lease Reference Date if such condition substantially increases the cost of completing the Tenant Improvements, substantially delays the completion of the Tenant Improvements, has a materially adverse affect on Tenant’s ability to utilize the Premises for the intended purposes permitted under Section 1.1 of this Lease, creates a substantial health risk to occupants or if such cure or correction is required by any applicable governmental or regulatory authority with jurisdiction over the Premises.

1.3        Tenant and the Tenant Entities will be entitled to use the common areas of the Project as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the Parking Facilities (hereinafter defined) than Tenant’s Proportionate Share of the total parking spaces available for common use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces; subject to Tenant’s right to reserved parking as described in Section 30.3.2 below. The approval by Landlord of plans allowing Tenant to place a greater number of people in the Premises than the number of parking spaces provided to Tenant under this Lease does not and shall not entitle Tenant to utilize any number of parking spaces in excess of those parking spaces expressly allocated to Tenant under this Lease.

1.4        The Project and the Premises are subject to that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for “The Domain” dated July 24, 2007 recorded as Document No. 2007136702 of the Official Public Records of Travis County, Texas (the “Domain CCRs”) and the assessments and charges levied thereunder (the “Domain Assessments”). Under the terms of the Domain CCRs, owners and occupants of the Premises have the right to utilize certain common areas and private streets more fully described therein and are subject to the restrictions and obligations set out therein. Tenant agrees to comply with all of the terms, conditions and requirements applicable to Tenant and/or the Premises under the Domain CCRs. Notwithstanding any constructive notice given by the recording of any instrument modifying to the Domain CCRs, Tenant shall have no obligation to observe or perform the terms and conditions of any modification until Tenant has actually received a copy of such instrument duly executed and recorded. Unless Landlord notifies Tenant otherwise in writing, Tenant shall have the right to assume, and rely on such assumption, that Landlord has obtained all consents and approvals required under the Domain CCRs prior to giving Landlord’s consent or approval to anything required under this Lease, and Tenant shall have no obligation to request any consent or approval directly from any third party under the Domain CCRs with respect to any matter which is consented to or approved by Landlord in writing, although Tenant shall, upon Landlord’s request, cooperate with Landlord in obtaining any such consent or approval.

2.	TERM.

2.1        The Term of this Lease shall begin on the Commencement Date and shall terminate on the Termination Date as shown on the Reference Pages, unless extended or sooner terminated by the provisions of this Lease. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should

Tenant fail to do so or respond with corrections of any errors therein within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

2.2        Tenant’s rights of early access to the Premises under Section 41.1 of this Lease and any other rights granted by Landlord to Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date are and shall be subject to all the provisions of this Lease other than the payment of rent and other charges, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Commencement Date or the Termination Date.

3.	RENT.

3.1        Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term, except that the first full month’s rent shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord in cash or other readily available funds, without deduction or offset, except as otherwise expressly provided in Section 7.5 of this Lease and without notice or demand, at the Rent Payment Address set out in the Reference Pages or wire transferred to Landlord pursuant to the wiring instructions set forth on the Reference Pages (or to such other address or pursuant to such other wiring instructions as Landlord may from time to time designate in writing). Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2        Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within five (5) business days after written notice that it was not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) three percent (3%) of the unpaid rent or other payment (provided, however, that if late payment notice shall be given on two (2) or more occasions within any twelve (12) month period, then commencing with the date of the second such notice and continuing for twelve (12) months thereafter, the late charge under this Section 3.2 shall be applicable immediately upon any subsequent failure to pay any rent or other sum due under this Lease, without necessity of any prior notice). The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

3.3        Any rent, expense reimbursements, tax reimbursements and other sums required to be paid under this Lease and not paid within five (5) business days after written notice that it was not paid when due and payable pursuant to this Lease (including all late charges and attorneys’ fees) shall bear interest, until paid, at the lesser of the following rates: (i) 10% per annum; or (ii) the highest rate allowed under applicable law (provided, however, that if late payment notice shall be given on two (2) or more occasions within any twelve (12) month period, then commencing with the date of the second such notice and continuing for twelve (12) months thereafter, the interest under this Section 3.3 shall begin to accrue immediately upon any subsequent failure to pay any rent or other sum due under this Lease, without necessity of any prior notice). All agreements between Landlord and Tenant, whether now existing or hereafter arising, whether herein contained or in any other instrument or agreement, whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall any acceleration of rents due, late charges, returned check charges, interest charges, or any other charges whatsoever, be deemed as interest charged, contracted for or received in excess of the amount permitted under applicable law, it particularly being the intention of the parties hereto to conform strictly to the laws of the State of Texas. Any portion of such charges which are deemed as interest in excess of the amount permitted under applicable law, as of the date such charge is due, shall be applied to a reduction of the rental payment next coming due hereunder, or, if such portion of charges exceeds the rental payment next coming due hereunder, such amount shall be refunded to Tenant. To the extent permitted by law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating, and spreading in equal parts during the period of the full term of this Lease, all amounts deemed as interest at any time contracted for, charged or received from Tenant in connection with this Lease.

4.	RENT ADJUSTMENTS.

4.1        Under the terms and provisions of this Article 4, Tenant shall pay additional sums to Landlord for Tenant’s Proportionate Share of Expenses and Taxes, as those terms are defined below (collectively, the “Rent Adjustments”), and for purposes of this Lease, the terms “Lease Year”, “Expenses” and “Taxes” are defined as follows:

4.1.1        Lease Year:  Each calendar year falling partly or wholly within the Term.

4.1.2        Expenses:    All costs of operation, maintenance, repair, replacement and management of the Project (including the amount of any credits which Landlord may grant to particular tenants of the Project in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Project or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, chilled water, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); the Domain Assessments and any other applicable property association dues and charges; costs of cleaning, repairing, replacing and maintaining the common areas, including parking maintenance and repair costs, landscaping expenses and window cleaning costs; labor costs; costs and expenses of managing the Project including management fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs on maintenance or operating equipment; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Project at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time (the “Amortized Capital Costs”). Expenses shall not include “Taxes” (as defined in Section 4.1.3 below), depreciation or amortization of the Project or equipment in the Project except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on borrowings or advertising costs, expenses for repairs, replacements, and general maintenance to the extent they are paid by proceeds from insurance or condemnation proceeds or by Tenant or other third parties and Landlord agrees to use commercially reasonable efforts to obtain those proceeds and third party payments; alterations attributable solely to tenants of the Project other than Tenant; principal and interest or any impound payments made by Landlord on mortgages on the Project, and other non-operating debts of Landlord; all costs and expenses of leasing space in the Project, including advertising, promotion, other marketing, commissions, legal fees, allowances (including but not limited to rental abatements and construction); lease concessions and all costs and expenses of any demolition in, painting, carpeting, or refurbishing of, or alterations or improvements to, any leasable space made for any tenant or occupant or to enhance the marketability thereof or prepare the same for leasing including without limitation the depreciation of such improvement costs; all costs and expenses of providing any above-standard service to any tenant or occupant of, or to any leasable space in, the Project, e.g. overtime HVAC, supplemental chilled or condenser water, extra-cleaning, or any other service (or level or amount of any such service) in excess of that required by the Lease to be provided to Tenant free of separate or additional charge; all labor costs for personnel above the grade of general manager; all labor costs allocable to any part of an employee’s time during which such employee is not engaged at the Project in the operation and maintenance thereof (such allocation of labor costs shall be made on a pro rata basis between all of the buildings that the employee is covering based on the square footage of each building versus the total, and the pro rata share of such employee’s labor cost associated with the Project shall be included in Expenses); any amount paid or incurred to any affiliate of Landlord or of any of its agents, in excess of the amount which would have been paid or incurred on an open market basis in the absence of such affiliation; and all charitable or political contributions; any base rent payable under any ground lease now or hereinafter affecting the Project (but all taxes and other expenses passed through to Landlord under such ground leases shall be included in the Expenses); costs incurred in connection with the sale, financing or refinancing or the Project; any bad debt loss, rent loss or reserves for bad debt or rent loss; costs for installing or purchasing artwork in the Project; fines, interest and penalties incurred due to the late payment of Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord (this exclusion does not include legal and/or accounting fees associated with operation of the Project); any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases; costs occasioned by fire or other casualties or by the exercise of the power of eminent domain (but costs paid as a result of commercially reasonable insurance deductibles may be included in the Expenses); costs to correct any construction defect in the Premises or the Project or to comply with any law or regulation applicable to the Premises or the Project prior to Tenant’s entry within or occupancy thereof (but expenses incurred as a result of any improvements or changes to the Project after such date or as a result of any other changes in condition occurring after such date may be included in the Expenses); the cost of any insurance coverage not required under this Lease and not customarily paid for by tenants of comparable projects in the vicinity, insurance deductibles in excess of commercial reasonable amounts; costs incurred in connection with the presence of any pre-existing Hazardous Material which were in place and affecting the Premises or the Project on or prior to the Lease Reference Date, except to the extent caused by the release of the Hazardous Material in question by Tenant or by any person operating by, through or under Tenant; expense reserves; management fees in excess of 2.74% of gross rents (unless the Building becomes a multi-tenant building, in which event the maximum amount payable in management fees will be increased to three percent (3%) of gross rents); capital expenditures other than Amortized Capital Costs; the initial and subsequent construction cost of the Project and capital replacements, including costs arising from defects in the base, shell or core of the Project or improvements installed by Landlord or repair thereof (except, however, that all Amortized Capital Costs incurred in connection with any of the foregoing may be included in the Expenses); any entertainment, dining or travel expenses for any purpose; costs arising from the negligence or fault Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials; and any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Expenses by landlords of comparable buildings.

4.1.3        Taxes:  The term “Taxes” means and includes: (i) all taxes and assessments against the Project and all taxes and assessments levied in substitution or supplementation, in whole or in part, of such taxes and assessments; (ii) all personal property taxes and license expenses levied against personal property used in connection with the operation or maintenance of the Project; (iii) all taxes imposed on services of Landlord’s agents and employees; (iv) all sales taxes, use taxes, margin taxes and other taxes now or hereafter imposed by any governmental authority upon the rents or other revenues received by Landlord attributable to the Project, including without limitation all taxes imposed on Landlord pursuant to Chapter 171 of the Texas Tax Code (the “Texas Margin Tax”), but specifically excluding income taxes, as provided herein below and with the payment requirement for Tenant’s Proportionate Share of the Texas Margin Tax being limited to a maximum of fifty percent (50%) of the Texas Margin Tax payable by Landlord or $12,500.00 per year, whichever is less; (v) all other taxes, fees or assessments now or hereafter levied by any governmental authority against the Project or its contents or on the operation or use thereof; (vi) all taxes, fees or assessments now or hereafter levied or assessed in lieu of or in whole or in partial replacement of any of the above listed items; and (vii) all costs and fees incurred in connection with seeking reductions in or refunds of any of the above listed items, including without limitation, any costs incurred by Landlord to challenge the appraised value of the Project. Without limitation on the generality of the foregoing, the term “Taxes” shall include all and all governmental impositions and charges which may be assessed against the Project, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof which shall or may during the Term be levied, assessed, imposed, become due and payable, or liens upon, or arising in connection with the use, occupancy or possession of or become due or payable out of or for the Project or any part thereof, and all costs including attorneys’ fees incurred by Landlord in contesting or negotiating the same with the appropriate governmental authorities. Nothing herein contained shall be construed to include in the definition of “Taxes” any of the taxes to be paid by Tenant pursuant to Article 28 of this Lease or any income, inheritance, estate, succession, transfer, gift, or franchise (as opposed to margin) tax that is or may be imposed upon Landlord; provided, however, that, if at any time during the Term the methods of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such, there shall be levied, assessed or imposed (i) a tax or taxes on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Project or any portion thereof, or (iii) a tax or license fee imposed upon Landlord which is otherwise measured by or based in whole or in part upon the Project or any portion thereof, then the same shall be included in the computation of Taxes hereunder, to be computed as if the amount of such tax or fee so payable were that due if the Project were the only property of Landlord subject thereto. “Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; (b) imposed on land and improvements other than the Project (other than any taxes or assessments included in the Domain Assessments); or (c) any interest, fine, or penalty for late payment or nonpayment by Landlord of any Taxes.

4.1.4        It is understood that Expenses shall be reduced by all cash discounts, trade discounts, quantity discounts, rebates or other amounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building. Landlord shall make payments for goods, utilities, or services in a timely manner to obtain the maximum possible discount (provided, however, that Landlord will not be required to make any early payment or prepayment of Expenses, even if such early payment or prepayment will result in a discount). If Capital Items which are customarily purchased by landlords of comparable buildings are leased by Landlord, rather than purchased, the decision by Landlord to lease the item in question shall not serve to increase Tenant’s Proportionate Share of Expenses beyond that which would have applied had the item in question been purchased. In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Expenses by Landlord on a reasonably equitable basis. If Landlord chooses to contest any Taxes, Landlord will notify Tenant of such contest and provide Tenant with advance notice of any hearings in connection with such contest and will allow Tenant the right to participate, at Tenant’s expense, in any such hearings. If Landlord elects not to contest any Taxes, then so long as Tenant is leasing the entire Building, Tenant shall have the right to contest such Taxes, but Tenant shall will notify Landlord of such contest and provide Landlord with advance notice of any hearings in connection with such contest and will allow Landlord the right to participate, at Landlord’s expense, in any such hearings.

4.2        Tenant shall pay as additional rent for each Lease Year Tenant’s Proportionate Share of Expenses and Taxes incurred for such Lease Year.

4.3        The annual determination of Expenses shall be made by Landlord, and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant shall have the right to audit any determination of expenses made by Landlord within one (1) year after Tenant’s receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement reasonably acceptable to Landlord, and provided that each such audit shall be: (a) done at Landlord’s property management office; (b) performed by an independent accounting firm of regional or national standing, is not compensated on a contingency basis and is also subject to the confidentiality agreement referenced above; and (c) paid for by Tenant, at Tenant’s sole cost and expense. If any such audit shall reveal an overstatement of five percent (5%) or more in the Expenses billed to Tenant, then Landlord shall reimburse Tenant for the reasonable and direct costs incurred by Tenant for the audit. If Tenant fails to commence an audit of Landlord’s determination of Expenses within one (1) year after receipt of such determination of Expenses, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year this Lease covers less than all of the Project and the Project is not fully rented and occupied, Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year to the extent necessary to avoid distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Project, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Project been at least one hundred percent (100%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year. If Tenant ceases to occupy (but still leases) the entire Premises or one or more complete floors of the Premises, then, at Tenant’s request, janitorial service will be discontinued on any unoccupied complete floors and the savings will be reflected in the Expenses.

4.4        Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall be effective thirty (30) days after receipt of notice from Landlord and shall remain in effect until further written notification to Tenant pursuant hereto.

4.5        When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1        If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2        If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash within thirty (30) days after that notification.

4.6         If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

4.7         Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. HVAC service will be made available to the Premises during Building Business Hours and the costs incurred in connection therewith will be included in the Expenses. After hours HVAC is available upon demand, but additional charges in connection therewith (not to exceed the Actual Cost as defined below thereof) must be paid by Tenant. The current rate is $30.00 per hour per floor. If Tenant upgrades the electrical service to any floor, or if the expenses incurred in connection with HVAC service increase, the after hours HVAC rate may be increased. In addition, if Tenant does not lease the entire Building, then: (a) Tenant will cause all data server rooms in the Premises to be separately metered for electrical and HVAC service and will pay directly to the providers of those services, 100% of the charges levied by those providers, including the cost for submeter installation; (b) if Landlord reasonably believes that Tenant is utilizing electricity and chilled water in excess of amounts normally utilized by tenants in Class A office buildings, then Tenant will cause the Premises to be separately metered for electrical and chilled water (HVAC) service and will pay directly to the providers of those services, one hundred percent (100%) of the charges levied by those providers, including the cost for submeter installation, and thereafter the costs related to the provision of electricity and chilled water to tenants in the Building for use within their leased premises will be excluded from the Expenses for the purpose of determining Tenant’s Proportionate Share of the Expenses; and (c) Tenant’s payments for after hours HVAC, for HVAC and electrical charges incurred in connection with any data server rooms, and for excess electrical or chilled water consumption costs will be separate and apart from the Expenses and will be paid by Tenant in addition to Tenant’s Pro Rata Share of the Expenses. For purposes of this Lease “Actual Cost” shall mean the actual cost incurred by Landlord (to the extent not duplicative of costs included in Expenses), without any markup for depreciation, profit or other charges. Tenant understands and hereby acknowledges that if Tenant leases the entire Building, then 100% of the Actual Cost incurred in connection with the provision of electricity and chilled water for the Project will be included in the Expenses (regardless of whether such Actual Cost is incurred due to any “after-hours” HVAC usage, excess consumption of electricity or chilled water or any other reason).

4.8        Landlord will be responsible throughout the Term of the Lease for ensuring that the Project complies with the requirements established by the Americans With Disabilities Act of 1990, the Texas Architectural Barriers Act and other applicable ordinances, regulations and building codes. All costs incurred by Landlord in connection with such compliance shall be included in the Expenses, subject to any exclusions from Expenses expressly provided for in Section 4.1.2. Tenant shall, at Tenant’s sole cost and expense, comply with all such regulations relating to the Premises, including the planning and construction of Tenant’s interior space.

5.	SECURITY DEPOSIT.

5.1        Tenant shall deposit the cash portion of the Security Deposit with Landlord upon the execution of this Lease. In addition, Tenant shall deposit the $7,500,000.00 Federal Home Loan Bank of San Francisco irrevocable letter of credit referred to in the Reference Pages of this Lease (the “Letter of Credit”) within ten (10) days after the execution of this Lease (the “Letter of Credit Delivery Deadline Date”). The form and content of the Letter of Credit must be acceptable to Landlord in Landlord’s sole and absolute discretion. If Tenant fails, for any reason, to deliver the Letter of Credit to Landlord in form and content acceptable to Landlord, on or before the Letter of Credit Delivery Deadline Date, then Landlord may terminate this Lease, in which event, the cash portion of the Security Deposit will be returned by Landlord to Tenant and thereafter neither party will have any further rights, remedies or obligations under this Lease. The cash portion of the Security Deposit and the Letter of Credit, together with all funds drawn on the Letter of Credit are referred to in this Lease collectively as the “Security Deposit”.

5.2        The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. Upon the occurrence of an “Event of Default” (hereinafter defined), Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within ten (10) days after written demand therefor, deposit with Landlord cash or other readily available funds in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall be required to keep the Security Deposit separate from its general funds, but Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days after termination of this Lease.

5.3        Upon the occurrence of a monetary Event of Default of any kind or amount or any non-monetary default giving rise to any sums payable under this Lease in excess of the funds then included in the cash Security Deposit under this Lease, Landlord may draw the full amount of the Letter of Credit and apply the funds received by Landlord (the “Drawn Funds”) toward the payment of any amount owed under this Lease, the nonpayment of which constitutes a monetary Event of Default. Thereafter, any remaining Drawn Funds shall be added to the cash Security Deposit and Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord cash or other readily available funds in an amount equal to the funds expended by Landlord out of the Drawn Funds, so as to restore the entire Security Deposit (including both the cash and letter of credit amounts) to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Provided Landlord has not terminated this Lease or Tenant’s right to possession of the Leased Premises and provided Tenant has cured each Event of Default under this Lease, then, in the alternative, Tenant may provide Landlord with a new Letter of Credit (in the form required hereunder, from the issuer approved hereunder and in the amount then required hereunder) and upon receipt of that Letter of Credit, Landlord shall pay the portion of the Drawn Funds not applied under this Section 5.1 to Tenant or to Tenant’s lender, as directed by Tenant. Partial and multiple drawings are permitted under the Letter of Credit.

5.4        The initial one hundred twenty (120) month Term of this Lease is sometimes referred to in this Lease as the “Initial Term”. During the first thirty-six (36) months of the Initial Term, the amount of the Letter of Credit will remain at Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00). Thereafter, provided Tenant is in compliance with the “Financial Benchmark” (hereinafter defined) and is not in default of any of its obligations under this Lease, then on each applicable reduction date, the amount of the Letter of Credit will be reduced by Nine Hundred Thirty-Seven Thousand Five Hundred and No/100 Dollars ($937,500.00) on the final day of the thirty-sixth (36th) month of the Initial Term and on the final day of each subsequent twelve (12) month period during the Initial Term; provided, however, if a reduction is prevented because of a default by Tenant which is covered by Section 18.1.1 or Section 18.1.2 of this Lease and Tenant cures the default before it becomes an Event of Default, then the reduction will occur after Tenant cures the default. Finally, if Tenant does not exercise either of the Downsizing Options available to Tenant under Section 41.6 of this Lease, then the Letter of Credit will be returned to Tenant after the expiration of the notice period for Tenant’s exercise of the second Downsizing Option in month 87 of the Term. For purposes hereof, the “Financial Benchmark” shall mean that Tenant shall maintain a minimum tangible net worth of at least One Billion and No/100 Dollars ($1,000,000,000.00) as demonstrated by Tenant to Landlord’s reasonable satisfaction.

5.5        If the issuer of the Letter of Credit is placed into receivership or if at any time the issuer of the Letter of Credit does not satisfy the Financial Benchmark, then Landlord may deliver a written notice to Tenant demanding that the Letter of Credit be replaced by a letter of credit drafted on similar form or other form reasonably acceptable to Landlord and issued by a financial institution which meets the Financial Benchmark and is reasonably acceptable to Landlord. Thereafter, Tenant will cause the Letter of Credit to be replaced in the manner reasonably required by Landlord, within thirty (30) days after the delivery of Landlord’s notice to Tenant.

5.6         Tenant acknowledges and agrees that Landlord is incurring certain “Up Front Costs” (as defined in Section 19.3 below) and, but for the agreements of Tenant in this Lease, (including without limitation, the agreement of Tenant to post the Letter of Credit and the cash portion of the Security Deposit), Landlord would not agree to enter into this Lease. Tenant agrees and acknowledges that no funds drawn from the cash Security Deposit or from the Letter of Credit will be considered or deemed to be an advance payment of rent, liquidated damages, or a limitation on, or measurement of, Landlord’s damages resulting from the occurrence of an Event of Default under this Lease. Landlord may, without prejudice to any other right or remedy under this Lease, use the cash portion of the Security Deposit and any Drawn Funds from the Letter of Credit to: (a) reimburse Landlord for the Up Front Costs Repayment Amount (as defined in Section 19.3 below); (b) pay any arrearages in rent or any other sum owing by Tenant under this Lease; and (c) pay or reimburse Landlord for any other damage, injury, expense or liability of Landlord arising from any Event of Default by Tenant under this Lease. Any sums utilized to reimburse Landlord for the Up Front Costs under item (a) above will be applied against and in reduction of any sums which are paid to or collected by Landlord under items (b) and/or (c) above and all Drawn Funds which are collected by or delivered to Landlord in connection with the Letter of Credit which are in excess of the total amounts of the sums payable under items (b) and/or (c) will be added to and become a portion of the cash Security Deposit. Thereafter, Landlord will hold and disburse the Drawn Funds under the terms and provisions of Section 5.1 above and Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord cash or other readily available funds in an amount sufficient to restore the Security Deposit to its full required amount, including both the cash and Letter of Credit amounts (and Tenant’s failure to do so shall be a material breach of this Lease).

5.7         If at any time Landlord is notified that the issuer of the Letter of Credit has elected not to renew the Letter of Credit, Tenant shall have until the date which is thirty (30) days prior to the then current expiration date of the Letter of Credit to provide to Landlord a replacement letter of credit in form acceptable to Landlord issued by a financial institution which is acceptable to Landlord and which satisfies the Financial Benchmark. If Tenant fails to provide a replacement letter of credit to Landlord within the required time and in form approved by Landlord from an issuer approved by Landlord, then Landlord may draw the full amount of the Letter of Credit in which event all of the Drawn Funds will be added to the cash Security Deposit. Thereafter, provided Landlord has not terminated this Lease or Tenant’s right to possession of the Leased Premises and provided Tenant has cured each Event of Default under this Lease, then Tenant may provide Landlord with a new letter of credit in the amount then required hereunder which is in form reasonably acceptable to Landlord and is issued by a financial institution reasonably satisfactory to Landlord which satisfies the Financial Benchmark. Upon receipt of a new letter of credit which satisfies all of the foregoing requirements, Landlord shall pay the portion of the Drawn Funds not applied under Section 5.1 to Tenant or to Tenant’s Lender, as directed by Tenant.

6.	ALTERATIONS.

6.1        Except for those, if any, specifically provided for in Exhibit B to this Lease and as otherwise provided in this Section 6.1, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided that if the alterations are structural in nature or are visible from the exterior of the Building, Landlord may withhold its consent in its sole discretion. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord’s consent shall not be required with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, (iv) do not include any substantial demolition of existing improvements (other than improvements which are being replaced with improvements of comparable quality and character), (v) do not include any modifications to the first floor lobby, any elevator lobby or any of the restrooms built as part of the Shell Improvements, and (vi) do not cost more than $5.00 per rentable square foot of that portion of the Premises affected by the alterations in question.

6.2        In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using, at Tenant’s election, either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a construction management fee not to exceed five percent (5%) of the cost of such work, with respect to the portion of the work up to $500,000.00, four percent (4%) of the cost of such work with respect to the portion of the work costing between $500,000.00 and $1,000,000.00, and three percent (3%) of the cost of the work with respect to the portion of the work costing in excess of $1,000,000.00, to cover its overhead as it relates to such proposed work, plus reasonable third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due thirty (30) days after Landlord’s demand.

6.3        All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens; provided that, after the completion of the initial Tenant Improvements, such requirement of bonding or construction escrows shall not be required so long as: (a) the initially-named Tenant in this Lease or any of its Affiliates is the Tenant under this Lease; and (b) the anticipated construction costs are not in excess of the amount of the Security Deposit (including any Letter of Credit) then being held by Landlord. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.4        Except as provided in Section 26.3 of this Lease: (a) Tenant’s trade fixtures, furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling, and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property; (b) Tenant may remove Tenant’s Property from the Premises at any time, provided that Tenant repairs all damage caused by such removal; and (c) Landlord shall have no lien or other interest in any item of Tenant’s Property.

7.	REPAIR.

7.1        Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall maintain in good condition and repair the common areas, including the parking areas, landscaping and all public areas of the Project, and the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs, men’s and women’s public washrooms, and Building mechanical, electrical and telephone closets (collectively, “Building Structure”) and the base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by or for Tenant (collectively, the “Building Systems”). Except as specifically set forth in this Lease and in Exhibit B, Tenant shall accept the Premises in its presently existing condition. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease. Landlord will maintain any upgrades or additions to the Building Systems installed as part of the Tenant Improvements (the “Building System Upgrades”). Notwithstanding any provision to the contrary set out in Section 4.1.2 or elsewhere in this Lease: (a) if the Building System Upgrades serve solely the Premises (as the same may be reduced in size from time to time pursuant to the Downsizing Options set out in Section 41.6 and/or the Relocation Requirement set out in Section 41.9.2) then Tenant will be responsible for one hundred percent (100%) of the costs incurred in connection with the Building System Upgrades, including not only all maintenance costs but also all capital costs which may be incurred in the event replacements are required (collectively, the “Building System Upgrade Costs”); (b) if the Building System Upgrades serve the entire Building, then Tenant will be responsible for Tenant’s Proportionate Share of the Building System Upgrade Costs; and (c) if the Building System Upgrades serve more than just the Premises but less than the entire Building, then Tenant will be responsible for a fair allocation (as reasonably determined by Landlord) of the Building System Upgrade Costs.

7.1.1        Landlord agrees that Landlord will correct or cure any failure of the Building Structure or the Building Systems to comply with legal requirements if such failure causes a substantial delay in the completion of the Tenant Improvements (hereinafter defined), materially increases the cost of constructing the Tenant Improvements or materially adversely affects the ability of Tenant to utilize the Premises for the intended purposes listed in Section 1.1 hereinabove or if such correction or cure is required by any applicable governmental or regulatory authority with jurisdiction over the Premises.

7.1.2        Notwithstanding anything in the Lease to the contrary, Landlord and Tenant agree that responsibility for compliance with the Americans with Disabilities Act, the Texas Accessibility Standards and the Texas Architectural Barriers Act (together, the “ADA”) shall be allocated as follows: (i) except as provided in clause (iv) below, Landlord shall be responsible for compliance with the provisions of Title III of the ADA for all exterior and interior areas of the Project not included within the Premises or the premises of other tenants; (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations, and repairs made within the Premises if such construction, renovations, alterations or repairs are made by Landlord for the purpose of improving the Building generally pursuant to plans and specifications prepared by Landlord and at the direction of Landlord; (iii) Tenant shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Tenant, its employees, agents or contractors, at the direction of Tenant or done pursuant to plans and specifications prepared or provided by Tenant or Tenant’s architect or space planner; and (iv) Tenant shall be responsible for the cost of compliance in the exterior or interior areas of the Project not included within the Premises, to the extent any changes are required as a proximate result of Tenant’s use of the Premises or any construction, renovations, alterations and repairs to the Premises under clause (iii) above.

7.1.3        The costs incurred by Landlord to satisfy the requirements under this Article 7 will be included in the Expenses to the extent permitted under the terms of Section 4.1.2 of this Lease.

7.2        Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and ordinary wear and tear and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense, but such obligation shall not extend to the Building Structure and the Building Systems. Notwithstanding anything to the contrary in this Lease, Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements necessitated by the acts or omissions of Landlord or any other occupant of the Building, or their respective agents, employees, contractors or representatives.

7.3        Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4        Except as provided in Article 22 or Section 7.5 of this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or to fixtures, appurtenances and equipment in the Project. Except to the extent, if any, prohibited by law or Section 7.5, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

7.5        Notwithstanding any of the terms, conditions and covenants set forth in this Lease to the contrary, if Tenant provides notice to Landlord of an event or circumstance which (pursuant to an obligation imposed upon Landlord under this Lease) requires the action of Landlord with respect to repair and/or maintenance of the Building or the Premises, including, without limitation, the Building Structure and/or Building Systems, which event or circumstance materially adversely affects the conduct of Tenant’s business from the Premises, and if such notice describes with reasonable particularity the corrective action which is required on the part of Landlord, but Landlord fails to commence such corrective action within thirty (30) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ notice to Landlord specifying that Tenant is taking such required action (provided, however, that neither the thirty (30) day notice nor the additional ten (10) business days’ Notice shall be required in the event of an “Emergency,” as defined hereinbelow), and if such action was required under the terms, conditions and covenants of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period and thereafter diligently pursued to completion, or if such repair is the obligation of Landlord under this Lease and was necessitated by an Emergency, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the rate of 10% per annum. For the purposes of this Section only, the term “notice” shall include oral notices to an individual designated in writing for purposes of receiving such notices (or if no such person has been designated, the property manager for the Building in which the work is to be performed) when given in the event of an Emergency (provided such oral notice is followed up by a written notice given to Landlord within twenty-four (24) hours after the time of such oral notice). In the event Tenant takes such action, all work shall be performed in accordance with Applicable Laws and Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first class buildings in the vicinity of the Building. Promptly following completion of any work taken by Tenant pursuant to the terms, conditions and covenants of this Section, Tenant shall deliver a reasonably detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within fifteen (15) business days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within fifteen (15) business days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms, conditions and covenants of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from rent, and if so elected by Tenant, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute. If Tenant prevails in the arbitration, the amount of the award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys’ fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease. For purposes of this Section, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building Systems, Building Structure, the tenant improvements in the Premises, or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations. Notwithstanding anything to the contrary contained in this Section, to the extent Tenant does not lease all of the rentable area on the applicable floor, Tenant’s right to make such repairs shall be limited to repairs to be performed either (i) entirely within the Premises, or (ii) to the Building Systems or Building Structure located on the floor where the Premises is located, to the extent such repairs shall not have a material effect on other tenants of the Building.

7.5.1        Notwithstanding any provision to the contrary set out above in this Section 7.5, Tenant agrees that: (a) Tenant will not undertake any action which would void or affect any of the warranties available to Landlord on the Building Structure or the Building Systems; and (b) if Tenant is leasing less than the entire Building, then Tenant’s right to take corrective action under this Section 7.5 will apply only to those portions of the Building Structure or the Building Systems which affect the Premises leased by Tenant.

8.           LIENS.   Tenant shall keep the Premises, the Project and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within thirty (30) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within thirty (30) days of Landlord’s demand.

9.	ASSIGNMENT AND SUBLETTING.

9.1        Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, delayed or conditioned, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. Landlord shall have fifteen (15) days to respond to any proposed request for approval of an assignment or pledge of this Lease or any sublease and in the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least fifteen (15) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee, to the extent available.

9.2        Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. During any period in which an Event of Default exists uncured, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3        Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting.

9.4        In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, the following shall constitute the definition of “Increased Rent”: the gross revenue received from the assignee or sublessee during the sublease or the assignment with respect to the space covered by the sublease or the assignment (“Transferred Space”) less: (i) with respect to a sublease only, the gross revenue paid to Landlord by Tenant during the period of the sublease term with respect to the Transferred Space; (ii) any improvements or improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to a sublessee or assignee; (iii) reasonable brokers’ commissions and attorneys’ fees paid by Tenant in connection with the transfer; (iv) reasonable lease takeover payments paid by Tenant in connection with the transfer; (v) reasonable costs of advertising the space for sublease or assignment; and (vi) any other reasonable costs actually paid in assigning or subletting the Transferred Space; provided, however, under no circumstance shall Landlord be paid any Increased Rents until Tenant has recovered all the items set forth in subparts (i) through (vi) for such Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth in subparts (i) through (vi) above (the “Net Revenues”) are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from Net Revenues, with the procedure repeated until Increased Rent is achieved. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. Landlord shall not have the right to recapture the Premises or terminate the Lease in connection with any assignment or subletting.

9.5        Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured Event of Default of Tenant, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already then in negotiation; (b) is already an occupant of the Project unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency (unless Tenant is the sole occupant of the Building and all of the Downsizing Options have expired without Tenant exercising either of the Downsizing Options, in which event this provision shall not apply); (d) is incompatible with the character of occupancy of the Project (unless Tenant is the sole occupant of the Building and all of the Downsizing Options have expired without Tenant exercising either of the Downsizing Options, in which event this provision shall not apply); (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve substantially increased personnel or wear upon the Project; (ii) violate any exclusive right granted to another tenant of the Project; (iii) require any addition to or modification of the Premises or the Project in order to comply with building code or other governmental requirements, unless Tenant or the transferee agrees to pay that cost; or, (iv) involve a material violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

9.6        Upon each request to assign or sublet, Tenant will pay to Landlord an assignment/subletting fee in the amount of $1,500.00, plus, on demand, a sum equal to all of Landlord’s costs (not to exceed $1,000.00 unless the proposed assignee or sublessee asks for changes in Landlord’s proposed consent form or requests additional documentation, in which event this limitation will not apply), including reasonable attorney’s fees, incurred in investigating, considering and documenting any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7        If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

9.8        Notwithstanding the foregoing or anything else to the contrary in this Lease, Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublet all of the Premises to any person or entity who controls, is controlled by, or is under common control with the original Tenant named in this Lease (an “Affiliate”) or to a Successor (as defined below). A Transfer to an Affiliate or to a Successor is referred to herein as an “Affiliate Transfer.” The term “control” shall mean with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and with respect to a person or entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity. Tenant shall provide Landlord with written notice of any Affiliate Transfer at least ten (10) days prior to the effective date thereof, together with copies of all documents evidencing such transfer, including without limitation all formation documents of the Affiliate and any other documents reasonably requested by Landlord. The term “Successor” shall mean (i) any successor to Tenant by merger, consolidation or other operation of law, or (ii) any entity acquiring all or substantially all of the assets of Tenant, or (iii) any person purchasing the business which Tenant conducts at the Premises. During the term of this Lease, Tenant shall have the right to transfer to a successor in interest all renewal options and preferential rights to lease provisions set forth in this Lease, including without limitation Tenant’s rights pertaining to parking, signage and other building identification. Any transfer or series of transfers of stock resulting in a change in the controlling interest in Tenant whether voluntarily, by operation of law or otherwise, shall not be deemed a Transfer and, accordingly, shall not require Landlord’s consent. Without limiting the foregoing and notwithstanding any contrary provision of this Article 9, Tenant shall have the right without being subject to Section 9.4 and without receipt of Landlord’s consent, but on prior notice to Landlord, to permit the occupancy of up to 10,000 rentable square feet of the Premises, in the aggregate, by any individuals or entities which are providing service to Tenant or one of Tenant’s clients (i.e., service level, auditing, outsourcing and/or management) (“Tenant’s Occupants”) on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; and (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease (including without limitation the obligation to pay 50% of the Increased Rent to Landlord under Section 9.4) or the restrictions on transfers pursuant to this Article 9. Any occupancy of a Tenant Occupant permitted under this Section shall not be deemed an assignment under this Article 9.

10.	INDEMNIFICATION.

10.1        None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Project by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Project not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) (collectively, “Claims”) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Project to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any legal duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; or (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy.

10.2        Notwithstanding the provisions of Section 10.1 above to the contrary, Tenant’s indemnity of Landlord in Section 10.1 above, shall not apply to: (i) any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties and not insured or required to be insured by Tenant under this Lease (collectively, the “Excluded Claims”); or (ii) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 12 below. In addition, Landlord shall indemnify, defend, protect and hold Tenant, and its partners and subpartners, and their respective officers, agents, employees and independent contractors (collectively, the “Tenant Parties”) harmless from all such Excluded Claims, except for (A) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 12 below, (B) any lost profits, loss of business or other consequential damages, and (C) any negligence or willful misconduct of Tenant or any Tenant Party.

10.3        Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to the foregoing provisions of this Article are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and Landlord pursuant to the provisions of this Lease, to the extent such policies cover, or if carried would be covered, the matters subject to Tenant’s and Landlord’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.

10.4        The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.	INSURANCE.

11.1        Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute with Employers Liability and limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; and (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured.

11.2        The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property—Special Form) (except, however, that the Landlord Entities will not be named as a loss payee with respect to any of Tenant’s personal property insurance); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3        Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4        Throughout the Term of this Lease, Landlord shall maintain (a) a policy or policies of insurance covering “all risks” perils to the extent of one hundred percent (100%) of the insurable value of the Building, and (b) a Commercial General Liability insurance policy or policies covering the Building and any areas adjacent thereto with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence and not less than Two Million Dollars ($2,000,000.00) in the annual aggregate.

11.5        It is the intent of both parties to this Lease that all insurance, primary and umbrella, purchased by Tenant in compliance with this Lease, will be primary to any other insurance owned, secured, or in place by Landlord, which insurance shall not be called upon by Tenant’s insurer to contribute in any way. Tenant shall secure endorsements to this effect from all insurers of such policies.

12.        WAIVER OF SUBROGATION.   So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13.	SERVICES AND UTILITIES

13.1        Subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during Building Business Hours (specified on the Reference Pages), the following services and utilities subject to the rules and regulations of the Project prescribed from time to time: (a) water suitable for normal office use of the Premises; (b) heat and air conditioning in season during Building Business Hours, at such temperatures and in such amounts as are standard for similar “Class A” office buildings in Austin, Texas; (c) cleaning and janitorial service; (d) elevator service by nonattended automatic elevators; and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use. Notwithstanding any provision herein to the contrary, Landlord’s obligation to provide heat and air conditioning and electricity (over and above the amounts which can prudently be provided by the Building Systems constructed and installed as part of the Shell Improvements) are conditioned and contingent upon Tenant installing, in connection with Tenant’s construction of the Tenant Improvements, all upgrades to the electrical and HVAC systems serving the Building which may be necessary to provide HVAC service and electrical service to Tenant in the amounts desired by Tenant. In the absence of Landlord’s negligence or willful misconduct and except as otherwise provided in this Lease, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for an unreasonable time after written notice of such failure is given to Landlord by Tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.

13.2        Should Tenant require any additional work or service, as described above, including services furnished outside ordinary business hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge more than Landlord’s Actual Cost for such additional service. The current charge for after-hours HVAC services, which is subject to change at any time, is specified in Section 4.7 of this Lease.

13.3        Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate as described in Section 13.1 and Section 4.7, in either event whether with or without Landlord’s approval and Tenant does not either eliminate such excess usage or notify Landlord that Tenant intends to install its own supplementary heating and/or air conditioning units within thirty (30) days after notice from Landlord of that excess use, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s demand.

13.4        Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 2000 watts and/or 20 amps or 120 volts, which will in any way increase the amount of electricity beyond the amounts which can prudently be provided by the Building Systems constructed and installed as part of the Shell Improvements or increase the amount of water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of those amounts, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

13.5        Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable rules and regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Landlords shall in no event be liable for disruption in any service obtained by Tenant pursuant to this Section 13.5.

14.        HOLDING OVER.   Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty Percent (150%) of the amount of the Annual Rent for the last period prior to the date of such termination plus One Hundred Percent (100%) of all Rent Adjustments under Article 4, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.        SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT.   Attached to this Lease as Exhibit D is a subordination, non-disturbance and attornment agreement (“SNDA”) form document which has previously been furnished to Landlord by Landlord’s lender. Landlord and Tenant have, prior to the execution of this Lease, entered into discussions with Landlord’s lender in an effort to reach agreement by all three parties as to the final form of an SNDA to be executed by all three parties in connection with this Lease. If Landlord, Tenant and Landlord’s lender have not entered into a final and binding SNDA with respect to the this Lease within fifteen (15) days after the Lease Reference Date, then either Landlord or Tenant may terminate this Lease by delivering a written notice of termination to the other party prior to the execution of a final and binding SNDA, in which event the Security Deposit will be returned to Tenant and Landlord shall reimburse Tenant for all of Tenant’s out-of-pocket costs in connection with negotiating this Lease, terminating the Fiber Contract (as defined below) and designing and constructing any Tenant Improvements; provided, however, that in no event will Landlord be required to reimburse Tenant for any amounts in excess of a total of $20,000.00 for all of the foregoing referenced items. Thereafter neither party will have any further rights, remedies or obligations hereunder.

16.        RULES AND REGULATIONS.   Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit E to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Project of any such rules and regulations. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to comply with any new rule or regulation or modification of any rule or regulation, if the same unreasonably interferes with Tenant’s use of the Premises, substantially increases Tenant’s obligations or substantially decreases Tenant’s rights hereunder. In the event of any conflict between any rule or regulation in the terms of this Lease, the terms of this Lease shall control.

17.	REENTRY BY LANDLORD.

17.1        Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or (only during the final fourteen (14) months of the Term) tenants, and to repair the Premises and any portion of the Project, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Project and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged.

17.2        For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.

17.3        Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord and Landlord’s agents, contractors and representatives, except in the case of emergency or in the case of an entry requested by Tenant or any party operating by, through or under Tenant, shall provide Tenant with one (1) business day’s notice prior to entry of the Premises. In all instances, Tenant will have the right to have a representative of Tenant accompany any agent, contractor or representative of Landlord who enters upon the Premises. Any entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary, and shall comply with Tenant’s reasonable security measures. Tenant shall have the right to restrict Landlord’s entry to maintain the confidentiality of non-public personal information of Tenant’s customers and clients in accordance with applicable law. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or in the event such entry is necessary for Landlord to satisfy any of its maintenance obligations or other obligations under this Lease and Landlord has given Tenant prior notice as provided above. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by applicable law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.

18.	DEFAULT.

18.1        Except as otherwise provided in Article 20, the following events shall be deemed to be “Events of Default” under this Lease:

 18.1.1    Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due.

 18.1.2    Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an Event of Default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion.

   18.1.3     Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

   18.1.4     Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

   18.1.5     A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

   18.1.6     Tenant shall be placed in receivership; or the whole or any substantial part of Tenant’s property shall be placed in receivership; or this Lease shall be rejected, disaffirmed, repudiated or terminated for any reason by any receiver or other person or entity with legal powers to reject, disaffirm, repudiate or terminate this Lease.

19.	REMEDIES.

19.1         Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

   19.1.1     Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

   19.1.2     Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

   19.1.3     Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.

   19.1.4     Upon any termination of Tenant’s right to possession only without termination of the Lease:

  19.1.4.1 Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

  19.1.4.2 Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within thirty (30) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

  19.1.4.3 Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2        Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.3        In addition to all other sums or damages which may be payable by Tenant to Landlord under this Lease, Tenant agrees to pay to Landlord the full amount of the “Up Front Costs” (hereinafter defined) plus interest as provided below. Tenant understands and acknowledges that the Up Front Costs are being incurred by Landlord prior to the commencement of Tenant’s rental payments under this Lease and that Landlord would not enter into this Lease without Tenant’s agreement to reimburse Landlord for the Up Front Costs and Tenant’s agreement to post the Security Deposit (including the Letter of Credit) to secure that obligation. The Up Front Costs shall be calculated and repaid by Tenant to Landlord as follows:

  19.3.1    For purposes of this Lease: (a) the term “Deferred Rent Period” shall mean the initial 14 1/6 months of the Initial Term; (b) the term “Payment Period” shall mean the remainder of the Initial Term, after the expiration of the Deferred Rent Period; (c) the term “Up Front Costs” shall mean the total of the deferred rent under this Lease during the Deferred Rent Period (which Landlord and Tenant both acknowledge and agree will accrue at the rate of $386,200.00 per month during the Deferred Rent Period), plus the Allowance provided by Landlord to Tenant under this Lease, plus all of the brokerage commissions payable by Landlord as a result of this Lease; and (d) the term “Up Front Cost Repayment Amount” shall mean the total of each component of the Up Front Costs, plus interest on each such component at the rate of ten percent (10%) per annum, beginning on the date such component is incurred.

  19.3.2    Tenant agrees and acknowledges that: (a) the Up Front Cost Repayment Amount is payable by Tenant to Landlord as additional rent under this Lease; (b) the obligation of Tenant to reimburse Landlord for the Up Front Costs is a present and current obligation of Tenant on the Lease Reference Date and does not constitute an obligation to pay rent in the future; (c) the Up Front Cost Repayment Amount will increase as deferred rentals are incurred during the Deferred Rent Period and as interest accrues; and (d) the Up Front Cost Repayment Amount constitutes payment of rent for the Deferred Rent Period and a fair and reasonable amount for reimbursement to Landlord of the other Up Front Costs. Notwithstanding anything contained in this Lease to the contrary, including the rent payment information set forth in the rent tables herein, Tenant agrees and acknowledges that there is no free or abated rent period during the Term of this Lease (other than as allowed under Article 22, Article 23 and Section 50.2 of this Lease). The Up Front Costs, which include accrued rent at the rate of $386,200.00 per month during the Deferred Rent Period, must be paid by Tenant in accordance with this Section 19.

  19.3.3    Notwithstanding any provision in this Section 19.3 to the contrary, Landlord agrees and acknowledges that: (a) the Up Front Cost Repayment Amount will be deemed to have been satisfied and paid in full if Tenant pays all of the rent and other sums due under this Lease during the Initial Term; (b) the Up Front Cost Repayment Amount will be reduced on a monthly basis during the Payment Period as and when Tenant pays the Monthly Installments of Rent and the monthly payments of Tenant’s Proportionate Share of Expenses and Taxes during the Payment Period; and (c) if any of the Up Front Costs are recovered by Landlord pursuant to any other provision of this Article 19, Landlord will not have the right to recover such amounts pursuant to this Section 19.3 (it being expressly agreed and understood that Landlord will not, in any event, be entitled to any double recovery of any of the rent or other sums payable under this Lease).

  19.3.4    Tenant agrees that if this Lease or Tenant’s right to possession of the Premises shall be terminated for any reason (other than a termination by mutual written agreement of Landlord and Tenant or a partial termination due to the exercise by Tenant of either of the Downsizing Options referenced in Section 41.6 of this Lease or the exercise by Landlord of the Relocation Requirement referenced in Section 41.9.2 of this Lease) or if this Lease shall be rejected, disaffirmed, repudiated or terminated for any reason by any receiver or other person or entity with legal powers to reject, disaffirm, repudiate or terminate this Lease (each, a “Termination Event”) as of any date (“Termination Date”) prior to the expiration of the full Initial Term hereof, there shall be due and owing to Landlord as of the day prior to the Termination Date, as rent in addition to all other amounts owed by Tenant as of such date, an additional sum of money, calculated as follows: (a) upon the occurrence of a Termination Event during the Deferred Rent Period the entire Up Front Cost Repayment Amount (including all accrued interest) shall be due and payable by Tenant to Landlord in full as of the day immediately prior to the Termination Date; and (b) upon the occurrence of a Termination Event during the Payment Period the entire unamortized balance of the Up Front Cost Repayment Amount shall be due and payable by Tenant to Landlord in full as of the day immediately prior to the Termination Date. During the Payment Period, the Up Front Cost Repayment Amount shall continue to bear interest at the rate of ten percent (10%) per annum, but the balance of the Up Front Cost Repayment Amount (as increased by the 10% per annum interest factor) will be amortized over the life of the Payment Period, with equal monthly reductions occurring on the first day of the second full calendar month of the Payment Period and on the first day of each subsequent calendar month during the Payment Period. Upon the occurrence of a Termination Event, the unamortized balance of the Up Front Cost Repayment Amount shall be calculated as of the day immediately prior to the Termination Date and shall be due and owing to Landlord as of that date.

19.4        If, on account of any breach or default by either party in such party’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for the other party to employ or consult with an attorney or collection agency concerning or to enforce or defend any of such other party’s rights or remedies arising under this Lease or to collect any sums due under this Lease, the party enforcing this Lease shall have the right to recover from the defaulting party all costs and fees so incurred by the enforcing party, including, without limitation, reasonable attorneys’ fees and costs. In addition, if any dispute arises between Landlord and Tenant out of or in connection with this Lease, then the prevailing party in such dispute shall be entitled to recover from the other party the full amount of all costs and expenses (including without limitation, reasonable attorneys fees and costs) incurred by the prevailing party: (i) in asserting any claims in connection with such dispute; and/or (ii) in defending against any claims asserted in connection with such dispute. TENANT AND LANDLORD EACH EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

19.5        Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.6        No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

19.7        [INTENTIONALLY OMITTED]

19.8        Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

20.	TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1        If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1    Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

 20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

 20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

 20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

 20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.        QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord or any persons claiming by or through Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by any other tenants or third persons (other than persons operating by, through or under Landlord), nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.	CASUALTY.

22.1        In the event the Premises or the Project are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one (1) year after Landlord’s discovery of the casualty, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Project or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage. Landlord’s estimate of the length of time within which material restoration can be made may include any periods of delay which are anticipated by Landlord in Landlord’s receipt of insurance proceeds, it being expressly agreed and understood that Landlord will have no obligation to commence repair or reconstruction of the Project prior to Landlord’s receipt of insurance proceeds (except as provided in Section 22.5 below).

22.2        If such repairs cannot, in Landlord’s reasonable estimation, be made within one (1) year after Landlord’s discovery of the casualty, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3        Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or

Tenant against loss or damage to the Project or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4        In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefore as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within thirty (30) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time (not to exceed 150 days) Landlord is so delayed.

22.5        Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; provided that Tenant may avoid the termination by Landlord under this Section 22.5(a) if it exercises any option to extend it may have under this Lease, in which event the rights of Landlord and Tenant shall be determined based on the provisions of this Section 22 other than this Section 22.5(a); and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Project requires that any insurance proceeds be applied to such indebtedness and Tenant does not agree to fund the amount in excess of the “Landlord Contribution” (as defined below) required to complete the necessary repairs and Landlord elects to terminate the leases of all other tenants of the Project similarly affected by the damage and destruction and not to commence rebuilding or reconstructing within one (1) year from the date of such damage and/or destruction, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term. For purposes of this Article 22, the “Landlord Contribution” shall mean five percent (5%) of the replacement cost of the Project.

22.6        In the event of any damage or destruction to the Project or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Project or Premises as Landlord shall request.

22.7        In the event the Lease is terminated pursuant to this Article 22, Tenant shall have one hundred twenty (120) days to vacate the Premises subject to the obligation to pay any rentals and other sums due under this Lease (as the same may be abated under the terms of this Section 22, if applicable, and not subject to any holdover premiums). If this Lease is terminated pursuant to this Article 22, any prepaid rentals unearned as of the effective date of such termination shall be refunded to Tenant and the Letter of Credit and the Security Deposit shall be returned to Tenant within thirty (30) days after the termination of this Lease or Tenant’s surrender of the Premises to Landlord, whichever occurs later and subject to offset for any defaults by Tenant under this Lease.

23.        EMINENT DOMAIN.  If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Project shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. In addition to the rights of Tenant above, if any of the parking areas in the

Project shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof and that taking or appropriation reduces the number of parking spaces available to Tenant below 5.5 spaces per 1,000 square feet of rentable area in the Premises, Tenant shall have the right, at its sole option, to terminate this Lease unless Landlord provides suitable replacement parking to Tenant in reasonable proximity to the Building, sufficient to bring the number of parking spaces available to Tenant up to 5.5 spaces per 1,000 square feet of rentable area in the Premises. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24.        SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant and expressly assumed by that transferee, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease; provided that no such transfer shall relieve Landlord from its obligation to pay the Allowance (as defined in Exhibit B). Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25.        ESTOPPEL CERTIFICATES. Within fifteen (15) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a statement certifying to Tenant’s actual knowledge: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other factual matters as may be reasonably requested by Landlord. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such fifteen (15) day period and that failure continues for five (5) days after a second written notice from Landlord, then Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant. Each estoppel certificate shall contain the following statement: “Notwithstanding anything in this certificate to the contrary, any representations, warranties or assertions of the Tenant shall be limited to the current actual knowledge of Tenant and are made as of the date hereof only. This certificate shall not subject the party furnishing it to any liability, notwithstanding the inadvertent failure of Tenant to disclose correct and/or relevant information; however, Tenant shall not be permitted to assert or enforce any claim against the person to whom it is delivered (or against such person’s property) which is inconsistent with the statements contained in the certificate. This certificate shall not be deemed to amend the Lease or waive any of Tenant’s rights under the Lease.”

26.	SURRENDER OF PREMISES.

26.1        Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

26.2        All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty.

Tenant is not required to repair holes in carpeting, but is required to repair holes in the floors. Tenant is required to repair holes in the walls located in the first floor lobby, in all elevator lobbies and in all restrooms constructed as part of the Shell Improvements. With respect to all other walls, Tenant is required to repair large holes, but not small holes. Tenant shall have no obligation to repaint walls or replace wall or floor coverings.

26.3        Upon the expiration or termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall, at Tenant’s sole cost, remove from the Premises all of Tenant’s Property (except for any “Cabling” which Landlord elects to keep under the provisions set out below). Tenant will, at Landlord’s option and election, either remove the “Removal Items” (hereinafter defined) from the Premises or leave them in place, as requested by Landlord. For purposes hereof, the term “Removal Items” shall mean and refer to: (a) all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, the “Cabling”); (b) any automatic teller machines installed by Tenant within the Project; (c) any data rooms, large kitchens, large breakrooms and other improvements or Alterations that would likely only benefit a single tenant building; (d) any improvements or Alterations that are special purpose in nature; and/or (d) any improvements or Alterations that are not typically found in multi-tenant Class A office buildings. If Landlord delivers to Tenant written notice, at least nine (9) months prior to the expiration of the Term, that Landlord desires all or any portion of the Removal Items to be removed from the Premises (all of the items identified in such notice being referred to herein collectively as the “Identified Removal Items”), then Tenant will, at Tenant’s sole cost and expense, cause the Identified Removal Items to be removed from the Premises prior to the expiration or termination of this Lease or Tenant’s right to possession of the Leased Premises. Alternatively, if Landlord delivers to Tenant written notice, at least nine (9) months prior to the expiration of the Term, that Landlord desires for all or any portion of the Removal Items to be left in place (all of the Removal Items identified in such notice being referred to herein collectively as the “Remaining Removal Items”), then Tenant will use reasonable care to preserve and protect the Remaining Removal Items and will leave the Remaining Removal Items in place upon the Premises. Specifically, with respect to the Cabling, Tenant will use reasonable care to leave all tags and identifying information in place. If Landlord fails to deliver a written notice to Tenant, at least nine (9) months prior to the expiration of the Term, stating which Removal Items are to be removed from the Premises, then Landlord will be deemed to have designated all of the Removal Items as Identified Removal Items to be removed from the Premises. Notwithstanding the foregoing, it is agreed and understood that Tenant makes no representations or warranties to Landlord with respect to any of the Removal Items, all of such warranties and representations being hereby expressly disclaimed by Tenant. All of Tenant’s Property and all Removal Items not removed from the Premises upon the termination of this Lease shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such items, as well as any damage caused by such removal.

26.4        All obligations of Tenant or Landlord under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term.

27.        NOTICES.  Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.        TAXES PAYABLE BY TENANT.  In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes and subject to the limitation on the payment or the Taxes Margin Tax set forth in Section 4.1.3 above) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (b) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (c) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.	[INTENTIONALLY DELETED]

30.	PARKING.

30.1        Landlord shall provide parking to Tenant on a non-exclusive basis at a ratio of six (6) parking spaces per each 1,000 square feet (“6:1000”) of rentable floor space within the Premises, in a combination of surface parking and structured parking. Based upon the initial square footage of the Premises, Landlord shall provide to Tenant: (a) approximately 558 parking spaces in the Domain Gateway Garage shown on Page A-1-2 of Exhibit A-1 (the “Domain Gateway Garage”) and the visitor parking area between the Building and the Domain Gateway Garage, combined; plus (b) approximately 484 parking spaces in “Surface Lot A” depicted on Exhibit A-1 attached to this Lease (“Surface Lot A”). Landlord shall have the right, at any time and from time to time, but no sooner than thirty (30) days after written notice from Landlord to Tenant of the number of spaces to be relocated and the location of the new spaces: (i) to relocate all or any portion of the parking spaces in Surface Lot A to “Surface Lot B” depicted on Exhibit A-1 attached to this Lease (“Surface Lot B”) or to the Domain Gateway Garage or any vertical expansion thereof, or to any surface parking lot or parking garage constructed on the “Domain Gateway Expansion Area” shown on Exhibit A-1 attached to this Lease (the “Domain Gateway Garage Expansion Area”), Surface Lot C, as shown on Exhibit A-1 (“Surface Lot C”) and/or Surface Lots H & T, as shown on Exhibit A-1 (“Surface Lots H & T”). Surface Lot A, Surface Lot B, Surface Lot C, Surface Lots H & T and the Domain Gateway Garage Expansion Area are sometimes referred to herein collectively as the “Alternative Additional Parking Areas”); (ii) to move Tenant’s available parking spaces back and forth between and among the Alternative Additional Parking Areas; (iii) to replace any surface parking spaces afforded to Tenant within any of the Alternative Additional Parking Areas with parking spaces in a vertical expansion of the Domain Gateway Parking Garage or in one or more structured parking garages constructed anywhere within the Alternative Additional Parking Areas (which said garages may serve buildings other than the Building, including, without limitation, any new buildings which may be constructed within any of the Alternative Additional Parking Areas) and /or; (iv) to construct a vertical expansion of the Domain Gateway Garage and/or an expansion of the Domain Gateway Garage into the Domain Gateway Garage Expansion Area (either or both of which may serve buildings other than the Building, including, without limitation, any new buildings which may be constructed within any of the Alternative Additional Parking Areas); provided that if the spaces are relocated to any lot or garage which is shared with other users, Tenant’s spaces shall be identified so as to assure that the relocated spaces are available for use by Tenant during Building Business Hours.

30.2        If Landlord constructs a vertical expansion of the Domain Gateway Garage or constructs any one or more new parking garages (whether stand-alone or in connection with any other improvements of any kind) in any of the Alternative Additional Parking Areas, then Landlord may temporarily relocate any parking spaces in the Domain Gateway Garage or in any areas within any of the Alternative Additional Parking Areas affected by the construction to any surface parking lot or parking garage located within the Alternative Additional Parking Areas or within Surface Lot D, as shown on Exhibit A-1 (“Surface Lot D”); provided that if the spaces are relocated to any lot or garage which is shared with other users, Tenant’s spaces shall be identified so as to assure that the relocated spaces are available for use by Tenant during Building Business Hours. Landlord will, however, provide Tenant with an adequate number of parking spaces so that at all times the 6:1000 ratio of parking spaces is made available to Tenant for Tenant’s use in connection with the Building.

30.3        Tenant’s right to park in the surface parking lots and parking garages made available to Tenant under this Lease (collectively, the “Parking Facilities”) shall be at no additional cost to Tenant (other than Tenant’s Proportionate Share of the Expenses and Taxes associated therewith) and shall be provided to Tenant subject to the following terms, conditions, limitations and requirements:

30.3.1    Tenant shall at all times abide by and shall use reasonable efforts to cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Facilities that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facilities in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Facilities from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facilities, and any violation of the Rules shall subject the car to removal from the Parking Facilities.

30.3.2    Unless specified to the contrary above, the parking spaces hereunder shall be used only for passenger-size automobiles and light duty pickup trucks and shall be provided to Tenant on a non-designated, unreserved “first-come, first-served” basis. If Tenant leases the entire Building, Tenant shall be entitled to all of the parking spaces in the Domain Gateway Garage (but not in any expansion of the Domain Gateway Garage) and may designate specific spaces therein for visitor use or reserved parking. If Tenant does not lease the entire Building, then Landlord shall have the right to assign specific spaces, and to reserve spaces for visitors, small cars, fuel efficient or electric cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces; provided that in any event Tenant shall have ten (10) visitor parking spaces and fifteen (15) reserved parking spaces marked at locations approved by both Landlord and Tenant. Parking shall at all times be without charge to Tenant or Tenant’s visitors and employees. Tenant acknowledges that the Parking Facilities may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facilities, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business from those temporary interruptions and to provide Tenant with alternative parking acceptable to Tenant during the periods of those interruptions.

30.3.3    If Tenant exercises either of the “Downsizing Options” afforded to Tenant under Section 41.6 of this Lease, then Landlord will have the right to require Tenant to relocate a pro rata portion of the visitor parking spaces and the reserved parking spaces of Tenant in order to free up spaces for new tenants in the surface parking lot between the Building and the Domain Gateway Garage. For example, if the space relinquished by Tenant pursuant to any Downsizing Option represents twenty percent (20%) of the space in the Premises prior to the Downsizing, then Landlord may require Tenant to move twenty percent (20%) of Tenant’s visitor parking space and reserved parking spaces.

30.3.4    If the Domain Gateway Garage is expanded (either vertically or within the Domain Gateway Garage Expansion Area) and if the parking spaces made available in such expansion are not entirely utilized for the benefit of Tenant or other tenants within the Building, then a pro rata portion of the expenses and the taxes attributable to the Domain Gateway Garage will be deducted from the Expenses and Taxes under this Lease. For example, if twenty percent (20%) of the spaces in the expanded Domain Gateway Garage are utilized by parties other than tenants within the Building, then twenty percent (20%) of the expenses and taxes attributable to the expanded Domain Gateway Garage will be excluded from the Expenses and the Taxes under this Lease.

30.3.5    Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the Parking Facilities (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facilities by Tenant or any Tenant’s Parties, except to the extent such loss or damage results from Landlord’s active negligence or negligent omission. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facilities, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facilities. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.

30.3.6    Tenant understands and hereby acknowledges that Landlord will have the right to utilize the parking areas provided to Tenant under this Lease, during non-Building Business Hours, for general purposes related to the larger “Domain” development in which the Project is located.

30.3.7    In the event any surcharge or regulatory fee is at any time imposed by any governmental authority with reference to parking that is caused by or imposed on Tenant’s use, Tenant shall (commencing after thirty (30) days’ notice to Tenant) pay such surcharge or regulatory fee to Landlord in advance on the first day of each calendar month concurrently with the month installment of rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.

 30.4        If Tenant violates any of the terms and conditions of this Article, the operator of the Parking Facilities shall have the right to remove from the Parking Facilities any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefore whatsoever.

31.        DEFINED TERMS AND HEADINGS.  The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The terms “rentable area”, “rentable space” and other similar terms shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant and Landlord each hereby accept and agree to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto.

32.	AUTHORITY.

32.1        If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

32.2        If Landlord signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Landlord agrees to deliver to Tenant, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Tenant evidencing the due authorization of Landlord to enter into this Lease. Landlord hereby represents and warrants that neither Landlord, nor any persons or entities holding any legal or beneficial interest whatsoever in Landlord, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

33.        FINANCIAL STATEMENTS.  So long as adequate financial information regarding Tenant is publicly available (as reasonably determined by Landlord), then Tenant shall have no obligation to provide Landlord with financial statements. If at any time, adequate financial information regarding Tenant is not publicly available (as reasonably determined by Landlord), then, at Landlord’s request (but no more often than once per year), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Tenant has represented to Landlord that the “Thrift Financial Report” (hereinafter defined) will include financial information regarding Tenant. So long as the “Publicly Available Components” (hereinafter defined) of the “Thrift Financial Report” (hereinafter defined) include reports on Tenant, those reports include the same level of information (or more information) as is currently included in the Publicly Available Components of the Thrift Financial Report as of the Lease Reference Date and the Publicly Available Components of the Thrift Financial Report continue to be publicly available on a quarterly (or more frequent) basis, then Tenant will not be required to provide additional financial information to Landlord under this Section 33. For purposes hereof: (a) the “Thrift Financial Report” means the OTS Form 1313 filed with the Office of Thrift Supervision (“OTS”) for savings associations chartered with and regulated by the OTS; and (b) the “Publicly Available Components” means the following schedules of the Thrift Financial Report: (i) Schedule SC – Statement of Condition (BALANCE SHEET); (ii) Schedule SO –Statement of Operations (INCOME STATEMENT); (iii) Schedule VA – Valuation Allowances and Related Data (except for Line VA 960-Special Mention, Line VA 965-Substandard, Line VA970-Doubtful and Line VA975-Loss); (iv) Schedule PD – Past Due and Nonaccrual Loans; (v) Schedule CC – Commitments and Contingencies; (vi) Schedule CF – Cash Flow Information (CF STATEMENT); (vii) Schedule DI – Deposit Information; (viii) Schedule SI – Supplemental Information (except for the following lines to the extent the same relate to Transactions with Affiliates; Line SI750-Activity During the Quarter of Covered Transactions with Affiliates Subject to Quantitative Limits and Line SI760-Activity During the Quarter of Other Covered Transactions with Affiliates Not Subject to Quantitative Limits); (ix) Schedule SQ – Supplemental Questions; (x) Schedule FS – Fiduciary and Related Services; (xi) Schedule CCR – Consolidated Capital Requirement; (xii) Schedule SB – Small Business Loans (only required as of June 30); (xiii)Schedule CSS – Subordinate Organization Schedule (only required as of December 31); (xiv) Schedule HC – Thrift Holding Company

34.        COMMISSIONS.    Landlord shall pay a real estate commission to Endeavor Real Estate Group, Ltd. in conformance with the commission agreement attached to this Lease as Exhibit F, for services rendered as Tenant’s broker. Landlord and Tenant each represents and warrants to the other, that it has not been represented by any broker or agent in connection with the execution of this Lease, other than Endeavor Real Estate Group, Ltd. acting in cooperation with Hanley Advisors LLC. Except for the real estate commissions payable to Endeavor Real Estate Group, Ltd. (which shall be paid by Landlord) Tenant shall indemnify and hold Landlord harmless from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with the Lease. Landlord shall indemnify and hold Tenant harmless from and against any and all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Landlord in connection with this Lease.

35.        TIME; BUSINESS DAYS; AND APPLICABLE LAW.    Time is of the essence of this Lease and all of its provisions. For purposes of this Lease (including all exhibits attached to this Lease), the term “business day” or “business days” shall mean and refer to all calendar days, other than Saturdays, Sundays and days on which banks are required or permitted to close in the State of Texas. If any deadline set forth in this Lease falls on a day which is not a business day or if any period of time provided for in this Lease ends on a day which is not a business day, then the applicable deadline or period shall be extended to the first succeeding day which is a business day. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

36.        SUCCESSORS AND ASSIGNS.    Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

37.        ENTIRE AGREEMENT.    This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

38.        EXAMINATION NOT OPTION.    Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

39.        RECORDATION.  Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration. Within five (5) days after the execution and delivery of this Lease, Landlord shall cause a short form memorandum of this lease in form reasonably acceptable to Tenant to be recorded. The short form memorandum shall include all of Tenant’s expansion rights.

40.        LIMITATION OF LANDLORD’S LIABILITY.  Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Project. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

41.	SPECIAL PROVISIONS.

41.1        Early Access.    Tenant shall have access to the Premises prior to the Commencement Date for the sole purposes of constructing tenant improvements and move-in coordination and installing wiring, cabling and furniture. In addition, if Tenant has obtained a certificate of occupancy or temporary certificate of occupancy from the City of Austin, then Tenant shall also have the right, prior to the Commencement Date, to occupy any individual floors within the Premises which have been completed early and to move Tenant’s employees onto such complete floors; provided Tenant does not interfere with any work or operations within the remainder of the Building. No such early occupancy shall advance the Commencement Date or the Rent Commencement Date.

41.2        Expense Limitations.    Notwithstanding any provision to the contrary set out in Article 4 of this Lease: (a) Tenant shall not be required to pay any share of the Expenses or the Taxes incurred during the period of time from the Commencement Date through November 5, 2010 (the “Deferred Rent Period”) [except, however, that during the Deferred Rent Period, Tenant will be required to reimburse Landlord for or pay directly: (i) all after hours HVAC charges and all charges for electrical and HVAC service to any data server rooms (as provided in Section 4.7 of this Lease); (ii) all taxes payable by Tenant under Section 28 of this Lease, and (iii) all charges for electrical service and chilled water to the Building which are in excess of $386,272.42 during the entire Deferred Rent Period]; (b) after calendar year 2010, common area maintenance expenses, salaries and janitorial expenses shall not be increased by more than five percent (5%) annually, on a cumulative and compounding basis (for purposes of calculating this limitation, the fact that Tenant is not reimbursing Landlord for the listed expenses herein during the Deferred Rent Period will not be considered); and (c) salaries in calendar year 2010 shall not exceed $121,773.00.

41.3        Construction of Improvements.    Landlord will complete the construction of the “Shell Improvements” and Tenant will complete the construction of the “Tenant Improvements” (as those terms are defined and described in Exhibit B attached to this Lease). Except for the completion of the Shell Improvements and Landlord’s maintenance and repair obligations under this Lease, Landlord has no obligation to construct any improvements to or within the Building or the Premises or to otherwise modify the Building or the Premises in any way.

41.4        Fiber Installation Contingency.    If Tenant enters into a fiber contract with AT&T (“Fiber Contract”) which meets the requirements set out below, then Landlord will guarantee that on or before 3 p.m. PDT on June 16, 2009 (the “Fiber Deadline”), an MPOE room within the Building (the “MPOE Room”) will be completed and available for local vendors to install their telecom equipment and the following requested items will be installed and available for operations at the MPOE Room: (a) an AT&T OC3 MPLS data circuit; (b) 7 Voice PRI AT&T circuits; and (c) 20 1mb AT&T analog circuits (collectively, the “Fiber Installation”). If Landlord is unable to provide the Fiber Installation by the Fiber Deadline, then Landlord agrees to abate the Monthly Installments of Rent and the monthly payments for Expenses and Taxes (commencing in the 37th month of the Term) in an amount equal to the actual of pocket expenses actually incurred by Tenant due to Landlord’s failure to provide the Fiber Installation by the Fiber Deadline (provided, however, that such expenses must be evidenced by paid invoices or other evidence reasonably satisfactory to Landlord, and in no event shall the total amounts abated by Landlord exceed $1,400,000.00). Notwithstanding the foregoing, if AT&T states in writing at least three (3) days prior to the Fiber Deadline, that the Fiber Installation will be installed and available for operation within four (4) days after the Fiber Deadline, and if the Fiber Installation is, in fact, subsequently installed and available for operation within four (4) days after the Fiber Deadline, then Landlord will have no obligation to provide any portion of the rent abatement described above.

41.5        Renewal Options.    Subject to the condition that, at the time of exercise of any renewal option hereunder and at all times thereafter until such renewal option is consummated by an amendment to this Lease, no Event of Default exists and remains uncured under this Lease, Tenant is hereby granted the option to renew the Lease Term for two (2) successive periods of five (5) years each, the first such period (“First Renewal Term”) to commence on the day following the expiration of the Initial Term; and the second such period (the “Second Renewal Term”) to commence on the date following the expiration of the First Renewal Term. Except as provided in the next sentence, Tenant must exercise the option to renew for the First Renewal Term by delivering written notice of such election to Landlord no more than fourteen (14) months and no less than eleven (11) months prior to the expiration of the Initial Term; and Tenant must exercise the option to renew for the Second Renewal Term by delivering written notice of such election to Landlord no more than fourteen (14) months and no less than eleven (11) months prior to the expiration of the First Renewal Term. Notwithstanding the provisions set out in the preceding sentence, if Tenant has subleased two (2) or more floors in the Building and those subleases are then in effect, then Tenant will not be entitled to renew this Lease for the First Renewal Term with respect to any subleased space unless Tenant exercises the option to renew on all of such subleased space no more than eighteen (18) months and no less than fifteen (15) months prior to the expiration of the Initial Term; and if Tenant has subleased two (2) or more floors in the Building and those subleases are then in effect, then Tenant will not be entitled to renew this Lease for the Second Renewal Term with respect to any subleased space unless Tenant exercises the option to renew on all of such subleased space no more than eighteen (18) months and no less than fifteen (15) months prior to the expiration of the First Renewal Term. Any renewal of this Lease shall be upon the same terms and conditions as this Lease, except: (i) Tenant may exercise any renewal option on at least the first and second floors of the Building (in their entirety); (ii) if Tenant exercises Tenant’s option to renew on more than the first two floors of the Building, Tenant shall lease all additional space on contiguous floors (starting with the third floor) in contiguous half floor increments so that any remaining vacancy on any floor shall have elevator lobby exposure on one side; (iii) the Annual Rent and Monthly Installments of Rent during each renewal term shall be determined based upon the prevailing “Market Base Rent Rate” (defined below); (iv) the Annual Rent and Monthly Installments of Rent during the First Renewal Term shall be an amount equal to 95% of the prevailing Market Base Rent Rate as of the date of Tenant’s exercise of the first renewal option (or alternatively, Landlord may provide Tenant with an abatement of the first three (3) Monthly Installments of Rent during the First Renewal Term, in which event the Annual Rent and Monthly Installments of Rent will be set at 100% of the prevailing Market Base Rent Rate); (v) the Annual Rent and Monthly Installments of Rent during the Second Renewal Term shall be an amount equal to 95% of the prevailing Market Base Rent Rate as of the date of Tenant’s exercise of the second renewal option (or alternatively, Landlord may provide Tenant with an abatement of the first three (3) Monthly Installments of Rent during the Second Renewal Term, in which event the Annual Rent and Monthly Installments of Rent will be set at 100% of the prevailing Market Base Rent Rate); (vi) Landlord will not be required to construct or install any improvements or refurbishments to the Premises, nor will Landlord be required to afford any construction allowance to Tenant, it being agreed and understood that the terms and provisions of Exhibit B attached to this Lease will not be applicable during any renewal term, except to the extent the same is included in the determination of the Market Base Rent Rate; (vii) except as expressly provided in (iv) and (v) above in this Section 41.5, Tenant will not be entitled to any rent abatement during any renewal term, except to the extent the same is included in the determination of the Market Base Rent Rate; and (viii) the expense limitations set out in Section 41.2 of this Lease will not be effective after the expiration of the Initial Term, except to the extent the same is included in the determination of the Market Base Rent Rate. If the Market Base Rent Rate is determined based upon an assumption that certain concessions will be afforded to the Tenant in conjunction with such Market Base Rent Rate, then those concessions will be afforded to Tenant. For example, if the Market Base Rent Rate is determined based upon an assumption that the Tenant will be provided with a $10.00 per square foot refurbishment allowance, then a $10.00 per square foot refurbishment allowance will be afforded to Tenant. Within ten (10) days after the date upon which the Market Base Rent Rate is determined with respect to any renewal term, Landlord and Tenant will enter into a written amendment to this Lease, renewing the Term of the Lease and otherwise amending the Lease to conform with the agreements set out in this Section 41.5. The Market Base Rent Rate shall, with respect to each renewal term, be determined as follows:

41.5.1    The “Market Base Rent Rate” shall be determined based upon a comparison to the annual base rental rates (net of all pass-throughs for taxes and expenses) then being charged in the “Domain” development in which the Project is located and in the Northwest (NW) and Far Northwest Submarkets, as identified on Exhibit G attached to this Lease and concessions given for recent leases (including renewals) of comparable spaces of between 40,000 and 250,000 square feet of rentable floor area in office buildings which are comparable to the Building, and with tenants of comparable quality and credit rating, and taking into account operating expenses of the Building relative to comparable buildings (for example, Stonebridge I and II and Arboretum Plaza I and II will be given more weight than Riata or Research Park Place) with comparable density levels and also taking into account the appropriate rent premium that should be paid for an above-standard 6:1000 parking ratio provided under this Lease, the fact that a portion of the Building is served by a structured parking garage, all sustainability designations of the Building, if any, and the fact that the Building is located in a mixed use development with Class A retail amenities, residential amenities and other amenities available in close proximity to the Building, and also taking into account the definition of rentable area, the leasehold improvements provided, the quality, age and location of the applicable building, and the time the particular rate under consideration became effective. The Market Base Rent Rate shall take into account and include abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, the length of term, tenant improvement allowances and other generally applicable conditions of tenancy for such comparable transactions. The intent is that assuming Tenant pays the Market Base Rent Rate, Tenant will receive the same rent and other economic benefits that Landlord would otherwise give in comparable transactions and Landlord will make and receive the same economic concessions and payments that Landlord would otherwise make and receive in comparable transactions.

41.5.2    If Tenant exercises any renewal option hereunder, then Tenant shall be obligated to lease the Premises for the applicable renewal term and Landlord shall, within fifteen (15) days after Landlord’s receipt of any notice by Tenant exercising a renewal right hereunder, deliver to Tenant written notice of Landlord’s determination of the Market Base Rent Rate as of the applicable rental adjustment date (the “Rent Adjustment Notice”). If Tenant does not agree with Landlord’s determination of the Market Base Rent Rate, then Tenant shall deliver written notice of such disagreement to Landlord within fifteen (15) days after Landlord’s delivery to Tenant of the Rent Adjustment Notice and if Landlord and Tenant cannot reach mutual agreement as to the amount of the Market Base Rent Rate within a total of forty-five (45) days after the date upon which Tenant exercises any renewal option hereunder (the “Arbitration Commencement Date”), then Landlord and Tenant shall follow the following arbitration provisions which shall be binding upon both parties: Landlord and Tenant shall each, within fifteen (15) days after the Arbitration Commencement Date, simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Market Base Rent Rate (collectively referred to herein as the “Estimates”). If the higher of the two Estimates is not more than 105% of the lower Estimate, then the average of the two Estimates shall be deemed to be the Market Base Rent Rate. If the higher Estimate is more than 105% of the lower Estimate, then Landlord and Tenant shall, within ten (10) days of submitting the Estimates, select a Qualified Appraiser (defined below) to determine the Market Base Rent Rate in accordance with the definition provided above. If Landlord and Tenant cannot agree upon a Qualified Appraiser within said ten (10) day period, either Landlord or Tenant may elect to have the Qualified Appraiser appointed by the American Arbitration Association or its successor organization. The Qualified Appraiser shall, within thirty (30) days of being appointed to serve hereunder, determine which of the Landlord’s or Tenant’s Estimates most closely approximates the Market Base Rent Rate and the Estimate so selected shall be deemed to be the Market Base Rent Rate for all purposes hereunder. Landlord and Tenant each hereby covenants and agrees that the Market Base Rent Rate determined in accordance with the foregoing procedures shall be binding upon each of them.

41.5.3    For purposes hereof, the term “Qualified Appraiser” shall mean and refer to an appraiser or broker who: (i) regularly appraises property in Travis County, Texas; (ii) is disinterested; and (iii) has at least three (3) years experience appraising office leasehold interests in Austin, Texas. The cost of the appraisal hereunder shall be borne equally by Landlord and Tenant.

41.5.4    If, for any reason, the Market Base Rent Rate hereunder is not determined prior to any applicable rental adjustment date hereunder, then Tenant shall continue to pay rent at the then existing rate, and, upon final determination of the Market Base Rent Rate hereunder, Tenant shall, if the Market Base Rent Rate is higher than the then existing Annual Rent rate hereunder, pay to Landlord a cash payment equal to such amounts as may be necessary to adjust each Monthly Installment of Rent which has been paid hereunder to the Market Base Rent Rate effective as of the applicable rental adjustment date, and if the Market Base Rent Rate is lower than the existing Annual Rent Rate hereunder, any amount as may be necessary to adjust each Monthly Installment of Rent which has been paid hereunder to the Market Base Rent Rate effective as of the applicable rent adjustment shall be immediately credited against amounts next coming due under this Lease.

41.6        Downsizing Options.  Provided that Tenant has not previously exercised any right to expand the Premises or lease any additional space under the terms of this Lease and provided that no Event of Default exists or remains uncured under this Lease at the time of Tenant’s exercise of its rights under this Section 41.6 or at any time thereafter until any Downsizing Option has been fully consummated under the terms and provisions of this Section 41.6, then Tenant shall have: (a) a one-time right to relinquish one full floor of the Premises in Month 84 of the Term; and (b) a second one-time right to relinquish one full floor of the Premises in Month 96 of the Term (each being a “Downsizing Option” and collectively, the “Downsizing Options”). Tenant shall select either the top floor of the Building or the bottom floor of the Building to be the first floor to be relinquished pursuant to the Downsizing Options hereunder [except, however: (i) if Landlord has previously exercised the “Relocation Requirement” under Section 41.9.2 below, then the first floor relinquished by Tenant hereunder must be contiguous to the floor which was relinquished by Tenant in connection with the Relocation Requirement; and (ii) if Tenant exercises both Downsizing Options hereunder, then the second floor relinquished must be contiguous to the previously relinquished floor]. Tenant shall provide to Landlord at least nine (9) months advance written notice of exercise of each Downsizing Option and if Tenant fails to deliver such advance written notice with respect to any Downsizing Option, then such Downsizing Option shall be considered waived. In conjunction with each Downsizing Option hereunder, Tenant shall pay to Landlord, on or before the date upon which Tenant’s rental obligation with respect to the applicable relinquished floor is discontinued, an amount equal to: (a) all unamortized leasing commissions and the unamortized portion of the Allowance (as defined in Exhibit B) with respect to each relinquished floor; plus (b) an amount equal to three (3) months of gross rents (including all Monthly Installments of Rent, and all required payments for Expenses and Taxes) based upon the then in place rent and square footage of the floor being relinquished. For the purpose of calculating the amount due under clause (a) in the preceding sentence: (i) the leasing commissions and the Allowance will be allocated pro rata across the Premises on a “per square foot” basis; (ii) the pro rata amount allocated to the relinquished floor will bear interest at an imputed rate of ten percent (10%) per annum throughout the Initial Term and will be amortized over the life of the Initial Term with equal monthly reductions occurring on the first day of each calendar month during the Initial Term; and (iii) the unamortized portion of the leasing commissions and the Allowance will be calculated as of the date which is 3 months after the date upon which Tenant’s rental obligation with respect to the relinquished floor is discontinued. As a condition to Tenant’s right to effectuate any Downsizing Option exercised by Tenant hereunder, Tenant shall, within thirty (30) days after Tenant’s delivery to Landlord of the notice exercising such Downsizing Option: (a) deliver the full amount of the payment owned by Tenant to Landlord in conjunction with such Downsizing Option; and (b) execute and deliver to Landlord a written amendment to this Lease in form reasonably acceptable to Landlord, pursuant to which the following will occur effective as of the date of the Downsizing: (i) the applicable floor of the Building being relinquished will be deleted from the Premises; (ii) the Annual Rent, the Monthly Installments of Rent and Tenant’s Proportionate Share of the Expenses and Taxes under this Lease will be reduced appropriately; and (iii) the number of parking spaces provided to Tenant under this Lease will be reduced appropriately, so that Tenant will have six (6) parking spaces per 1,000 square feet of rentable area within the downsized Premises, it being expressly agreed and understood that pro rata portions of the relinquished parking spaces will be taken from the Domain Parking Garage and the other Parking Facilities (for example if 54% of the parking spaces utilized by Tenant prior to the exercise of a Downsizing Option are located in the Domain Parking Garage, then 54% of the relinquished parking spaces will be taken from the Domain Parking Garage). The Downsizing Options and the rights granted to Tenant under this Section 41.6 may be assigned by Tenant to any assignee which is an Affiliate or Successor of Tenant, but are otherwise personal to Tenant and may not be assigned to or be utilized by any other assignee of Tenant or by any sublessee of Tenant. Any assignment of this Lease to a party other than an Affiliate or Successor of Tenant shall automatically terminate the Downsizing Options and the rights of Tenant under this Section 41.6. A subletting by Tenant will not terminate the Downsizing Options, but no sublessee of Tenant will be entitled to utilized or enjoy the benefit of the Downsizing Options hereunder. Further, if Tenant exercises any right to expand the Premises or lease any additional space under the terms of this Lease, then the Downsizing Options and all of Tenant’s rights under this Section 41.6 shall thereupon automatically terminate and be of no further force or effect.

41.7        Signage.  Landlord will make standard lobby directory signage and suite identification available to Tenant at Landlord’s expense. In addition, so long as Tenant leases one hundred percent (100%) of the Building, Tenant shall be granted the exclusive right to place one sign with Tenant’s logo on the exterior of the Building facing Burnet Road and a second sign with Tenant’s logo on the exterior of the Building facing Esperanza Crossing. If Tenant leases less than one hundred percent (100%) but more than fifty percent (50%) of the Building (or if Tenant’s leasing of the Building drops below fifty percent (50%) due solely to the combination of the exercise by Tenant of the Downsizing Options referenced in Section 41.6 above and the exercise by Landlord of the “Relocation Requirement” referenced in Section 41.9.2 below), then Tenant shall be granted the non-exclusive right to place one sign with Tenant’s logo on the exterior of the Building facing Burnet Road and a second sign with Tenant’s logo on the exterior of the Building facing Esperanza Crossing. If Tenant leases less than fifty percent (50%) of the Building, then (unless Tenant’s leasing of the Building has fallen below fifty percent (50%) due solely to the combination of the exercise by Tenant of the Downsizing Options referenced in Section 41.6 above and the exercise by Landlord of the Relocation Requirement referenced in Section 41.9.2 below), then Tenant shall have no rights to any exterior signage on the Building. The location, size, materials and graphics used for all signage are subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. All signage will be installed at Tenant’s expense or may be paid with any unused portion of the Allowance. Upon expiration of the Term of this Lease, Tenant shall remove all signage which has been installed for Tenant’s benefit and shall repair any damage to the Building caused by the removal of such signage. The rights granted to Tenant under this Section 41.7 may be assigned by Tenant to any assignee which is an Affiliate or Successor of Tenant, but are otherwise personal to Tenant and may not be assigned to or be utilized by any other assignee of Tenant or any sublessee of Tenant. Any assignment of this Lease to a party other than an Affiliate or Successor of Tenant shall automatically terminate the rights of Tenant under this Section 41.7. A subletting by Tenant will not terminate the rights of Tenant under this Section 41.7, but no sublessee of Tenant will be entitled to utilized or enjoy the benefit of any of the rights of Tenant under this Section 41.7. Landlord shall not place any advertising signage on the Building.

41.8        Building Two ROFO.  Landlord has caused to be provided to Tenant that certain right of first offer, a copy of which is attached to this Lease as Exhibit I and is incorporated herein by reference (the “ROFO”).

41.9        Expansion Building Expansion Option.  Subject to the condition that, at the time of the exercise of the expansion option hereunder and at all times thereafter until execution of the “Expansion Building Lease Agreement”, no uncured Event of Default exists under this Lease, then Tenant shall have the right and option (the “Expansion Building Expansion Option”) to lease between 40,000 and 90,000 rentable square feet of rentable floor space in an office building to be constructed in the location shown as the “Expansion Building” on Exhibit A-1 (the “Expansion Building”), subject to the following terms, conditions, limitations and requirements:

41.9.1    If Tenant intends to exercise the Expansion Building Expansion Option, then Tenant shall deliver written notice of such intent (the “Notice of Intent”) to Landlord between January 1, 2010 and August 1, 2010. The Notice of Intent shall specify: (a) the amount of space in the Expansion Building which Tenant desires to lease (which amount shall be not less than 40,000 rentable square feet and not more than 90,000 rentable square feet); and (b) any additional parking above a 4:1000 ratio which Tenant desires, up to but not in excess of a ratio of 6:1000 (the “Excess Parking”). If Tenant fails to timely deliver the Notice of Intent to Landlord, then Tenant will be deemed to have waived the Expansion Building Expansion Option and all of Tenant’s other rights under this Section 41.9.

41.9.2    If Tenant delivers the Notice of Intent to Landlord, then Landlord, at Landlord’s option and election, may require Tenant to relinquish up to one (1) full floor of the Premises (either the first floor or the fifth floor of the Building, at Tenant’s election) and to lease an additional area of equivalent size in the Expansion Building. If Landlord elects to impose this relocation requirement (the “Relocation Requirement”) on Tenant, then the additional space in the Expansion Building to be provided by Landlord in connection with the Relocation Requirement (the “Relocation Premises”) will be finished out by Landlord, at Landlord’s expense, on a “turn-key” basis in a manner comparable to the finish out in the Building and, in addition, Landlord shall pay for Tenant’s actual and reasonable moving expenses (inclusive of any reasonable voice/data cabling, design fees, furniture relocation consulting fees and other expenses) incurred in connection with the move from the Building to the Relocation Premises.

41.9.3    If Tenant timely delivers the Notice of Intent to Landlord, then Landlord shall make a good faith effort to deliver to Tenant, within ten (10) business days after Landlord’s receipt of the Notice of Intent: (a) a preliminary development budget showing Landlord’s estimated costs to obtain permits for the Expansion Building and the expansion building parking facilities and to design, develop and construct the Expansion Building and the expansion building parking facilities (the “Preliminary Budget”); and (b) a description of the proposed location for the Excess Parking, if any, together with an estimate of the cost of providing the Excess Parking and a description of the method by which Tenant will be obligated to pay for the Excess Parking. Tenant shall have the right, in Tenant’s sole and absolute discretion, to elect to eliminate all or any portion of the Excess Parking by delivery of written notice to Landlord within ten (10) days after Tenant’s receipt of that information.

41.9.4    If Tenant is not satisfied with the projected costs revealed by the Preliminary Budget, then Tenant will have no obligation to lease any space within the Expansion Building. However, if Tenant desires to lease space in the Expansion Building, then Tenant must, within twenty (20) days after the later of (i) receipt of the Preliminary Budget or (ii) receipt of a complete draft of the Expansion Building Lease Agreement, enter into, at Landlord’s option and election, either an amendment to this Lease or a new lease (the “Expansion Building Lease Agreement”) covering the Expansion Building Expansion Space (hereinafter defined). If Tenant fails to enter into the Expansion Building Lease Agreement within such twenty (20) day period, then Tenant will be deemed to have waived the Expansion Building Option and all of Tenant’s other rights under this Section 41.9. Tenant shall have the right to elect to proceed with the leasing of space in the Expansion Building with a modification to the Preliminary Budget that, at Tenant’s election, eliminates all or any portion of the Excess Parking. Tenant understands and hereby acknowledges that Landlord will commit to construct the Expansion Building if and only if Tenant enters into a binding Expansion Building Lease Agreement with Landlord.

41.9.5    The Expansion Building Lease Agreement shall be prepared generally in the form of this Lease, with such modifications as are required to conform with the agreements set out in this Section 41.9 and with such other modifications as Landlord may reasonably require. The Expansion Building Lease Agreement shall specifically provide that: (a) Landlord will have the right to designate the location and exact size of the office space within the Expansion Building to be leased to Tenant, including the Relocation Premises, if applicable (collectively, the “Expansion Building Expansion Space”), but the space selected by Landlord shall be contiguous space (for this purpose, space on contiguous floors shall be considered to be contiguous space) and shall contain not less than ninety percent (90%) and not more than one hundred ten percent (110%) of the amount of space requested by Tenant (plus the Relocation Premises, if applicable); (b) Landlord will not be required to construct or install any tenant finish improvements to the Premises, but Landlord will provide Tenant with a construction allowance for tenant improvements in an amount equal to the number of square feet of rentable space in the Expansion Building Expansion Space, multiplied by $32.50 (the “Expansion Space TI Allowance”); (c) Tenant will not be entitled to any rent abatement with respect to the Expansion Building Expansion Space; (d) the term of the Expansion Building Lease Agreement (the “Expansion Term”) and Tenant’s obligation to begin paying Monthly Installments of Rent will commence on the earlier of the following dates (such earlier date being referred to herein as the “Expansion Building Commencement Date”): (i) the date of Tenant’s occupancy of the Expansion Building Expansion Space for conduct of its business, or (ii) the date which is one hundred twenty (120) days after the date of delivery of the Expansion Building Expansion Space by Landlord to Tenant with the Shell Improvements in a condition ready for construction with regard to the commencement of the Tenant Improvements, subject only to minor interference from Landlord’s Contractor or its agents and employees, which condition shall include the main interior fire protection, main mechanical and main electrical core improvements being substantially complete and the Building being closed-in and water tight; (e) the Expansion Term will expire concurrently with the expiration of the Initial Term; (f) a separate determination of the “Tenant’s Proportionate Share” will be made and for purposes of the Expansion Building Lease Agreement, it will be a fraction, the numerator of which is the number of rentable square feet of floor space in the Expansion Building Expansion Space and the denominator of which is the total number of rentable square feet of floor space in the Expansion Building (the “Tenant’s Expansion Building Share”); (g) the early access provisions set out in Section 41.1 of the this Lease will not be effective with respect to the Expansion Building Expansion Space; (h) the expense limitations set out in Section 41.2 of this Lease will be modified to eliminate clauses (a) and (c) therein and to modify clause (b) therein to make reference to the first full calendar year after the year in which the Expansion Building Commencement Date falls, rather than calendar year 2010; (i) the fiber installation contingency set out in Section 41.4 of this Lease will not be effective with respect to the Expansion Building Expansion Space; (j) the renewal options set out in Section 41.5 of this Lease will be effective with respect to the Expansion Building Expansion Space [but (1) Tenant’s renewal rights must be exercised, if at all, with respect to full floor increments of the Expansion Building Expansion Space (which said full floor increments must be contiguous with each other and must include either the highest floors included in the Expansion Building Expansion Space or the lowest floors included in the Expansion Building Expansion Space); and (2) this Lease shall be amended and the Expansion Building Lease Agreement will be drafted so as to provide, in all instances that if Tenant exercises one or more of the renewal options, then the Market Base Rent Rate will be determined separately with respect to the original Premises under the Lease and the Expansion Building Expansion Space (so as to account for any differences between the original Premises and the Building on one hand and the

Expansion Building in the Expansion Building Expansion Space on the other hand)]; (k) the Downsizing Options set out in Section 41.6 of this Lease will not be effective with respect to the Expansion Building Expansion Space; (l) if and only if Tenant is leasing more than fifty percent (50%) of the Expansion Building, then Tenant will be allowed one (1) sign on the exterior of the Expansion Building, to be located on the side of the Expansion Building facing Burnet Road; (m) Tenant will have no additional expansion rights or rights of first refusal with respect to the Expansion Building Expansion Space (and in this regard, the rights of Tenant under Sections 41.8 and 41.10 of this Lease will not be effective with respect to the Expansion Building Expansion Space); (n) Tenant will be required to put up a cash Security Deposit with Landlord in an amount equal to the last Monthly Installment of Rent and the anticipated last monthly payment for Expenses and Taxes with respect to the Expansion Building Expansion Space, plus an irrevocable letter of credit in form acceptable to Landlord, drafted on a bank acceptable to Landlord in an amount equal to the Expansion Space TI Allowance, the full amount of all real estate commissions paid by Landlord in connection with the Expansion Building Expansion Space and three (3) months of gross rent for the Expansion Building Expansion Space; provided that the amount of the letter of credit shall be subject to reduction in substantially the same manner as the letter of credit for the initial Premises and the form of letter of credit and issuing bank with respect to the initial letter of credit for the initial Premises shall be acceptable to Landlord; (o) the exact size of the Expansion Building Expansion Space will be determined pursuant to the Standard Method For Measuring Floor Area In Office Buildings, ANSI/BOMA Z65.1-1996 promulgated by Building Owners and Managers Association International, and its accompanying guidelines; (p) the exhibits attached to the Expansion Building Lease Agreement will be modified as necessary to describe the Expansion Building and the Expansion Building Expansion Space rather than the Building and the Premises; (q) Exhibit B will be modified to include references to approved parties to serve as “Tenant’s Architect”, “Tenant’s Engineer” and “Tenant’s Contractor” who are reasonably acceptable to Landlord at the time, to modify Section 5.1 therein to make reference to the amount of the Expansion Building TI Allowance (rather than the Allowance), to replace Article VI thereof with Article VI as shown on Exhibit J attached to this Lease, to modify the first sentence in Section 6.2 thereof to make reference to the date which is thirty (30) days prior to the Expansion Building Commencement Date and to modify the second sentence in Section 6.2 thereof to make reference to the Expansion Building Commencement Date; (r) Exhibit B-1 will be replaced by the “Shell Improvements” specifications prepared by Landlord for the Expansion Building; (s) Exhibit D will be replaced with the required form of subordination, non-disturbance and attornment agreement prepared by Landlord’s construction lender for the Expansion Building; (t) Exhibit F will either be deleted from the Agreement or will be replaced with a cooperating broker agreement in form acceptable to Landlord; (u) Exhibit H will be replaced with a letter of credit form approved by Landlord with respect to the letter of credit to be furnished by Tenant under the terms of the Expansion Building Lease Agreement; and (v) Exhibit I will be deleted from the Expansion Building Lease Agreement.

41.9.6    If and only if Tenant timely enters into the Expansion Building Lease Agreement with Landlord, then Landlord will commit to: (a) arrange for adequate equity and/or financing to construct the Expansion Building, to close Landlord’s construction loan and provide to Tenant a subordination, non-disturbance and attornment agreement in such form as may be required by Landlord’s lender (if and only if Landlord elects to obtain a loan rather than funding construction entirely out of equity) and to commence construction of the Expansion Building in a bona fide manner not later than fourteen (14) months following the date of execution of the Expansion Building Lease Agreement (“Test A”); and (b) cause Substantial Completion of the Shell Improvements (as defined in Exhibit B of the Expansion Building Lease Agreement) to occur not later than twenty-five (25) months following the date of execution of the Expansion Building Lease Agreement (“Test B”). The provisions herein regarding Test A and Test B are subject to the following.

    41.9.6.1 If Landlord fails to meet Test A, then: (a) the Expansion Building Lease Agreement shall thereupon automatically terminate; and (b) Tenant shall be entitled to recover from Landlord liquidated damages equal to $25.00 per square foot multiplied by the number of square feet of floor space within the Building Two Expansion Space (provided, however, that in no event shall the amount of the liquidated damages be in excess of $1,000,000.00). The remedies of Tenant specifically enumerated under this Section 41.9.6.1 are the sole and exclusive remedies available to Tenant in the event of Landlord’s failure to meet Test A for any reason. If Landlord fails for any reason to meet Test A, then Tenant may enforce Tenant’s remedies under this Section 41.9.6.1, but Landlord will have no further or additional liabilities or obligations to Tenant under or in connection with the Expansion Building Lease Agreement. Landlord and Tenant agree that it is difficult to determine the amount of Tenant’s damages arising out of a failure by Landlord to meet Test A, but the liquidated damages agreed upon hereunder constitute a fair estimate of those damages which has been agreed to by Landlord and Tenant in a sincere effort to make the damages certain. In the event the liquidated damages amount provided for in this Section 41.9.6.1 is not paid to Tenant by Landlord within thirty (30) days after demand, Tenant may offset the amount of the liquidated damages against amounts thereafter coming due under this Lease, as Tenant’s sole and exclusive remedy.

     41.9.6.2 If the Expansion Building Lease Agreement has not been terminated under the terms of Section 41.9.6.1 above and if Landlord fails to meet Test B and such failure causes Tenant to be unable to complete the Tenant Improvements to the Expansion Building Expansion Space on or before the date which is twenty-seven (27) months following the date of execution of the Expansion Building Lease Agreement (despite Tenant having used commercially reasonable efforts to complete those Tenant Improvements by that date), then Landlord shall abate the Monthly Installments of Rent and the monthly payments of estimated Expenses and Taxes under this Lease by an amount equal to the prorated amounts payable on a per-diem basis for the Monthly Installments of Rent and the monthly payments of estimated Expenses and Taxes for space equal in size to the Expansion Building Expansion Space and such abatement shall continue for an amount of time equal to the number of days of delay caused by Landlord’s failure to meet Test B (up to but not in excess of a total of one hundred eighty (180) days. In addition, if Landlord has not met Test B on or before the date which is exactly thirty-one (31) months following the date of execution of the Expansion Building Lease Agreement, then Tenant may deliver to Landlord, on or before the date which is exactly thirty-two (32) months following the date of execution of the Expansion Building Lease Agreement, a written notice stating that Landlord has failed to satisfy Test B and stating, with reasonable particularity, all of the actions which are necessary to satisfy Test B. If Landlord has not met Test B within thirty (30) days after Landlord’s receipt of such notice, then Tenant may elect to terminate the Expansion Building Lease Agreement by delivering a written notice of termination to Landlord not later than the date which is exactly thirty-three (33) months following the date of execution of the Expansion Building Lease Agreement. If Tenant does not deliver a written termination notice to Landlord by such date, then Tenant will be deemed to have waived Tenant’s termination rights under this Section 41.9.6.2. The remedies of Tenant specifically enumerated under this Section 41.9.6.2 are the sole and exclusive remedies available to Tenant in the event of Landlord’s failure to meet Test B for any reason.

     41.9.6.3 If Landlord is delayed or prevented from performing any activities necessary to satisfy Test A or Test B by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond Landlord’s control, the period of delay caused by such event shall be deemed to be added to the time period herein provided for the satisfaction of Test A and/or Test B, as applicable; provided that no such extension shall be available unless Landlord gives Tenant written notice of the event and delay within ten (10) days after its occurrence stating, with reasonable particularity, the nature of the event and delay; and provided further that the aggregate amount of delay in the time periods herein provided for the satisfaction of Test A and/or Test B, as applicable, shall not exceed ninety (90) days. In no event shall the time periods be delayed for any reason relating to the ownership of the property upon which the Expansion Building is to be constructed being held by persons other than Landlord or being subject to liens in favor of any lender. Delay shall be recognized under this Section 41.9.6.3 only to the extent that performance by Landlord is delayed despite Landlord’s commercially reasonable efforts to adapt and compensate for such delays after Landlord becomes aware of same.

  41.9.7    During the first twelve (12) months of the Expansion Term, the Annual Rent (payable in Monthly Installments of Rent) for the Expansion Building Expansion Space will be established at amounts which will result in a ten percent (10%) per annum return to Landlord on the total of: (a) Tenant’s Expansion Building Share of the “Expansion Building Costs” (hereinafter defined); plus (b) the full amount of: (i) the Expansion Space TI Allowance; (ii) all interest accruing on the sums advanced by any lender to Landlord to fund the payment of the Expansion Space TI Allowance; and (iii) all brokerage commissions, attorneys fees and other expenses incurred in connection with the Expansion Building Lease Agreement. At the commencement of the second twelve (12) month period during the Expansion Term and also at the commencement of each subsequent twelve (12) month period during the Expansion Term, the Annual Rent will be increased by an amount equal to the number of square feet of rentable space within the Expansion Building Expansion Space, multiplied by $0.50 and the Monthly Installments of Rent will be increased accordingly.

     41.9.7.1    For purposes hereof, the “Expansion Building Costs” shall mean all costs actually incurred by Landlord in connection with the Expansion Building and/or the Base Parking Garage (hereinafter defined), including without limitation: (a) a deemed land value in an amount equal to the product of $30.00 multiplied by the number of rentable square feet of floor space in the Expansion Building; (b) all financing costs incurred in connection with any loans obtained to fund the development and construction of the Expansion Building or construction, including all interest incurred during the “Carry Period” (hereinafter defined) and all fees, expenses, reimbursements and charges paid to any lenders and all commissions paid to any mortgage brokers; (c) all design costs, including all fees, expenses, reimbursements and charges paid to architects, designers, land planners, engineers and other consultants; (d) all costs to subdivide the land on which the Expansion Building is located and all other costs incurred to obtain permits or licenses, including all sums paid to any governmental or regulatory authorities and all fees, expenses, reimbursements and charges paid to any architects, designers, land planners, engineers and other consultants; (e) all land development and construction costs, including all costs to acquire materials, all payments to any contractors or subcontractors, and all fees, expenses, reimbursements and charges paid to any architects, engineers, construction managers or other consultants; (f) all sums paid for property taxes, expenses incurred in connection with any tax protests, owners association dues and charges, maintenance and security expenses and other costs of carry incurred prior to the commencement of Tenant’s rental obligation under the Expansion Building Lease Agreement; (g) all fees, expenses, reimbursements and charges paid to any accountants, attorneys or other consultants in connection with any of the foregoing listed items; and (h) any and all other reasonable soft and hard costs. Landlord has installed two (2) 4 inch conduits from the Building to a point north of the Domain Gateway Garage. If requested by Tenant, Landlord will install additional conduit to connect the Expansion Building with the Building, but the cost of such additional conduit will be included in the Expansion Building Cost. The Expansion Building Costs will not include costs associated with interest carry on unleased space or property taxes on unleased space subsequent to the occupancy of the Expansion Building Expansion Space by Tenant or the cost associated with any interest rate swaps or any costs incurred for offsite improvements, offsite infrastructure, or offsite extension of utilities (but all costs for improvements, infrastructure and utilities within the parcel on which the Expansion Building is located and all costs for connections to utility lines located in adjacent rights of way will be included in the Expansion Building Cost). As used herein, the term “Carry Period” means the period commencing on the date of recordation of any deed of trust delivered by Landlord in connection with a loan obtained by Landlord to fund construction of the Expansion Building and ending on the Expansion Building Commencement Date.

41.9.7.2    Tenant will be responsible for all costs (over and above the Expansion Space TI Allowance of $32.50 per square foot) which may be incurred in connection with the construction of Tenant Improvements to the Expansion Building Expansion Space.

41.9.7.3    Within thirty (30) days following the Expansion Building Commencement Date, Landlord shall deliver to Tenant a notice setting forth the Annual Rent for the Expansion Building Expansion Space showing in reasonable detail the costs described in Section 41.9.7(a) and (b), including without limitation Landlord’s final determination of the Expansion Building Costs, together with reasonably detailed supporting documentation therefor. Within ninety (90) days after Tenant receives such determination by Landlord, if so requested by Tenant, a determination of the actual amount of the Expansion Building Costs shall be made by an independent certified public accountant or construction management firm (the “Expansion Building Cost Accountant”) mutually and reasonably selected by Landlord and Tenant. If the Expansion Building Cost Accountant determines that the Expansion Building Costs were equal to an amount which is different than the amount determined by Landlord, then Landlord and Tenant shall, within thirty (30) days following such determination, reconcile the amount of Annual Rent paid by Tenant with respect to the Expansion Building Expansion Space with the amount of Annual Rent which should have been paid by Tenant with respect to that space and the Expansion Building Costs determined by the Expansion Building Cost Accountant shall be used thereafter to calculate Annual Rent with respect to that space.

41.9.8     Landlord shall provide parking (either surface parking or structured parking or both) for the Expansion Building Expansion Space in an amount sufficient to provide a 4:1000 parking ratio for the Expansion Building Expansion Space (the “Base Parking”). In addition, if requested by Tenant in the Notice of Intent, Landlord will provide parking for the Expansion Building Expansion Space in excess of the 4:1000 parking ratio (but in no event greater than 6:1000), subject to the terms, conditions, limitations and requirements set out in Section 41.9.9 below (the “Excess Parking”). The Base Parking may be provided in one or more parking garages (collectively the “Base Parking Garage”) in any combination of the following locations: (a) a vertical expansion of the Domain Gateway Garage; or (b) an addition to the Domain Gateway Garage in the Domain Gateway Garage Expansion Area; or (c) one or more parking garages constructed within the Domain Gateway Garage Expansion Area, Expansion Building Parking Area One depicted on Page A-1-3 of Exhibit A-1 (“Expansion Building Parking Area One”), or Expansion Building Parking Area Two depicted on Page A-1-3 of Exhibit A-1 (“Expansion Building Parking Area Two”). The Excess Parking may be provided in either of the parking garage locations listed in (a) or (b) of the preceding sentence, or in any one or more surface parking lots or parking garages in the locations listed in (c) of the preceding sentence, or in any combination of the foregoing. If Landlord elects to provide any portion of the Excess Parking in a surface parking lot and subsequently decides to construct a parking garage (whether stand-alone or in connection with any other improvements of any kind) on such surface parking lot or if Landlord elects to expand the Domain Gateway Garage, then and in either such event, Landlord shall have the right to temporarily relocate the parking spaces within the affected surface parking area or the Domain Gateway Garage (as applicable) to any one or more of the following locations or any combination thereof: (a) the Domain Gateway Garage and/or any vertical expansion thereof;

(b) any surface parking lot or any addition to the Domain Gateway Garage constructed within the Domain Gateway Garage Expansion Area; or (c) any surface parking lot or parking garage located in Expansion Building Parking Area One, Expansion Building Parking Area Two, Surface Lot A, Surface Lot B, Surface Lot C, or Surface Lots H & T.

41.9.9     Landlord’s provision of the Excess Parking is subject to the following terms, conditions, limitations and requirements:

    41.9.9.1 Landlord may provide the Excess Parking in either one or more surface parking areas or one or more parking garages, or any combination thereof.

    41.9.9.2 If Landlord elects to provide any portion of the Excess Parking in a surface parking lot, then Tenant will reimburse Landlord in an amount equal to all costs incurred by Landlord in connection with such surface parking lot, including without limitation, all of the same categories of costs listed in Section 41.9.7.1 above, except that: (a) there will be no deemed land value if the surface parking lot is located in the Domain Gateway Garage Expansion Area; and (b) if the surface parking lot is located in any permitted location other than the Domain Gateway Garage Expansion Area, then the deemed land value will be an amount equal to the product of $4.50 multiplied by the number of square feet of land surface area in the site utilized for the surface parking lot.

    41.9.9.3 If Landlord elects to provide any portion of the Excess Parking in a vertical expansion of the Domain Gateway Garage, in an addition to the Domain Gateway Garage within the Domain Gateway Garage Expansion Area or in a new garage or garages constructed within any of the permitted parking areas listed in Section 41.9.8 above (each an “Excess Parking Garage”), then Tenant will reimburse Landlord in an amount equal to “Tenant’s Excess Parking Garage Share” (hereinafter defined) of the “Excess Parking Garage Costs” (hereinafter defined). For purposes of this Section 41.9.9.3: (a) the term “Tenant’s Excess Parking Garage Share” shall mean a fraction, the numerator of which is the number of parking spaces in any Excess Parking Garage utilized to provide Excess Parking to Tenant and the denominator of which is the total number of parking spaces in the Excess Parking Garage; and (b) the term “Excess Parking Garage Costs” shall mean all costs incurred by Landlord in connection with any Excess Parking Garage, including without limitation, all of the same categories of costs listed in Section 41.9.7.1 above, except that: (i) there will be no deemed land value if the Excess Parking Garage is a vertical expansion of the Domain Gateway Garage or an expansion of the Domain Gateway Garage in the Domain Gateway Garage Expansion Area; and (ii) if the Excess Parking Garage is not either a vertical expansion of the Domain Gateway Garage or an expansion of the Domain Gateway Garage in the Domain Gateway Garage Expansion Area, then the deemed land value will be an amount equal to the product of $4.50 multiplied by the number of square feet of land surface area in the site utilized for the Excess Parking Garage.

    41.9.9.4 The reimbursement to be made by Tenant to Landlord in connection with the Excess Parking (whether pursuant to Section 41.9.9.2 above if Landlord elects to provide surface parking or pursuant to Section 41.9.9.3 above if Landlord elects to provide parking in an Excess Parking Garage) shall at Landlord’s option and election, either be: (a) amortized and added to the rental rate charged to Tenant for the Expansion Building Expansion Space; or (b) paid by Tenant to Landlord in full in cash concurrently with the first rental payment under the Expansion Building Lease Agreement. If Landlord elects to charge for the Excess Parking through an increase in the rental rate on the Expansion Building Expansion Space, then the amount added to the rent for the Expansion Building Expansion Space shall be an amount sufficient to fully amortize the applicable reimbursement amount (increased by an imputed interest rate factor of ten percent (10%) per annum beginning on the Expansion Building Commencement Date) over the life of the Expansion Term.

    41.9.9.5 Notwithstanding any provision to the contrary set out elsewhere in this Section 41.9, Landlord and Tenant may, by mutual agreement, arrange for the Excess Parking to be provided in a “Mixed Use Garage” (hereinafter defined) which will be shared by Tenant and other users. For purposes hereof, a “Mixed Use Garage” shall mean a parking garage which may be located within the parking areas listed in Section 41.9.8 or elsewhere and which is designed to serve both the office use contemplated in the Expansion Building Expansion Space and other complimentary users (such as hotel and restaurant users) whose peak usage times occur on nights and weekends. In conjunction with any mutual agreement to utilize a Mixed Use Garage for the Excess Parking, Landlord and Tenant shall also mutually agree as to the amount of either an up front cash payment or monthly parking rent to be paid by Tenant to Landlord for the Excess Parking rights afforded by Landlord to Tenant in the Mixed Use Garage (the “Mixed Use Garage Payment”). If the Mixed Use Garage Payment is an up front cash payment, then the same will be paid by Tenant to Landlord in full in cash or other readily available funds on or before the Expansion Building Commencement Date. If the Mixed Use Garage Payment is monthly rent, the same will be paid by Tenant to Landlord in monthly installments beginning on the Expansion Building Commencement Date. Landlord and Tenant shall each have the right to withhold approval of any proposed Mixed Use Garage or the amount of any proposed Mixed Use Garage Payment, in each such party’s sole and absolute discretion. However, if Landlord and Tenant mutually agree on the usage of a Mixed Use Garage for the Excess Parking and on the amount of the Mixed Use Garage Payment, then the mutual agreement of Landlord and Tenant will be included as part of the Expansion Building Lease Agreement. If Landlord and Tenant, for any reason, do not reach mutual agreement with respect to the Mixed Use Garage and the Mixed Use Garage Payment prior to the deadline for execution and delivery of the Expansion Building Lease Agreement, then the terms and provisions of this Section 41.9.9.5 will be void and of no further force or effect.

  41.9.10  The rights granted to Tenant under this Section 41.9 may be assigned by Tenant to any assignee which is an Affiliate or Successor of Tenant, but are otherwise personal to Tenant and may not be assigned to or be utilized by any other assignee of Tenant or any sublessee of Tenant. Any assignment of this Lease to a party other than an Affiliate or Successor of Tenant shall automatically terminate the rights of Tenant under this Section 41.9. A subletting by Tenant will not terminate the rights of Tenant under this Section 41.9, but no sublessee of Tenant will be entitled to utilize or enjoy the benefit of any of the rights of Tenant under this Section 41.9 (other than occupancy as a sublessee).

  41.9.11  Landlord may, at Landlord’s option and election, assign the rights and obligations of Landlord under this Section 41.9 to the owner of the Expansion Building; provided, however, that such assignment shall not operate to release Landlord from any of its obligations under this Section 41.9 until and unless the Expansion Building Lease Agreement is fully executed by Tenant and Landlord’s assignee.

41.10    Expansion Building ROFR. If Tenant fails to timely deliver the Notice of Intent, Landlord will have no obligation to construct the Expansion Building, but if Landlord nonetheless elects to construct the Expansion Building during the Initial Term, then provided no uncured Event of Default exists under this Lease at the time of any exercise by Tenant of Tenant’s rights under this Section 41.10 or at any time thereafter until execution of the lease or lease amendment to be entered into pursuant to exercise by Tenant of its rights under this Section 41.10, Tenant shall have an ongoing right of first refusal during the Initial Term (and also during the First Renewal Term, if and only if Tenant exercises its renewal option for the First Renewal Term and is leasing and occupying at least three (3) full floors in the Building at the commencement of the First Renewal Term) (but not thereafter) on the first 75,000 square feet of floor space leased by Landlord in the Expansion Building (the “Expansion Building ROFR”) subject to the following terms, conditions, limitations and requirements:

  41.10.1    The Expansion Building ROFR shall be triggered by Landlord’s execution and delivery of letters of intent with prospective tenants, as more fully described hereinbelow (it being expressly agreed and understood that Landlord will not be required to negotiate or enter into final leases with prospective tenants in order to trigger the Expansion Building ROFR).

  41.10.2    If Tenant does not timely exercise its Expansion Building ROFR with respect to any offered space and timely enter into a lease for such offered space as required above, then Tenant’s rights with respect to the offered space shall expire and be of no further force or effect and the Expansion Building ROFR shall not apply to the then current offer or any future offers received by Landlord from prospective tenants with respect to such offered space; provided that if Landlord does not enter into a lease with a third party with a base rent rate that is equal to or greater than ninety-five percent (95%) of the base rent rate quoted in the Expansion Building ROFR and on terms which are not substantially more favorable to the prospective tenant than those specified in the Expansion Building ROFR within four (4) months after delivery of that offer to Tenant, then the Expansion Building ROFR and all of Tenant’s rights under this Section 41.10 shall be reinstated with respect to that space.

  41.10.3    Once Tenant has been offered and has declined the Expansion Building ROFR or has been offered and has accepted the Expansion Building ROFR on transactions totaling 75,000 square feet (or more) in the Expansion Building, whichever occurs first, then the Expansion Building ROFR and all of Tenant’s rights under this Section 41.10 shall expire.

41.10.4    If Landlord executes a letter of intent with a prospective tenant which triggers the Expansion Building ROFR, then Landlord will deliver a redacted version of such letter of intent to Tenant which deletes the name of the prospective tenant and any confidential information, but which sets out the rental rate, lease term, rental abatement, Tenant improvement allowance, commencement date, construction period, parking ratio, and other terms and conditions offered to such prospective tenant. Each such redacted letter of intent delivered by Landlord to Tenant hereunder is referred to as a “Proposed Letter of Intent”.

41.10.5    Upon delivery of any Proposed Letter of Intent to Tenant which relates to a space with 40,000 square feet or more of rentable floor area, Tenant shall have eight (8) business days to notify Landlord whether Tenant elects to exercise the Expansion Building ROFR with respect to the transaction outlined in the Proposed Letter of Intent. Upon delivery of any Proposed Letter of Intent to Tenant which relates to a space between 10,001 and 39,999 square feet of rentable floor area, Tenant shall have six (6) business days to notify Landlord whether Tenant elects to exercise the Expansion Building ROFR with respect to the transaction outlined in the Proposed Letter of Intent. Upon delivery of any Proposed Letter of Intent to Tenant which relates to a space 10,000 square feet or less of rentable floor area, Tenant shall have five (5) business days to notify Landlord whether Tenant elects to exercise the Expansion Building ROFR with respect to the transaction outlined in the Proposed Letter of Intent

41.10.6    If Tenant delivers to Landlord written notice of Tenant’s exercise of the Expansion Building ROFR with respect to any Proposed Letter of Intent, then Landlord and Tenant shall enter into a lease for the subject space on the required terms and conditions set out in the Proposed Letter of Intent within thirty (30) days after the date of Tenant’s exercise of the Expansion Building ROFR. The form of such lease will be the same form as is required and specified under Section 41.9.5 of this Lease with modifications as necessary to incorporate the required terms and conditions set out in the Proposed Letter of Intent (including without limitation, modifications to (i) refer to the space identified in the Proposed Letter of Intent, (ii) refer to any tenant improvement allowance quoted in the Proposed Letter of Intent rather than the Expansion Space TI Allowance, (iii) refer to the renewal option, if any, quoted in the Proposed Letter of Intent or to eliminate the renewal option if no renewal option is set out in the Proposed Letter of Intent, (iv) provide only for such signage, if any, as is described in the Proposed Letter of Intent, and (v) provide only for such security deposit as is described in the Proposed Letter of Intent).

41.10.7    If Tenant desires to exercise the Expansion Building ROFR with respect to any Proposed Letter of Intent, Tenant will be required to lease the entirety of the space covered by the Proposed Letter of Intent, even if the size of such space is greater than 75,000 square feet of rentable floor area.

41.10.8    The rights granted to Tenant under this Section 41.10 may be assigned by Tenant to any assignee which is an Affiliate or Successor of Tenant, but are otherwise personal to Tenant and may not be assigned to or be utilized by any other assignee of Tenant or any sublessee of Tenant. Any assignment of this Lease to a party other than an Affiliate or Successor of Tenant shall automatically terminate the rights of Tenant under this Section 41.10. A subletting by Tenant will not terminate the rights of Tenant under this Section 41.10, but no sublessee of Tenant will be entitled to utilized or enjoy the benefit of any of the rights of Tenant under this Section 41.10 (other than occupancy as a sublessee).

41.10.9    Landlord may, at Landlord’s option and election, assign the rights and obligations of Landlord under this Section 41.10 to the owner of Expansion Building; provided, however, that such assignment shall not operate to release Landlord from any of its obligations under this Section 41.10 until and unless the Expansion Building Lease Agreement is fully executed by Tenant and Landlord’s assignee.

42.          ADDITIONAL CONSTRUCTION ITEMS. Subject to the terms, conditions, limitations and requirements set out hereinbelow, Tenant shall have the right to: (a) install one or more antennae or other communications receiving/sending equipment, supplemental HVAC equipment and other rooftop equipment (collectively, the “Rooftop Equipment”) on the roof of the Building for use in connection with its business operations in the Premises and Tenant shall have the right to use reasonable amounts of riser space to provide the connections between the rooftop antennae and the Premises; and (b) Tenant shall have the right to maintain and install a generator (the “Generator”) to be located on the 8 foot by 10 foot generator pad identified on Exhibit A-1 attached to this Lease (the “Generator Pad”). Tenant will be required to pay all expenses incurred in connection with the Rooftop Equipment, the Generator and the Generator Pad, but Tenant’s use of the rooftop space for the

Rooftop Equipment and Tenant’s use of the Generator Pad shall be without any obligation to pay any additional rent. Conduit from the Generator Pad to the Building is available for Tenant’s use without obligation to pay any additional rent.

   42.1        Tenant will not install any Rooftop Equipment until and unless Tenant submits written plans for the same to Landlord and obtains Landlord’s written approval of all proposed roof penetrations and of the size, weight, appearance and location of all of the proposed Rooftop Equipment, which shall not be unreasonably withheld, conditioned or delayed. All roof penetrations must be performed by Landlord’s designated roofing contractor, but the expense thereof will be paid by Tenant. Currently, Landlord’s contractor is Apex Roofing. Tenant’s use of the rooftop space for its Rooftop Equipment shall be without any obligation to pay any additional rent.

   42.2        Tenant will not install the Generator Pad or the Generator until and unless Tenant submits to Landlord written plans for same to Landlord and obtains Landlord’s written approval of the size, weight, appearance and any required screening for the proposed Generator Pad and Generator, which shall not be unreasonably withheld, conditioned or delayed.

43.          TRADE NAMES. All trade names used by Tenant from time to time in connection with its operations in the Premises, all patents and other intellectual property rights of Tenant, and all other intangible personal property of Tenant used or arising in connection with Tenant’s operations in the Premises shall not be subject to any lien or claim of ownership by Landlord. Tenant may use any trade name(s) that it chooses in connection with its operations in the Premises and may change such trade name(s) from time to time. Notwithstanding the foregoing, however, the name utilized for Tenant on all exterior signage must not be offensive and must be generally in keeping with the types and character of names utilized in connection with exterior signage on similar Class A office buildings in the Austin, Texas market.

44.          WAIVER OF LANDLORD’S LIEN. Provided no uncured Event of Default on the part of Tenant exists at the time Tenant makes its request, Landlord agrees to execute any document reasonably requested from time to time by any lender, supplier, vendor, lessor or other lienholder in connection with the leasing or purchase money financing of Tenant’s Property, pursuant to which Landlord expressly waives any lien Landlord might otherwise have or acquire upon Tenant’s Property; provided, however, that Landlord may expressly condition any such express waiver on the removal of the applicable property by such lender, supplier, vendor, lessor or other lienholder (and the restoration of any damage to the Building caused by such removal) on or before the expiration of this Lease (or the 20th business day following written notice to the lienholder, if later).

45.          LANDLORD REPRESENTATIONS AND WARRANTIES. Landlord hereby represents and warrants to Tenant as follows:

  45.1        Authority.  Landlord has full right and lawful authority to lease the Premises to Tenant.

  45.2        Pending and Threatened Proceedings. Except as otherwise disclosed to Tenant in writing prior to the execution of this Lease, there are, to the best of Landlord’s knowledge, no civil lawsuits, condemnation or similar proceedings, or other judicial actions or proceedings which are presently pending against Landlord or the Premises and which could have a material adverse impact on the operation of the Premises as contemplated in this Lease.

  45.3        No Other Approvals.  Except for approval by Landlord’s lender to be evidenced by the SNDA referenced in Section 15 of this Lease and except for any governmental permits or approvals necessary for the construction of the Expansion Building: (a) no joinder or approval of another person is required with respect to Landlord’s right and authority to enter into this Lease; and (b) no approval of another person is required with respect to Landlord’s performance of its obligations under this Lease.

  45.4        Notice of Violations.  Landlord warrants that, to the actual knowledge of “Landlord’s Representatives” (hereinafter defined), Landlord has not, on or prior to the Lease Reference Date, received any written notice from any governmental or regulatory authority that the Premises or the Building are in violation of any law, statute, ordinance or governmental rule, regulation or requirement. For purposes of this Section 45.4, the term “Landlord Representatives” shall mean and refer to Chad Marsh and Travis Dunaway.

46.          NO OBLIGATION OF TENANT TO CONDUCT BUSINESS.  No failure, cessation, interruption or vacation of the Premises, regardless of cause or duration, shall be deemed or construed as a Event of Default.

47.          MINIMIZATION OF INTERFERENCE.    Without limiting any other provision in this Lease, Landlord shall exercise its rights and perform its obligations hereunder in such a way as to reasonably minimize (given the circumstances, including without limitation the existence of an emergency situation) any resulting interference with Tenant’s use of the Premises.

48.          WHEN PAYMENT IS DUE.  Whenever a payment is required to be made by one party to the other under this Lease, but a specific date for payment or a specific number of days within which payment is to be made is not set forth in this Lease, or the words “immediately,” “promptly” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the party which is entitled to such payment sends written notice to the other party demanding such payment. The provisions in this Section 48 do not apply to any Monthly Installments of Rent or to any of the estimated monthly payments for Tenant’s Proportionate Share of Expenses and Taxes due under this Lease or to the Up Front Cost Reimbursement Amount.

49.          REASONABLE EXPENDITURES.  Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representatives during normal business hours.

50.          EVENT OF DEFAULT BY LANDLORD.

  50.1        Landlord Default.  Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any beneficiary under any deed of trust encumbering the Project whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

  50.2        Untenantability and Unfitness. Notwithstanding any other provision of this Lease, if: (a) the Premises (or any material portion thereof) shall be rendered untenantable or unfit for Tenant’s customary business operations as a result of (i) any defect in the Building, (ii) Landlord’s failure to make any repair or perform any work that it is required to make or perform under this Lease, (iii) Landlord’s making of any repair to the Building or its performance of any work in or about the Building, (iv) Landlord’s performance of any work that it is required to provide under this Lease, or (v) any other breach of, or default under, this Lease by Landlord, and (b) Tenant delivers to Landlord a written notice (“Untenantability Notice”) which identifies the nature of the untenantability or the unfitness (the “Untenantability”) with reasonable particularity and which identifies the actions required on the part of Landlord to remedy or remove the Untenantability with reasonable particularity, then:

             50.2.1    in any case that such Untenantability shall continue for a period of five (5) consecutive business days after Landlord’s receipt of the Untenantability Notice, all base rent and additional rent shall abate for the period that the Premises remain untenantable or unfit for Tenant’s use in a customary manner (or, in the event that only a portion of the Premises are rendered untenantable or unfit for Tenant’s use in a customary manner, base rent and additional rent shall abate for such period with respect to the portion of the Premises that are rendered untenantable or unfit); and

             50.2.2    in any case that any Untenantability shall affect all or substantially all of the Premises and continue for any consecutive twelve (12) month period, Tenant shall have the right to terminate this Lease at any time after the expiration of such twelve (12) month period (so long as such termination occurs prior to the cessation or cure of the Untenantability) by serving written notice to Landlord thereof.

             50.2.3    The provisions set out in this Section 50.2 shall not relate or apply to any casualty occurring at the Project or any consequences arising out of such casualty, regardless of whether or not the same results in an Untenantability. All matters relating to casualties are covered in Article 22 of this Lease.

51.          EXPENSES AND FEES DURING CONSTRUCTION OF TENANT IMPROVEMENTS.    Landlord will not charge Tenant any fees for usage of elevators within the Building during the construction of the Tenant Improvements, but all costs incurred in connection with utilities provided to the Building during the construction of Tenant Improvements and all costs for dumpsters and other trash removal at the Building during the construction of any Tenant Improvements will be included in the cost of “Tenant’s Work” and will be paid either out of the Allowance or will be paid by Tenant under the terms of Exhibit B attached to this Lease.

52.          LEED CERTIFICATION.    Based upon information provided to Landlord by Landlord’s architects, Landlord believes that the Building has been designed in such a manner as to qualify for core and shell silver LEED certification and Landlord will utilize commercially reasonable efforts to obtain such certification.

53.          STAIRWAYS AND SECURITY.    Provided Tenant does not interfere with any fire or life safety systems or equipment in the Building, Tenant shall have the right to use the interior stairways in the Building and to install Tenant’s own security system. The Building shall include a card-key access system for after-hours entrance as part of the Building’s security system. Landlord shall provide for periodic night-time drive-by security patrol service.

54.          FORCE MAJEURE.    If either party is delayed or prevented from performing any activities required under this Lease (except for the payment of money) by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond such party’s reasonable control, the period of delay caused by such event shall be deemed to be added to the time period provided for performing the required activities; provided that no such extension shall be available unless the delayed party gives the other party written notice of the event and delay within ten (10) days after its occurrence stating, with reasonable particularity, the nature of the event and the delay. This provision shall not be construed to modify or affect the maximum time period for force majeure events allowed under the specific circumstances referenced in Sections 22.4 and 41.9.6.3 of this Lease.

55.          CORING AND CUTTING OF FLOOR SLABS.    Notwithstanding any provision in this Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, cut or drill any holes in any of the floor slabs or other components of the Building Structure, whether in connection with the initial Tenant Improvements or in connection with any alterations subsequent to the construction of the initial Tenant Improvements. Landlord will allow a reasonable number of core holes to be drilled in the floor slabs of the Building provided that no joists or beams are affected. Tenant will be required to show all proposed core holes on plans and specifications to be approved by Landlord in writing and Tenant will be required to drill a pilot hole from the bottom of each affected slab to ensure that no beams or joists are affected. In addition, if any core holes, core groups or openings are larger than six inches (6”) in diameter, Landlord may require Tenant to conduct a “Ferroscan” to locate the slab rebar and adjust core locations as necessary to minimize the affect on the floor slab.

56.          TENANT REPRESENTATION REGARDING FINANCIAL CONDITION.    Tenant represents and warrants to Landlord that on the Lease Reference Date, Tenant has tangible net worth of One Billion and no/100 Dollars ($1,000,000,000.00) or more.

[REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

LANDLORD:			TENANT:

By:	Domain Gateway I, LP, a Texas limited partnership		OneWest Bank, FSB, a Federally Chartered Savings Bank

	By:	RREEF Domain GP, LLC, a Delaware limited liability company, its General Partner

		By:	By:

		Printed Name:	Printed Name:

		Title:	Title:

		Dated:	Dated:

46

EXHIBIT A – FLOOR PLANS DEPICTING THE PREMISES

attached to and made a part of Lease bearing the

Lease Reference Date of            , 20            between

Domain Gateway I, LP, as Landlord and

        , as Tenant

Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

ENDEAVOR REAL ESTATE GROUP

DOMAIN GATEWAY
FLOOR 01

EXHIBIT A-1 – SITE PLAN

attached to and made a part of Lease bearing the

Lease Reference Date of        , 20        between

Domain Gateway I, LP, as Landlord and

        , as Tenant

Exhibit A-1 is intended only to show the general location of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1-1

OneWest Parking at Domain Gateway

SURFACE LOT D
SURFACE LOT C
DOMAIN GATEWAY GARAGE EXPANSION AREA
DOMAIN GATEWAY GARAGE
DOMAIN GATEWAY BUILDING
SURFACE LOT A
DOMAIN BUILDING TWO PARKING AREA
SURFACE LOTS H & T
SURFACE LOT B
FUTURE
EXISTING DAY 1

A-1-2

OneWest Bank Expansion and Parking

EXPANSION BUILDING PARKING AREA ONE
EXPANSION BUILDING
EXPANSION BUILDING PARKING AREA TWO
DOMAIN GATEWAY GARAGE EXPANSION AREA
DOMAIN GATEWAY GARAGE
DOMAIN GATEWAY BUILDING
The DOMAIN
Austin continued.

A-1-3

EXHIBIT B – INITIAL ALTERATIONS

attached to and made a part of Lease bearing the

Lease Reference Date of March     , 2009 between

Domain Gateway I, LP, as Landlord and

OneWest Bank, FSB, as Tenant

ARTICLE I

PARTIES

Section 1.1         Landlord.   Domain Gateway I, LP, a Texas limited partnership

Section 1.2         Tenant.   OneWest Bank, FSB, a Federally Chartered Savings Bank.

Section 1.3.        As of the date hereof and subject to the change at any time and from time to time without notice, Landlord’s review will be performed by Landlord or Endeavor Real Estate Group, Ltd. (hereinafter referred to as “Landlord’s Representative”).

ARTICLE II

THE WORK

Section 2.1         Landlord’s Work.   Landlord shall, at Landlord’s sole cost and expense, complete the construction of the building shell improvements described on Exhibit B-1 attached hereto and incorporated herein by reference (the “Shell Improvements”). The Shell Improvements and all work conducted at any time by Landlord and/or by any employee, contractor, agent, or other person or entity acting by, through, under or on behalf of Landlord in connection with the Shell Improvements are referred to herein collectively as the “Landlord’s Work”.

Section 2.2         Tenant’s Work.   Subject to the terms, conditions, limitations and requirements set out hereinbelow, Tenant shall, at Tenant’s sole cost and expense, design and construct any and all additional improvements (over and above the Shell Improvements) which may be desired by Tenant in connection with the Premises (the “Tenant Improvements”). The Tenant Improvements and all work conducted at any time by Tenant and/or by any employee, contractor, agent, or other person or entity acting by, through, under or on behalf of Tenant in connection with the Tenant Improvements are referred to in this Exhibit B collectively as the “Tenant’s Work”.

ARTICLE III

TENANT’S PLANS AND SPECIFICATIONS

Section 3.1         Tenant’s Plans and Specifications. Prior to commencement of Tenant’s Work, Tenant shall submit to Landlord, for Landlord’s approval, complete plans and specifications for the layout, improvements and finish of the Premises, including mechanical and electrical drawings and decorating-plans showing the location of partitions, reflected ceiling plans including light fixtures, electrical outlets, telephone outlets, sprinklers, doors, wall finishes, floor coverings, and all other work to be performed by Tenant (collectively referred to as “Tenant’s Plans”). Tenant’s Plans shall be prepared for Tenant by an architect selected by Tenant and approved in writing by Landlord (“Tenant’s Architect”) and an engineer selected by Tenant and approved in writing by Landlord (“Tenant’s Engineer”) and shall be in a form sufficient to secure the approval of governmental authorities with jurisdiction over the approval thereof. Landlord agrees that Landlord will not unreasonably withhold, condition or delay Landlord’s approval of the architect or engineer proposed by Tenant. HOK is hereby approved as “Tenant’s Architect” and Bay & Associates, MEJ and HMG are hereby approved to serve as “Tenant’s Engineer”. No further approval shall be required for the use of any of those parties in the capacities indicated.

Section 3.2         Approval of Tenant’s Plans. Tenant’s Plans shall be subject to Landlord’s prior written approval and subject to any required approvals of the City of Austin, Texas (the “City”). All costs incurred in obtaining any required approvals from the City shall be paid by Tenant, except for any additional costs incurred by reason of failure of the Shell Improvements to comply with law or conform to Exhibit B-1. The final plans and specifications approved by Landlord and the City are referred to in this Exhibit B as the “Final Plans”. Notwithstanding any provision herein to the contrary, Landlord agrees that: (a) Landlord will not unreasonably withhold, delay or condition Landlord’s approval of Tenant’s Plans; and (b) Landlord shall, within three (3) business days after Landlord’s receipt of the Tenant’s Plans, provide Tenant with: (i) a written approval of Tenant’s Plans; (ii) a written conditional approval of Tenant’s Plans, which specifically lists all of the conditions to Landlord’s approval and which specifically describes all actions which must be taken on the part of Tenant to satisfy such conditions; or (iii) a written denial of the requested approval of Tenant’s Plans which specifically lists Landlord’s reasons for such denial and which specifically describes any actions which must be taken by Tenant in order to obtain Landlord’s approval of Tenant’s Plans. If Landlord fails to deliver a written response to Tenant within three (3) business days after Landlord’s receipt of the Tenant’s Plans, then Landlord will be deemed to have approved the Tenant’s Plans.

ARTICLE IV

TENANT’S WORK

Section 4.1         Conduct of Tenant’s Work. The Tenant’s Work shall include and Tenant, at its sole cost and expense, shall perform all work required to complete the Premises strictly in accordance with the approved Tenant’s Plans to a finished condition ready for the conduct of business. Tenant’s Work shall conform to procedures, schedules and criteria as set forth herein, and shall include but not be limited to the following:

(a)	Floor Slabs. Tenant will be responsible for any alterations to the existing floor slabs.

(b)	Electrical. Tenant will be responsible for any electrical facilities, not provided for on Exhibit B-1.

(c)

Plumbing. Tenant will be responsible for any water or toilet facilities in the Premises, not provided for on Exhibit B-1. Tenant will also be responsible for any sanitary sewer lines or connections or the relocation of sanitary sewer connections, not provided for on Exhibit B-1.

(d)

Heating, Ventilating and Air Conditioning (HVAC). Tenant will be responsible for heating, ventilating and air conditioning system, ductwork, diffusers and temperature control devices, not provided for on Exhibit B-1.

(e)	Roof Penetrations. Any roof penetrations must be approved by Landlord in writing.

(f)	Exterior Alterations. Tenant shall not make any alterations to the exterior of the Building without Landlord’s prior written approval.

(g)

Utilities. Tenant will be responsible for all utility costs within the Premises from the date or the delivery of possession. All required utility deposits, if any, for electric, water and wastewater service to the Premises shall be at Landlord’s sole cost and expense. All required deposits, if any, for telecommunications services and other services to the Premises shall be a Tenant’s sole cost and expense.

(h)	Interior Finish. Any painting or other additional finishes shall be performed by Tenant at Tenant’s expense. Any alterations to the Building shell shall require the prior written approval of Landlord.

(i)

Heavy Articles. All vaults, safes and other heavy articles (“Heavy Articles”) shall be carried onto or within the Building only at such times and in such manner as prescribed by Landlord. Landlord shall have the right to specify weight limitations and positioning of all Heavy Articles. Any damage done to the Building by installation, presence, or removal of any Heavy Article placed by Tenant within or upon the Building shall be repaired at the sole cost and expense of Tenant. Notwithstanding any provision in this Exhibit “B: or elsewhere in this Lease to the contrary, it is agreed and understood that Landlord will have the right to require Tenant to construct any structural supports or other modifications or alterations that are reasonably necessary in order to support or otherwise accommodate any Heavy Articles placed by Tenant within or upon the Building.

Section 4.2         Requirements For Tenant’s Contractor. Tenant’s Work shall be performed by a general contractor selected by Tenant and approved in writing by Landlord (“Tenant’s Contractor”). Landlord hereby approves Harvey Cleary Contractors, White Construction and Austin Commercial and no further approval shall be required for use of any of those general contractors. Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of Tenant’s Contractor. Tenant shall cause Tenant’s Contractor to perform all work in a good and workmanlike manner, and at times which do not impede or delay any other tenant in the performance of its work. Any damage to the Premises, the Building or the remainder of the Building caused by Tenant or Tenant’s Contractor shall be at the sole cost and expense of Tenant. Tenant shall submit to Landlord, via hand delivery or certified or registered mail, at least three (3) days prior to the commencement of construction, the following information:

(a)

The name and address of the Tenant’s Contractor, and the names of the plumbing, mechanical, fire sprinkler and electrical contractors (if any) Tenant’s Contractor intends to engage in the construction of its improvements to the Premises. All such contractors shall be subject to Landlord’s prior written approval.

(b)	The actual commencement date of construction and estimated date of completion of the work, fixturing work and date of projected opening.

(c)	Evidence of insurance as called for in Section 4.8 of this Exhibit “B”.

(d)	The bonds called for in Section 4.9 of this Exhibit “B”, naming Landlord as co-obligee.

Section 4.3         Compliance With Laws; Liens.  All Tenant’s Work shall comply in all respects with applicable Federal, State, City and County statutes, ordinances, regulations, laws and codes. All required building and other permits in connection with the construction and completion of the Premises shall be obtained and paid for by Tenant. Tenant’s Work shall be subject to the general inspection and approval of Landlord or Landlord’s Representative. Tenant’s Contractor shall agree to perform all work under the coordination of Landlord’s Representative. Tenant shall have no authority to place any lien upon the Premises or any interest therein nor in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Premises or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, the provisions of the Lease concerning mechanic’s liens shall apply.

Section 4.4         Quality Materials. All materials used in the performance of Tenant’s Work and in the fixturing of the Premises shall be new and good quality.

Section 4.5         Temporary Facilities During Construction. Tenant’s Contractor shall provide and pay for all temporary power, water, other utility facilities, and the collection of debris, as necessary and required in connection with the Tenant’s Work in the Premises.

Section 4.6         Discipline. Tenant shall be responsible for the preservation of good order and discipline among the employees of Tenant and Tenant’s Contractor. If any labor union shall object to the employment of anyone performing construction work in the Premises on behalf of Tenant, Tenant shall take such reasonable action as is necessary to avoid a work stoppage in the construction or renovation of the Premises.

Sections 4.7      Cleanup. Tenant shall maintain the Premises in a clean and or orderly condition during construction and merchandising. All trash storage within the Premises shall be confined to covered metal containers.

Section 4.8         Insurance. Tenant shall provide or shall cause its contractors and subcontractors to provide insurance in responsible companies licensed to do business in Texas in favor of Landlord and Tenant, as their respective interests may appear, as follows:

(a)	Liability insurance as required under Section 11 of the Lease.

(b)	Builder’s Risk Completed Value fire and extended coverage insurance for the estimated cost of Tenant’s Work.

(c)

Worker’s Compensation insurance covering all persons employed in connection with Tenant’s Work and with respect to whom death or bodily injury claims could be asserted against Landlord or the Premises.

Section 4.9         Bonds.   Tenant’s Contractor shall furnish surety bonds covering the faithful performance of the contract and the payment of all obligations arising thereunder. In the event that Tenant should request waiver of bond and said request should be granted by Landlord (the granting or refusal being at the sole discretion of Landlord), Tenant shall deliver to Landlord a waiver of liens from Tenant’s Contractor and major subcontractors and suppliers and evidence in form acceptable to Landlord that all bills of every description resulting from Tenant’s Work have been paid. Tenant shall keep the Premises free and clear of all claims and liens on account of Tenant’s Work.

ARTICLE V

CONSTRUCTION ALLOWANCE

Section 5.1         Amount of Allowance. Landlord will provide to Tenant a construction allowance (the “Allowance”) in an amount equal to the lesser of: (a) Tenant’s actual “Tenant Improvement Costs” (as hereinafter defined); or (b) $7,505,534.63. In addition to the Allowance, Landlord shall provide to Tenant adequate stock of building standard grids, lights and ceiling tiles for the entire Premises. Notwithstanding any provision herein to the contrary, however, no portion of the Allowance (other than the sixteen percent (16%) portion of the Allowance which may be utilized for “Permitted Relocation Costs” under the terms of Section 5.2 below and any funds expended for the “Permitted Removable Items”, as defined below) may be utilized for any purposes other than to pay expenses incurred in connection with Tenant Improvements which will remain in the Premises after the expiration of the Term and which are not subject to removal by Tenant. For purposes hereof, the term “Permitted Removable Items” shall mean and include: (i) servers; (ii) UPS units; (iii) telephone systems including related computer equipment for the telephone system and telephone handsets; and (iv) security systems, including any cameras, kiosks, related computer equipment and card readers.

Section 5.2         Disbursement of the Allowance.   After Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Construction Contract, if any (the “Final Costs”). For purposes hereof, any excess of the amount of the Final Costs over and above the remaining unexpended funds in the Allowance is referred to as the “Excess Costs”. Tenant shall from time to time make payments to the Architect, the Engineer and the Contractor until the full amount of the Excess Costs, if any, have been paid by Tenant. Thereafter, on or before the twentieth (20th) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord the following items (collectively, the “Payment Request Materials”): (i) a request for payment of the Tenant’s Contractor showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the Tenant’s Work completed and the portion not completed; (ii) invoices from the Tenant’s Contractor for labor rendered and materials delivered to the Premises; (iii) a general contractor’s affidavit and lien waiver, executed by Tenant’s Contractor releasing all liens against the Project for work previously performed and stating that all subcontractors, laborers and material suppliers engaged in or supplying materials for the work have been paid in full; (iv) subcontractors lien waivers releasing all liens against the Project for work previously performed and executed by all subcontractors and materialmen who have furnished labor and/or material for Tenant’s Work; (v) a certificate for payment, executed by Tenant’s Architect, for such amount as Tenant’s Architect determines is properly due, verifying and confirming the statements made in the Tenant’s Contractor’s request for payment and certifying that the Tenant’s Work has progressed to the point indicated in the Tenant’s Contractor’s request for payment and certifying that all portions of the Tenant’s Work which have been completed are in conformance with the Final Plans and this Exhibit B. If full and complete Payment Request Materials are received by Landlord on or before the twentieth (20th) day of a calendar month and if none of the payment amounts requested therein are contested by Landlord in good faith, then Landlord shall (subject to the retainage provisions set out in Section 5.4 below) make a progress payment to Tenant no later that the twentieth (20th) day of the next succeeding calendar month (each, a “Landlord Funding Date”). After all of the Tenant Improvement Costs have been paid in full, an amount up to but not in excess of 16% of the Allowance may be used for payment of Tenant’s actual and reasonable moving costs, costs of installing voice and data cabling, and other general information and technology expenses (the “Permitted Relocation Costs”). If any unexpended portion of the Allowance remains after full and final payment of the Tenant Improvement Costs and the Permitted Relocation Costs have been made, then the excess amount of the Allowance remaining will first be applied to the Excess Costs, if any, which have been previously paid by Tenant (and will be reimbursed to Tenant), and the remainder will be applied in reduction of the Allowance. If Landlord is not contesting any request for payment in good faith and also fails to disburse the applicable portion of the Allowance by the applicable Landlord Funding Date for a payment request and Tenant has complied with the requirements of this Section 5.2, then Tenant shall have the right to offset the amount out of the Allowance Landlord is obligated to fund under this Section, but has failed to fund, against rent next coming due under this Lease, together with interest at 10% per annum on the unfunded amount from the date Landlord was obligated to fund until the date Tenant offsets the amount due against rent then due.

Section 5.3         Tenant Improvement Costs.  The phrase “Tenant Improvement Costs” as used herein shall include all actual costs and expenses directly incurred in connection with the performance of the Tenant’s Work, including: (a) actual hard construction costs incurred in connection with the Tenant’s Work; plus (b) the cost of space planning, architectural services, construction document preparation, construction management services provided by any construction manager retained by Tenant and engineering fees; plus (c) a construction management fee which shall be paid by Tenant to Landlord in an amount equal to 1.2% of the Tenant Improvement Costs as Tenant Improvement Costs are paid out of the Allowance.

Section 5.4         Retainage.   Landlord and Tenant agree that a ten percent (10%) retainage will be withheld from all payments to Tenant’s Contractor in order to comply with statutory retainage requirements. Landlord may withhold funds payable out of the Allowance as necessary to satisfy such retainage requirements and the retainage withheld by Landlord will not be disbursed until the later of the date which is thirty (30) days after the final completion of the Tenant Improvements or the date upon which all of the following items have been furnished to Landlord on forms acceptable to Landlord:

(a)	A certificate of occupancy for the Premises (or other certificate evidencing inspection and acceptance of Tenant’s Work by appropriate governmental authorities);

(b)	A copy of Tenant’s contract with Tenant’s Contractor, which contract shall contain a schedule of values totaling the full amount of the contract;

(c)

A certificate executed by Tenant, stating that construction of the Tenant’s Work has been completed in accordance with the Final Plans and this Exhibit “B”, which certificate shall also state the total Tenant Improvement Costs itemized in reasonable detail;

(d)

A general contractor’s affidavit and lien waiver with respect to the Premises, executed by Tenant’s Contractor stating that construction of the Tenant Improvements has been fully and finally completed in accordance with the Final Plans and this Exhibit “B” and that all subcontractors, laborers and material suppliers engaged in or supplying materials for such work have been paid in full;

(e)	Subcontractor’s lien waivers, executed by all subcontractors and materialmen who have furnished labor and/or materials for Tenant’s Work;

(f)	A certificate of completion from Tenant’s Architect certifying that Tenant’s Work has been fully and finally completed in accordance with the Final Plans and this Exhibit “B”;

(g)	Certificates or duplicate originals of all insurance policies evidencing insurance coverage which Tenant is required to carry under the terms of the Lease; and

(h)	Two sets of final as-built plans for the Tenant Improvements.

Section 5.5.        Title to Improvements.  All improvements constructed by Tenant at the Premises (excepting only removable trade fixtures, furniture and office equipment installed by Tenant) shall, immediately upon such construction, become and remain the property of Landlord, and Tenant shall have no right, title or interest therein, except only as Tenant under the provisions of the Lease. The aforesaid improvements are not intended as rent or compensation to Landlord.

ARTICLE VI

SUBSTANTIAL COMPLETION OF LANDLORD WORK

Section 6.1         Substantial Completion. “Substantial Completion of the Shell Improvements” as used in this Tenant Work Letter shall mean: (1) the Shell Improvements and the Parking Facilities are substantially complete in substantial accordance with Exhibit B-1 (except for Surface Lot A, which Landlord shall complete in accordance with Section 6.1.1 below and the “Punch List Items,” as hereinafter defined, which Landlord shall complete in accordance with Section 6.3 below) to the extent necessary to allow Tenant to obtain a certificate of occupancy or temporary certificate of occupancy upon completion of the Tenant Improvements, (2) the Shell Improvements and the Parking Facilities are substantially in compliance with all applicable laws as evidenced by an architect’s certificate of substantial completion and a civil engineer’s letter of concurrence, (3) all of the Building Systems to be constructed by Landlord in accordance with Exhibit B-1 are in good working order, (4) Tenant has been delivered uninterrupted access to the Premises, and access to the other required portions of the Building and the common areas, in all events sufficient to allow Tenant to conduct its business operations from the Premises (after Tenant’s completion of the Tenant Improvements); (5) the delivery by Landlord of a final inspection sign-off for the Shell Improvements and the Parking Facilities (or other similar governmental sign-off adequate to allow Tenant to commence construction of the Tenant Improvements after Tenant has received its building permit for the Tenant Improvements), and (6) the completion of the paving, sidewalks, lighting, curbs, gutters, storm drains, sewers, landscaping, lighting and irrigation within such portion of the common areas as is reasonably necessary to allow access to the Building and to allow tenants of the Building to be open to the public, all in accordance with applicable laws.

Section 6.1.1         Notwithstanding any provision herein to the contrary, the completion of Surface Lot A will not be required as a component of the “Substantial Completion of Shell Improvements” so long as: (a) alternate temporary parking spaces are made available to Tenant in the Domain Building Two Parking Area (as shown on Exhibit A-1 attached to this Lease) in sufficient numbers to satisfy the 6:1000 parking ratio required for the Building (when combined with the other spaces made available to Tenant); and (b) the construction of Surface Lot A is substantially complete by December 1, 2009. If the construction of Surface Lot A is not substantially complete by December 1, 2009, then Tenant, as Tenant’s sole and exclusive remedy recover from Landlord liquidated damages in an amount equal to $50.00 per parking space per month for each parking space which must be utilized, after December 1, 2009, in areas outside of the Domain Gateway Garage and Surface Lot A, in order to satisfy the 6:1000 parking ratio required for the Building, until Surface Lot A is substantially completed.

Section 6.2         Failure to Achieve Substantial Completion.   If Substantial Completion of the Shell Improvements does not occur by August 1, 2009 for any reason other than a delay caused by Tenant (a “Tenant Delay”) or Force Majeure, Tenant shall be entitled to a rent abatement equal to two (2) days of base rent plus additional rent applicable to the Premises for each day after September 1, 2009 that the Substantial Completion of the Shell Improvements does not occur. If the Substantial Completion of the Shell Improvements does not occur by September 1, 2009 for any reason (including Force Majeure) other than a Tenant Delay, Tenant shall be entitled to elect by written notice delivered to Landlord at any time prior to the Substantial Completion of the Shell Improvements to cause the Substantial Completion of the Shell Improvements to occur, at Landlord’s sole cost and expense, in which event (i) Tenant shall cause the portion of the Shell Improvements constructed by Tenant to be constructed in a good and workmanlike manner, in compliance with all applicable laws and in substantial accordance with Exhibit B-1, using only new quality materials, and (ii) Tenant shall have the right to offset all costs incurred by Tenant in so achieving Substantial Completion of the Shell Improvements against any and all amounts of the base rent and additional rent payable by Tenant under the Lease for the entire Premises until Tenant is reimbursed in full.

Section 6.3         Punch List.  Tenant has completed a walk-through inspection of the Premises and the portions of the Building and common areas reasonable necessary for Tenant to conduct its business operations from the Premises (the “Walk-Through Inspection”). Within five (5) business days after the Lease Reference Date, Tenant shall deliver to Landlord a list identifying: (a) any areas in which Landlord may not have achieved the Substantial Completion of the Shell Improvements as required herein, and (b) any incomplete or non-complying items of the Shell Improvements. If Tenant fails to provide any such list, or if the items contained in the list are solely minor punchlist items which will not prevent Tenant from using the Premises for the purposed intended and can be completed in thirty (30) days (“Punchlist Items”), the Substantial Completion of the Shell Improvements shall be deemed to have occurred as of the date identified in Landlord’s initial notice to Tenant as the date of Substantial Completion of the Shell Improvements, provided that Landlord shall repair such Punchlist Items within thirty (30) days after the date of the Walk-Through Inspection. If Tenant does submit such a list, and the items set forth on the list are, in fact, part of the Shell Improvements under this Lease and are not Punchlist Items, Landlord shall promptly commence and diligently pursue the completion and/or correction of such items within a reasonable time thereafter, and, in any event, the Substantial Completion of the Shell Improvements shall not be deemed to have occurred until the listed items are completed and/or corrected.

Section 6.4         Landlord Cooperation.   Landlord shall cooperate with Tenant in Tenant’s efforts to obtain a certificate of occupancy for the Tenant Improvements on a floor-by-floor basis.

ARTICLE VII

LANDLORD CAUSED DELAY

Section 7.1         Landlord Caused Delays.   To the extent there shall be a delay or there are delays in the “Substantial Completion of the Tenant Improvements,” as that term is defined in Section 7.3, below, due to a “Landlord Caused Delay,” then the Commencement Date shall be extended for each “Landlord Delay Day,” as that term is defined in Section 7.2, below. As used in this Exhibit B and subject to the qualifications and conditions set out in Section 7.2 below, the term “Landlord Caused Delay” shall mean actual delays to the extent resulting from: (i) any material and unreasonable interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or the Contractor to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; or (ii) Landlord’s failure to pay any sums out of the Allowance which are properly due and payable under the terms of Section 5.2 of this Exhibit B and which do not relate to any request for payment which is being contested in good faith by Landlord.

Section 7.2         Determination of a Landlord Caused Delay.   If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event that it contends constitutes such Landlord Caused Delay. The Delay Notice shall state, with reasonable particularity, the action, inaction or circumstances which Tenant contends have caused a Landlord Caused Delay and the action required on the part of Landlord to cure the alleged Landlord Caused Delay. Thereafter, if the action, inaction or circumstance described in the Delay Notice are not cured by Landlord within two (2) business days after Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred during the period commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends. If and to the extent (but only if and to the extent) the same delays the Substantial Completion of the Tenant Improvements and also delays Tenant’s actual occupancy of the Premises for conduct of its business, then each day during such period shall be referred to herein as a “Landlord Delay Day”; provided, however, that if a delay occurs during or subsequent to a Landlord Caused Delay but such delay did not occur primarily because of the

Landlord Caused Delay or would have occurred even if the Landlord Caused Delay had not occurred, then none of the days during such period shall be considered to be a “Landlord Caused Delay”.

Section 7.3         Definition of Substantial Completion of the Tenant Improvements.   For purposes of this Article 7, “Substantial Completion of the Tenant Improvements” shall mean construction of the Tenant Improvements on a floor-by-floor basis in the Premises substantially pursuant to the Final Plans to a condition sufficient for the Tenant to commence occupying portions of the Premises on a floor-by-floor basis for the purposes intended, with the exception of any Punch List Items.

EXHIBIT B-1 – THE DOMAIN OFFICE BUILDING PHASE I SHELL BUILDING DESCRIPTION

DOMAIN OFFICE BUILDING – PHASE I

SHELL BUILDING DESCRIPTION FOR TENANT IMPROVEMENTS

Zoning	MI – PDA
Parking Ratio	Approximately 4 spaces/1,000RSF
Signage	Building Directory provided in main lobby

Building Data (Shell Building):

Building Type	Type I – Fire Resistive Construction, Fully sprinklered
Building Ratings/Certifications	Seeking USGBC LEED Core and Shell Silver
Structural System	Post-tensioned girder and reinforced concrete pan joist system
Floor Construction	Reinforced concrete slab and pan joist system
Roof Construction	Structural steel, steel joists and metal roof deck construction with TPO roofing on rigid insulation.
Design Loads	60 lb/sf live load + 20 lb/sf partition load.
Increased floor loading capacity of 125 lb/sf on center bay allowing for filing rooms, etc.
Typical Structural Bay	30’ x 48’ Typ.
Building Exterior	Clear/Green tinted low “E” insulated vision glass, clear anodized Aluminum curtain wall system w/ integral exterior sunshades
Windows	Vision glass from 26 1/2” AFF to 7’-6” & 10’-2” AFF at North elevation only, Frosted transom glass from 7’-6” AFF to 10’ -2” at select areas. Spandrel glass conceals structure
Curtain Wall	7” & 9” deep frames, front glazed, anodized aluminum finish
Glass	1” insulated low E glass
Floor-to-floor height	13’ – 6 1/2”
Ceiling height	9’0” (typical)
Passenger Elevator size and capacity (2)	Two 3500 lb. capacity, 8’ cab height, 350 FPM.
Service/freight elevator (1)	One 4500 lb. capacity, 9’-10’ height, 350 FPM.
Security Access Systems	Card-key systems for building entries and one elevator cab
Provided Core Functions	Included, but not limited to restrooms, drinking fountains, HVAC mechanical rooms, telephone rooms, electrical rooms, ground floor elevator lobby, exit signs at corridors, fire stairwells, and all fire and life-safety equipment, etc.

Finishes Included Under Shell Building Construction:

Perimeter interior walls	Metal framing – no drywall installed.
Floor System on Tenant Space	Concrete, smooth trowel finish
Ceiling System Public Areas:	2x2 ceiling grid and tiles suspended in corridors, Painted drywall in public common areas
Ceiling System Tenant Space:	2x2 Ceiling grid and tiles stacked on the floor
Lobby floor	Travertine Stone – honed finish
Lobby walls & ceiling	Lueders limestone and Wood panelized walls with reveals. Travertine stone base, Painted drywall ceiling
Toilet Room Floor	Jerusalem Limestone –honed finish
Toilet Room Walls	Jerusalem Limestone–honed finish, painted drywall
Toilet Room Countertops	Quartz surface countertop at lavatories
Toilet Partitions	Ceiling hung stainless steel
Exit Stair Floors	Sealed concrete with painted railings
Exit Stair Walls & Ceilings	Painted drywall
Window coverings	Mini-blinds hung and packaged for protection

B-1-1

Hardware	Specialty hardware required by code

Mechanical System:

Cooling Source (Base Concept)	Chilled water provided by Austin Energy district cooling loop
Air Cooling & Distribution (BC)	Two air handling units per floor with chilled water cooling coils, variable speed fans, and variable fresh air intake dampers supply cool, fresh, dehumidified air at a regulated pressure to the primary trunk duct system whenever any tenant zone is occupied or requires cooling.
Outdoor Air Pre-treatment (BC)	Outdoor air is pretreated in dedicated fresh air pretreatment units. Cooling is provided by chilled water, controlled as necessary to ensure that the ventilation air will not impose excess load on the main air handling units and that ventilation air alone will remove the moisture generated by occupants without allowing indoor humidity to rise above the target level, which is approximately 60°F dew point, or 60% RH at 75°F.
Outdoor air is pre-heated as necessary to a minimum temperature of 45°F at peak demand (sometimes higher at part load) using modulating electric resistance heaters.
Terminal Units:	35 (average) separately controlled comfort zones per floor
Terminal Units: Shell	Only the terminal units serving the core and about 4 per floor serving perimeter spaces will be installed as part of the warm shell project. Temporary electric unit heaters supplement the heating capacity of the initial VAV boxes.
Terminal Units: Interior Zones	VAV Terminal units regulate flow of primary cooling air to meet zone cooling demands. (Office space will be adequately ventilated if adequately cooled.)
Terminal Units: Perimeter Zones

VAV Terminal units with parallel fans and discharge heaters regulate flow of primary cooling air to meet zone cooling demands, but not less than required to meet ventilation requirements.

Innovative Feature: The minimum flow rate is decreased as the primary supply duct fresh air fraction increases.

The fan is energized during any heater operation and during occupancy when the supply air flow rate drops below the rate required for adequate diffuser discharge velocity.

The terminal unit electric heater is energized in stages as required to maintain zone temperature.

Ductwork: Shell	Primary medium pressure insulated sheet metal ductwork in place to VAV boxes.
Ductwork: Tenant	Low pressure distribution duct from VAV boxes feeds flex duct to tenant supplied registers from tenant allowance
Diffusers	Provided at public common areas. Tenant area diffusers from tenant allowance
Control System	Direct Digital Control (DDC) management system.
Air Quality	Two central station air-handling units in the penthouse provide pretreated outside air, complying with City of Austin requirements for indoor air quality.
Installed Cooling Capacity

0.66 CFM/RSF air system capacity

516 RSF/Ton cooling coil capacity

376 RSF/Ton chilled water transfer & pumping capacity. (Added air system capacity required to utilize final 125 tons of chilled water capacity.)

Ultimate Cooling Capacity	295 RSF/Ton chilled water capacity with 20% extra Hx plates & 9.5% pump speed increase or 9.5% large pump impellers. Added air system capacity required to utilize extra chilled water capacity.

B-1-2

Glazing	Low E I” insulated glazing
Smoke control/ Life Safety Testing	From Tenant Allowance

Plumbing System:

Toilet Rooms (per floor)	Men’s Women’s with H.C. fixtures
Fixture Count	14 per floor
Janitor’s Closets	1 per floor
Drinking Fountains	2 per floor
Tenant Wet Stacks (cold water, drain & vents)	2 per floor
Hot Water	Domestic hot water heaters for plumbing fixtures within the Tenant’s lease space, if required, from tenant’s allowance.

Fire Protection/Life Safety:

Sprinklers	Shell building fully sprinklered with heads turned up. All piping sizing is hydraulically calculated based on an open floor for a light hazard design. Interior tenant partitions may affect the sprinkler coverage. The cost of modification to meet code will come out of tenant’s allowance.
Head Spacing	Complies with NFPA 13.
Fire Alarm System	Alarm system, exit lights and smoke detectors will be placed to meet code for the building shell. Intelligent Addressable. w/capacity for tenant connections at each floor
Alarm Devices	Visual/Audible strobes

Electrical System: City of Austin.

Electrical Service	(1) Austin Electric pad mounted transformer.
277/480 volt, 3 phase, 4 wire, 3000 amp service.
Electrical Design (Total)	(1) 3000 amp switchboard
Tenant Power Allowance

5.5 W/RSF of 480/277 V for tenant light & power, average Max 10.6 W/RSF of 480/777 V for tenant L & P on any 1 floor Max 5.7 W/RSF of 480/277 V for tenant L & P on 5th floor (Max 10.6 W/RSF of 480/277 V for tenant light & power via future feeder to 5th floor or penthouse.)

4.4 W/RSF 120 V initial power for tenant use, average.

(Max 5.9 W/RSF of 120 V power for tenant use via future additional transformer on any floor.)

Lighting Power Allowance	1.1 W/RSF of 277V for lighting reserved for tenant spaces.
High Loads	Future feeders, separately metered if desired.
Panels Provided (High Voltage) Lighting	1@ 480/277V panel for each building floor
Panels Provided (Low Voltage)	120/280 V panels connected to building power.
Step-Down Transformers Provided	One 150 KVA transformer per floor (High voltage capacity on floors 1- 4 for one additional 112.5 KVA transformer, new feeder from main switchboard required for added transformer on 5th floor.)
Surge	Transient voltage surge suppression on service entrance and at 208/120V panel
Building Standard Lighting	2x4, T-5 Lamp recessed troffer fluorescent Fixture ratio 1 per 100 RSF stocked on floors

Accent Lighting in Building Lobby	Compact fluorescent down-lights, wall washers
Upper Level Parking Area Lighting	Metal Halide pole-mount, with Architectural enclosures
Entry Plaza Lighting	Metal Halide in-grade

Emergency Power	On-site generator for emergency lighting and life-safety elevator functions.
Tenant Backup	Space for (4) four generator pads, approx. 10’ x 10’ with conduit in place connecting to the building.
Lighting Control	Stand-alone automation system. Computer controlled lighting to coincide with tenant and custodial schedules. Local low voltage control switches.
Night Lighting	Provided (switched from panels or lockable wall switch) to illuminate areas between doors leading to leased premises and local switches to permit personnel to move safety through leased premises to areas where they will be working.

Electrical/Telecom Rooms	Separate rooms, 1 of each per floor

Parking Garage:

Lighting	Metal Halide, @ approx. 1 footcandle.
Elevator	2500 lb hydraulic elevator, 100 FPM.

Gas Service:

Gas	No gas service is provided to the shell building. Tenant to install meter

Telecommunications System Infrastructure installed in Building

AT&T	Telephone service w/ conduit for fiber optics
AT&T	Redundant /Dual feed network service w/conduit for fiber optics
Time Warner Telecom
Time Warner Cable

Drywall:	Stacked on floor, cost to be subtracted from tenant finish allowance. Tenant use building’s existing drywall stock.

B-1-4

EXHIBIT C – COMMENCEMENT DATE MEMORANDUM

attached to and made a part of Lease bearing the

Lease Reference Date of         , 20         between

Domain Gateway I, LP            , as Landlord and

                , as Tenant

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of         , 20        , by and between          (“Landlord”) and          (“Tenant”).

Recitals:

A.

Landlord and Tenant are parties to that certain Lease, dated for reference         , 20         (the “Lease”) for certain premises (the “Premises”) consisting of approximately          square feet at the building commonly known as         .

B.	Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.	Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	The actual Commencement Date is .

2.	The actual Termination Date is .

3.        The schedule of the Annual Rent and the Monthly Installment of Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefore:

[insert rent schedule]

4.        Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:	TENANT:

By: Domain Gateway I, LP. By: _____DO_NOT_SIGN Name: Title: Dated:	By: _______DO_NOT_SIGN
Name:
Title:
Dated:

C-1

EXHIBIT D – SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

    This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) dated as of the          day of                     , 2009 between NATIONAL CITY BANK, a national banking association (“Lender”), and ONEWEST BANK, FSB, a federally chartered savings bank (“Tenant”).

RECITALS:

A.        Tenant has entered into a Lease dated                                                          , 2009 (the “Lease”) with DOMAIN GATEWAY I, LP, a Texas limited partnership (“Landlord”) covering certain premises more fully described in the Lease (the “Premises”), which Premises are located at 2900 Esperanza Crossing in the City of Austin, Texas 78758 and legally described on Exhibit “A”, attached hereto and made a part hereof (the “Property”);

B.        Lender has made a loan to Landlord secured by a Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement on the Property (the “Security Instrument”); and

C.        Tenant has agreed to the subordination of the Lease to the Security Instrument on the condition that it is assured of continued occupancy of the Premises under the terms of the Lease and this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, promise, covenant and agree as follows:

1.        The Lease and all estates, rights, options, liens and charges therein contained or created under the Lease are and shall be subject and subordinate to the lien and effect of the Security instrument insofar as it affects the real and personal property (excluding any personal property owned by Tenant) of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, and to all advances made or to be made thereunder, to the full extent of amounts secured thereby and interest thereon.

2.        In the event Lender takes possession of the Property, as mortgagee-in-possession or otherwise, or forecloses the Security Instrument or otherwise causes the Property to be sold pursuant to the Security Instrument, Lender agrees not to affect, terminate or disturb Tenant’s right to quiet enjoyment and possession of the Premises under the terms of the Lease or any of Tenant’s other rights under the Lease in the exercise of Lender’s rights under the Security Instrument so long as Tenant is not then in default under any of the terms, covenants or conditions of the Lease or this Agreement (beyond any applicable grace or cure period set forth in the Lease).

3.        In the event that Lender succeeds to the interest of the Landlord under the Lease and/or Landlord’s fee title to the Property, or if anyone else acquires title to or the right to possession of the Property upon the foreclosure of the Security Instrument or by other sale pursuant to the Security Instrument, or upon the sale of the Property by Lender or its successors or assigns after foreclosure or other sale pursuant to the Security Instrument or acquisition of title in lieu thereof or otherwise, Lender or its successors or assigns or the then owner of Landlord’s fee title to the Property after foreclosure or other sale pursuant to the Security Instrument (hereinafter collectively referred to in this paragraph as “Successor Landlord”) and Tenant hereby agree to recognize one another as landlord and tenant, respectively, under the Lease and to be bound to one another under all of the terms, covenants and conditions of the Lease, and Successor Landlord shall assume all of the obligations of the Landlord under the Lease; provided, however, Tenant shall be under no obligation to pay rent to Successor Landlord until Tenant receives written notice from Successor Landlord that Landlord is in default under the Loan or that Successor Landlord has succeeded to the interests of Landlord under the Lease. Accordingly, from and after such event, Successor Landlord and Tenant shall have the same remedies against each other for the breach of an agreement contained in the Lease as Tenant and Landlord had before Successor Landlord succeeded to the interest of the Landlord; provided, however, that Successor Landlord shall not be:

 (a)        liable for any act or omission of any prior landlord (including Landlord) unless the act or omission is of a continuing nature and Successor Landlord has been given written notice thereof pursuant to Paragraph 5(b) of this Agreement and a reasonable opportunity to cure the same; or

 (b)        subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord), except for offsets and defenses expressly provided for in the Lease; or

 (c)        bound by any rent or additional rent that Tenant might have paid for more than one month in advance to any prior landlord (including Landlord) unless such rent or additional rent was actually received by Successor Landlord provided that this clause shall not prevent or limit the reconciliation of operating expenses and taxes under the express terms of the Lease; or

 (d)        bound by any amendment or modification of the Lease made after the date of this Agreement (i) without Lender’s prior written consent, and (ii) that would reduce the rent payable under the Lease or the term thereunder or would reduce the size of the Premises or would otherwise have a material adverse effect on the economic benefits or legal rights inuring to Landlord under the Lease, except in all cases for any amendment, modification, assignment or sublease that is expressly provided for under the Lease (any such amendment described in (i) or (ii) being referred to as a “Prohibited Amendment”); or

 (e)        liable for return of any security deposit except to the extent it has been received by the Successor Landlord and not applied pursuant to the terms of the Lease.

4.        Although the foregoing provisions of this Agreement shall be self-operative, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn, such other instrument or instruments as Lender or such other person shall from time to time reasonably request in order to confirm such provision.

5.        Tenant hereby warrants and represents, covenants and agrees to and with Lender:

 (a)        not to alter or modify the Lease in any respect that would constitute a Prohibited Amendment without prior written consent of Lender which shall not be unreasonably withheld;

 (b)        to deliver to Lender at the address indicated above a duplicate of each notice of default delivered to Landlord at the same time as such notice is given to Landlord;

 (c)        that Tenant is now the sole owner of the leasehold estate created by the Lease and shall not hereafter transfer the Lease except as permitted by the terms thereof;

 (d)        not to seek to terminate the Lease by reason of any default of Landlord without prior written notice thereof to Lender and the lapse thereafter of such time as under the Lease was offered to Landlord in which to remedy the default, and the lapse of thirty (30) days after the expiration of such time as Landlord was permitted to cure such default;

 (e)        not to pay any rent or other sums due or to become due under the Lease more than thirty (30) days in advance of the date on which the same are due or to become due under the Lease, provided that this clause shall not prevent or limit the reconciliation of operating expenses and taxes under the terms of the Lease;

 (f)        to certify promptly in writing to Lender in connection with any proposed assignment of the Security Instrument, whether or not to the actual knowledge of Tenant any default on the part of Landlord then exists under the Lease beyond any applicable grace or cure period; and

 (g)        upon receipt from Lender of notice of any default by Landlord under the Security Instrument, to pay to Lender directly all rent and other sums due under the Lease.

6.        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

7.        This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

    IN WITNESS WHEREOF, the parties have executed this Subordination, Non-Disturbance and Attornment Agreement as of the date first above written.

TENANT:	LENDER:

ONEWEST BANK, FSB, a federally chartered savings bank	NATIONAL CITY BANK, a national banking association

By:	By:
Print Name:	Print Name:
Its:	Its:

AGREEMENT BY LANDLORD

    Landlord, as the Grantor under the Security Instrument, agrees for itself and for its successors and assigns that: (i) the foregoing Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) does not constitute a waiver or partial waiver by Lender of any of its rights under the Security Instrument; (ii) the Agreement does not in any way release Landlord from its obligations to comply with every term, provision, condition, covenant, agreement, representation, warranty and obligation of the Security Instrument, and that each of same remain in full force and effect and must be complied with by the Landlord thereunder; and (iii) any payment made by Tenant to Lender pursuant to Lender’s request or demand shall be treated as a payment of amounts due Landlord under the Lease and Tenant shall be entitled to make those payments to Lender notwithstanding any contrary direction by Landlord.

    Dated this          day of                             , 2009.

LANDLORD:

DOMAIN GATEWAY I, LP, a Texas limited partnership

By:	RREEF DOMAIN GP, LLC, a Delaware limited liability company, its General Partner

By:
Print Name:
Its:

LENDER ACKNOWLEDGMENT

STATE OF )
)	SS.
COUNTY OF )

I,                                                          , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                                                          , the                                                           of NATIONAL CITY BANK, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said Bank, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this          day of                             , 2009.

Notary Public

My Commission Expires:
, 200

TENANT ACKNOWLEDGMENT

STATE OF )
)	SS.
COUNTY OF )

I,                                                          , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                                         , the                                                           of ONEWEST BANK, FSB, a federally chartered savings bank, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said                             , for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this          day of                             , 2009.

Notary Public

My Commission Expires:
, 200

LANDLORD ACKNOWLEDGMENT

STATE OF ILLINOIS	)
)
COUNTY OF COOK	)

I,                                                          , a Notary Public in and for said County, in the State aforesaid, do hereby certify, that                                                      , the                                                           of RREEF DOMAIN GP, LLC, a Delaware limited liability company, the general partner of DOMAIN GATEWAY I, LP, a Texas limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                                 , appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said                      in its capacity as                      of DOMAIN GATEWAY I, LP, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this          day of                             , 2009.

Notary Public

My Commission Expires:
, 200

This instrument was prepared by and after recording return to:

Andrew M. Sachs, Esq.,

ROBBINS, SALOMON & PATT, LTD.

25 East Washington Street,

Suite 1000

Chicago, Illinois 60602

(312)782-9000

EXHIBIT “A”

Lot 2-A2, Block A, Resubdivision of Lot 2-A, Block A, Resubdivision of Lot 2, Block A, Domain Section 2 Subdivision, a subdivision in Travis County, Texas, according to the map or plat recorded as Document No. 200700336, in the Official Public Records of Travis County, Texas.

D-A-1

EXHIBIT E – RULES AND REGULATIONS

attached to and made a part of Lease bearing the

Lease Reference Date of             , 20             between

Domain Gateway I, LP, as Landlord and

            , as Tenant

1.        Except as expressly permitted in Section 41.7 in the body of this Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at Tenant’s expense by a vendor designated or approved by Landlord. In addition, Landlord reserves the right to change from time to time the format of the signs or lettering and to require previously approved signs or lettering to be appropriately altered.

2.        If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises not previously approved by Landlord, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises.

3.        Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, or stairways of the Building.

4.        Any directory of the Building, if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names.

5.        All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.

6.        The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown into any of them, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

7.        Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will comply with any and all recycling procedures designated by Landlord.

8.        Landlord will furnish Tenant                      (    ) keys free of charge to each exterior door providing access to the Building. Landlord may charge Tenant a reasonable amount for any additional keys. Tenant will provide Landlord with two                      (    ) keys to each interior door in the Premises and Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to all doors within the Building.

9.        If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant.

10.      No equipment, materials, furniture, packages, bulk supplies, merchandise or other property will be received in the Building or carried in the elevators except in such elevators as may be designated by Landlord. The persons employed to move such equipment or materials in or out of the Building must be acceptable to Landlord.

11.        Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be reasonably objectionable to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration. All damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

12.        Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation or interests of the Building and its tenants, provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

13.        Tenant shall not use any method of heating or air conditioning other than that supplied or approved in writing by Landlord.

14.        Tenant shall not waste electricity, water or air conditioning. Tenant shall keep corridor doors closed. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15.        Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, and which consent may in any event be conditioned upon Tenant’s execution of Landlord’s standard form of license agreement. Tenant shall be responsible for any interference caused by such installation.

16.        Tenant shall not deface the Premises. Tenant shall repair any damage resulting from noncompliance with this rule.

17.        [Intentionally omitted.]

18.        No cooking shall be done or permitted by any tenant on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

19.        Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

20.        Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed in any parking lot.

21.        Tenant shall not use the name of the Building in connection with or in promoting or advertising Tenant’s business, except that Tenant may include the Building name in Tenant’s address. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building. Landlord shall not name the Building after any business or entity. If Landlord changes the name or address of the Building, Landlord shall reimburse Tenant for all costs incurred by Tenant in connection therewith.

22.        Tenant requests for services must be submitted to the Building office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

23.        Tenant shall not permit smoking or carrying of lighted cigarettes or cigars other than in areas designated by Landlord as smoking areas.

24.        Canvassing, soliciting, distribution of handbills or any other written material in the Building is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any good or merchandise in the Building without the written consent of Landlord.

25.        Tenant shall not permit any animals other than service animals, e.g. seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the Building.

26.         These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building; provided that in the event of any conflict between these Rules and Regulations and the terms of the Lease, the terms of the Lease shall control. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants in a nondiscriminatory manner, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

EXHIBIT F – COOPERATING BROKER AGREEMENT

COOPERATING BROKER AGREEMENT

COOPERATING BROKER AGREEMENT

OWNER:	DOMAIN GATEWAY I, LP

BROKER:	ENDEAVOR REAL ESTATE GROUP, LTD.

TENANT:	ONEWEST BANK, FSB AND THEIR SUCCESSORS AND ASSIGNS

THIS AGREEMENT made this  6th  day of APRIL, 2009, between DOMAIN GATEWAY I, LP, a Texas limited partnership (“Owner”) with offices at 1406 Halsey Way, Suite 110, Carrollton, TX and ENDEAVOR REAL ESTATE GROUP, LTD, a Texas limited partnership (“Broker”) with offices at 221 W. 6TH Street, Suite 1300, Austin, TX 78701 for the property commonly known as The Domain Gateway, 2900 Esperanza Crossing (herein the “Property”) in the City of Austin, State of Texas.

W I T N E S S T H :

WHEREAS, Owner is the owner of the Property, and

WHEREAS, Broker introduced OneWest Bank, FSB and its successors and assignees, as a tenant to Owner, (herein “Prospective Tenant”) and was and continues to be instrumental in negotiating a lease approximately 175,000 rentable square feet in the Property (herein “Premises”) for a term of approximately 10 years (herein “Lease”); and

WHEREAS, Owner and Broker desire to specify the conditions under which Broker shall be entitled to a commission (“Commission”) and the amount thereof in the event Owner and Prospective Tenant execute a Lease for space in the Property.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually understood and agreed as follows:

1.

Broker’s Commission.    If Prospective Tenant and Owner execute a Lease for the Premises within three (3) months of the date hereof, Owner shall pay Broker a Commission as outlined on Schedule of Commissions attached as Exhibit “A”,

2.	Broker’s Representation. Broker represents it is a duly licensed real estate broker in the State where the Property is located.

3.

Default.    In the event Prospective Tenant is in monetary default under the Lease at a time when a commission payment is due hereunder, said payment shall be deferred until the default is resolved. If the Lease is terminated as a result of the default, any obligation of Owner to Broker as to the deferred payment(s) and all subsequent payments provided for herein shall cease.

4.	Successors and Assigns. In the event of a sale of the Property, Owner shall have the new owner assume any obligations hereunder that may, at the time of transfer, still exist, and upon the assumption by said new owner, Owner shall be released from liability hereunder. This Agreement shall be binding upon the parties hereto, their respective heirs, successors, and assigns.

5.

Hold Harmless.  Owner and Broker each represent that, other than Broker acting in a co-operating capacity with Hanley Advisors LLC, neither party has dealt with any other broker in connection with the current negotiations with Prospective Tenant, Broker and Owner each agree to hold the other harmless from any and all claims resulting from any breach of the foregoing representations; provided, however, that in no event will Owner’s or Broker’s liability under this paragraph exceed the commission(s) provided for herein.

6.

Recording.    The parties acknowledge that this Agreement shall not be recorded or placed of record unless subject to the Broker’s Lien Rights as stated in Section 13 below. Notwithstanding the forgoing, landlord agrees to attach this Agreement as an exhibit to the Lease.

7.	Authority. The parties affixing their signatures hereto hereby warrant that they have due authority to enter into this Agreement.

8.	Entire Agreement. This Agreement contains the entire understanding of Owner and Broker and no covenant, condition or representation not contained herein shall be binding or valid.

9.

Waiver and Severability.  No failure by Owner to insist upon the strict performance of any provision contained herein shall constitute a waiver of that provision or of any breach thereof. Moreover, the invalidity or illegality of any provision contained herein shall not affect the remaining provisions of this Agreement.

10.

Attorneys’ Fees.  In the event that a dispute arises between Owner and Broker under the terms of this Agreement and such dispute results in judicial action, the prevailing party shall be entitled to recover as a part of such action its reasonable attorneys’ fees and court costs.

11.

Prohibition Against Assignment.    Assignment of the rights and obligations of the Broker contained in this Agreement is strictly prohibited and any attempted assignment shall constitute a default under this Agreement and shall be void.

12.	Governing Law. This authorization and agreement shall be governed by the law of the state where the Property is located.

13.

Broker’s Liens.    Broker hereby (a) agrees to execute and deliver, as a condition precedent so any payment due to Broker from Owner hereunder and if requested by Owner, any and all waivers of lien pursuant to any applicable Lien Law in connection with such payment, including a final waiver of lien as a condition precedent to the final commission payment due hereunder; and (b) agrees that any and all rights which Broker, and all persons claiming by, through or under Broker may have to a lien under the Lien Law on the Property or any interest therein or portion thereof shall be at all times subject and subordinate to the lien of any mortgage now or hereafter placed thereupon, and Broker further agrees, upon Owner’s request, to execute and deliver to the holder of any mortgage against the Property or any interest therein a subordination agreement expressly subordinating any and all such lien rights to the lien of such mortgage. Notwithstanding the forgoing, Broker reserves the right to claim a lien against the Property to the full extent allowed by Chapter 62 of the Broker’s and Appraiser’s Lien on Commercial Real Estate Act.

14.

Claims Against Owner. Redress for any claims against Owner under this Agreement shall only be made against Owner to the extent of Owner’s interest in the Property. The obligations of Owner under this Agreement shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Owner or its investment manager. In no event will Owner be liable for any consequential, punitive, indirect or special damages.

Executed by the undersigned on the dates set out herein below.

AGREED AND ACCEPTED:

OWNER:	DOMAIN GATEWAY I, LP, a Texas limited partnership

	By:	RREEF DOMAIN GP, LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Michael J. Dunigan
Printed Name: M. J. DUNIGAN
		Title:	VICE PRESIDENT
Date: 4.6.09

BROKER:	ENDEAVOR REAL ESTATE GROUP, LTD., a Texas limited partnership

	By:	ENDEAVOR MANAGEMENT, L.L.C., as Texas limited liability company, its General Partner

		By:	/s/ Andy Pastor
Printed Name: ANDY PASTOR
		Title:	EVP
Date: 4/6/09

EXHIBIT A

SCHEDULE OF COMMISSIONS

In consideration of this Agreement and Broker’s agreement to use its reasonable efforts to affect a lease(s), Owner shall pay Broker a leasing commission equal to the following:

1.	Commission.

 1.1        Initial Term.  Provided Prospective Tenant executes a Lease in form and upon terms satisfactory to Owner (which shall only be deemed to occur if Owner in fact executes said Lease), and provided the Lease is not terminated under any right to terminate granted thereunder for failure by the Tenant to deliver the required security deposit (including any required letter of credit) or failure by Landlord’s lender to provide any required subordination, non-disturbance and attornment agreement (the ‘Termination Rights”), then Broker shall be entitled to a commission equal to the Adjusted Rent (as defined below) over the term multiplied by 2.0%. Said sum shall be earned, due and payable as follows:

i.

100 % upon (a) delivery of a fully executed lease by Owner to Prospective Tenant; (b) payment of any security deposit and prepaid rent as provided for in the lease; and (c) expiration of the Termination Rights without the Lease having been terminated.

1.2         Renewal Commission.  Subject to the limitation set forth in Paragraph 4 below and provided Prospective Tenant is not represented by a broker other than Broker, should Prospective Tenant renew this Lease, (herein “Renewal Term”), and Broker is actively involved in renewal negotiations, Broker shall receive a commission equal to the greater of (a) market commission payable, or (b) Adjusted Rent (as defined below) multiplied by 2.0%. Said sum shall be earned, due and payable in full upon mutual execution of a lease or lease amendment for the Renewal Term.

1.3         Additional Space Commission.  Subject to the limitation set forth in Paragraph 4 below and Provided Prospective Tenant is not represented by a broker other than Broker, if Prospective Tenant leases additional space in the Property (herein “Additional Space”), and Broker is actively involved in negotiations for additional space, Broker shall receive a commission equal to the Adjusted Rent for the Additional Space multiplied by 4.0%, Said sum shall be earned, due and payable upon execution of transaction documents the Additional Space.

2.

Adjusted Rent. “Adjusted Rent” is the base rent payable for the lease, renewal or additional space as applicable, plus Tenant’s pro rala share of estimated recoverable stabilized building operating expenses (calculated based on the estimated expenses for the lst lease year following commencement of the term). For purposes of the initial lease, the operating expenses are estimated to be $10.30 per RSF. Additional rent specifically does not include (i) any rents which are not actually intended to be paid by the tenant, such as free rent or abated rent, ii) percentage rents, iii) amortized tenant improvements in excess of the Tenant Improvement Allowance given by the Landlord, or iv) other amortized concessions given to the tenant.

A-1 F-4

3.

Termination. If any lease provides the tenant with a termination option (other than for casualty, condemnation or landlord’s default), then, for purposes of calculating Broker’s commission, the lease will be deemed to terminate as of the earliest date on which the lease could be terminated, and if and when the tenant fails or declines to exercise such option, Broker shall be paid the remainder of the commission which would have been paid initially but for the provisions of this Paragraph 3. If the option is exercised so that the termination is effective later than the earliest date on which the tenant had the right to terminate, then Broker shall be paid the remainder of the commission which would have been paid initially, but for the provisions of this Paragraph 3, as if such actual termination date were the originally scheduled termination date. However, if Landlord secures a termination option where the tenant agrees to pay all unamortized costs, including commissions, to the Landlord prior to the termination date, then Landlord shall pay the entire commission tee as if the termination clause did not exist. Any future commission due under this Paragraph 3 shall be paid by Owner to Broker within 30 days after occurrence of the event giving rise to the obligation to pay the same, such as the expiration of the tenant’s termination option.

4.

Limitation. Notwithstanding anything in this Agreement to the contrary, Broker shall in no event be entitled to any Commission for any portion of the Lease term occurring (whether in connection with the original term or a renewal, or with regard to the initial premises or any expansion or relocated premises) from and after the twentieth (20th) anniversary of the original Commencement Date under this Lease.

A-2 F-5

EXHIBIT G – THE APPLICABLE SUBMARKETS

GT
GEORGETOWN
CP
LEANDER
CEDAR PARK
RR
ROUND ROCK
HUTTO
TAYLOR
LIBERTY HILL
JONESTOWN
LAGO VISTA
PFLUGERVILLE
FNW
N
NE
NW
C
WC
CBD
LAKEWAY
BEE CAVE
SW
MANOR
ELGIN
E
SUNSET VALLEY
OAK HILL
S
AUSTIN BERGSTROM INTERNATIONAL AIRPORT
SE
CREEDMOOR
MUSTANG RIDGE
BUDA
KYLE
MILES
0
5
10
ENDEAVOR
REAL ESTATE GROUP

G-1

EXHIBIT H – [INTENTIONALLY DELETED]

H-1

EXHIBIT I – BUILDING TWO ROFO

RREEF DOMAIN LP

c/o Endeavor Real Estate Group, LLC

221 West 6th Street, Suite 1300

Austin, Texas 78701

                    , 2009

OneWest Bank, FSB

Attn:

Re:        Right of First Offer to Lease – Domain Bldg. 2

Dear                             :

RREEF Domain LP, a Texas limited partnership (“RREEF”) hereby grants to One West Bank, FSB (“OWB”) a right of first offer to lease certain rentable space situated in Domain Building 2 currently occupied by Midway as depicted on Exhibit A hereto (the “ROFO Space”), such right to be exercised in accordance with the following:

1.        If, on or before the earlier of the substantial completion of the “Expansion Building” (as defined in the OWB Lease) or September 1, 2012, RREEF intends to pursue control of and market the ROFO Space for lease, or the ROFO Space otherwise becomes available for lease by RREEF, RREEF shall so notify OWB (the “ROFO Notice”). The ROFO Notice shall contain the terms and conditions upon which RREEF is willing to offer the ROFO Space for lease to the market. OWB shall notify RREEF within ten (10) days of OWB’s receipt of the ROFO Notice whether it desires to lease the ROFO Space on the terms and conditions set forth in the ROFO Notice. If OWB does not notify RREEF within said 10-day period that it will lease the ROFO Space, OWB shall be deemed to have refused the ROFO Space. Upon any such refusal, OWB shall have no further rights with respect to the ROFO Space in any way, and RREEF shall be free to lease the ROFO Space to any party for any term and upon any terms it desires. If OWB exercises its right of first offer with respect to the ROFO Space, the parties shall, within thirty (30) days after the date of the ROFO Notice, negotiate in good faith in an effort to agree upon the form and content of a lease for the ROFO Space on the terms and conditions specified in the ROFO Notice, provided that if such lease is not fully executed within such 30-day period, OWB shall have no further rights with respect to the ROFO Space.

2.        OWB’s right of first offer granted under this letter agreement is subject to the conditions that, on the date the ROFO Notice is required to be given: (i) that certain Net Office Lease dated

I-1

                        , 2009, by and between Domain Gateway I, LP, as “Landlord” and OWB, as “Tenant” (the “OWB Lease”) in full force and effect, (ii) OWB is not in default under the OWB Lease after the expiration of any applicable notice and cure periods, and (iii) OWB shall not have assigned the OWB Lease.

If the foregoing terms accurately set forth our agreement, please execute and return a counterpart of this letter.

Sincerely,

RREEF DOMAIN LP, a Texas limited partnership

By:	RREEF America REIT III Corp. W, a Maryland corporation, its general partner

By:
Name:
Title:

ACCEPTED AND AGREED TO:

ONE WEST BANK, FSB

By:
Name:
Title:

I-2

EXHIBIT A

I-A-1

EXHIBIT J – EXPANSION BUILDING

ARTICLE VI

SUBSTANTIAL COMPLETION OF LANDLORD WORK

Section 6.1        Substantial Completion.    “Substantial Completion of the Shell Improvements” as used in this Tenant Work Letter shall mean: (1) the Shell Improvements and the Parking Facilities are substantially complete in substantial accordance with Exhibit B-1 (except for “Punch List Items,” as hereinafter defined, which Landlord shall complete in accordance with Section 6.3 below) to the extent necessary to allow Tenant to obtain a certificate of occupancy or temporary certificate of occupancy upon completion of the Tenant Improvements, (2) the Shell Improvements and the Parking Facilities are substantially in compliance with all applicable laws as evidenced by an architect’s certificate of substantial completion and a civil engineer’s letter of concurrence, (3) all of the Building systems to be constructed by Landlord in accordance with Exhibit B-1 are in good working order, (4) Tenant has been delivered uninterrupted access to the Premises, and access to the other required portions of the Building and the common areas, in all events sufficient to allow Tenant to conduct its business operations from the Premises (after Tenant’s completion of the Tenant Improvements); (5) the delivery by Landlord of a final inspection sign-off for the Shell Improvements, and the Parking Facilities (or other similar governmental sign-off adequate to allow Tenant to commence construction of the Tenant Improvements after Tenant has received its building permit for the Tenant Improvements), and (6) the completion of the paving, sidewalks, lighting, curbs, gutters, storm drains, sewers, landscaping, lighting and irrigation within such portion of the common areas as is reasonably necessary to allow access to the Building and to allow tenants of the Building to be open to the public, all in accordance with applicable laws.

Section 6.2        Failure to Achieve Substantial Completion.    If Substantial Completion of the Shell Improvements does not occur by                     , 20     for any reason other than a delay caused by Tenant (“Tenant Delay”) or Force Majeure, Tenant shall be entitled to a rent abatement equal to two (2) days of base rent plus additional rent applicable to the Premises for each day after                         , 20     that the Substantial Completion of the Shell Improvements does not occur. If the Substantial Completion of the Shell Improvements does not occur by                     , 20     for any reason (including Force Majeure) other than a Tenant Delay, Tenant shall be entitled to elect by written notice delivered to Landlord at any time prior to the Substantial Completion of the Shell Improvements to cause the Substantial Completion of the Shell Improvements to occur, at Landlord’s sole cost and expense, in which event (i) Tenant shall cause the portion of the Shell Improvements constructed by Tenant to be constructed in a good and workmanlike manner, in compliance with all applicable laws and in substantial accordance with Exhibit B-1, using only new quality materials, and (ii) Tenant shall have the right to offset all costs incurred by Tenant in so achieving Substantial Completion of the Shell Improvements against any and all amounts of the base rent and additional rent payable by Tenant under the Lease for the entire Premises until Tenant is reimbursed in full.

Section 6.3        Punch List.    Not less than fifteen (15) business days prior to the Substantial Completion of the Shell Improvements, Landlord shall deliver notice to Tenant of the same and Landlord’s construction representative and Tenant’s construction representative shall meet and do a complete walk-through inspection (“Walk-Through Inspection”) of the Premises and the portions of the Building and common areas reasonable necessary for Tenant to conduct its business operations from the Premises, to identify (a) any areas in which Landlord may not have achieved the Substantial Completion of the Shell Improvements as required herein, and (b) any incomplete or non-complying items of the Shell Improvements. At the conclusion of the Walk-Through Inspection, Tenant shall deliver to Landlord a list containing all items described in (a) and (b) above. If Tenant fails to provide any such list, or if the items contained in the list are solely minor punchlist items which will not prevent Tenant from using the Premises for the purposed intended and can be completed in thirty (30) days (“Punchlist Items”), the Substantial Completion of the Shell Improvements shall be deemed to have occurred as of

J-1

the date identified in Landlord’s initial notice to Tenant as the date of Substantial Completion of the Shell Improvements, provided that Landlord shall repair such Punchlist Items within thirty (30) days after the date of the Walk-Through Inspection. If Tenant does submit such a list, and the items set forth on the list are, in fact, part of the Shell Improvements under this Lease and are not Punchlist Items, Landlord shall promptly commence and diligently pursue the completion and/or correction of such items within a reasonable time thereafter, and, in any event, the Substantial Completion of the Shell Improvements shall not be deemed to have occurred until the listed items are completed and/or corrected.

Section 6.4        Landlord Cooperation.  Landlord shall cooperate with Tenant in Tenant’s efforts to obtain a certificate of occupancy for the Tenant Improvements on a floor-by-floor basis.

J-2